     As filed with the Securities and Exchange Commission on August 4, 1998

                                                 Registration No. 333-56097
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                AMENDMENT NO.1

                                      TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               -----------------
                          HUDSON RESPIRATORY CARE INC.
             (Exact name of registrant as specified in its charter)

        California                            3841                              95-1867330
(State or other jurisdiction of       (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)        Classification Code Number)            Identification No.)

                                27711 Diaz Road
                                 P.O. Box 9020
                           Temecula, California 92589
                                 (909) 676-5611
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------
                                  Jay R. Ogram
                     Chief Financial Officer and Secretary
                                27711 Diaz Road
                                 P.O. Box 9020
                           Temecula, California 92589
                                 (909) 676-5611

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -----------------
                                   COPIES TO:
                           Cynthia M. Dunnett, Esq.
                              Riordan & McKinzie
                            300 South Grand Avenue
                                  29th Floor
                        Los Angeles, California  90071
                               -----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box:   [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

*******************************************************************************
INFORMATION CONTAINED HEREIN IS SUBJECT TO CHANGE, COMPLETION OR AMENDMENT WITHOUT NOTICE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THIS PROSPECTUS IS DELIVERED IN FINAL FORM.
*******************************************************************************

                SUBJECT TO COMPLETION, DATED AUGUST 4, 1998


PROSPECTUS

                          Hudson Respiratory Care Inc.

                             Offer to Exchange its
                  9 1/8% Senior Subordinated Notes due 2008,
             which have been registered under the Securities Act,
                      for any and all of its outstanding
                   9 1/8% Senior Subordinated Notes due 2008

  The Exchange Offer (as defined below) will expire at 5:00 P.M., New York City time, on __________, 1998, unless extended.

                              ----------------

  Hudson Respiratory Care Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 9 1/8% Senior Subordinated Notes due 2008 (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement (as defined herein) of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 9 1/8% Senior Subordinated Notes due 2008 (the "Notes"), of which $115,000,000 principal amount is outstanding as of the date hereof.

  The Company will accept for exchange any and all validly tendered Notes prior to 5:00 P.M., New York City time, on __________, 1998, unless extended (the "Expiration Date"). Notes may be tendered only in integral multiples of $1,000. Tenders of Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Notes, the Company will promptly return the Notes to the holders thereof. The Company will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."

  The Exchange Notes will be obligations of the Company evidencing the same debt as the Notes, and will be entitled to the benefits of the same indenture (the "Indenture"). See "Description of Exchange Notes". The form and terms of the Exchange Notes are the same as the form and terms of the Notes in all material respects except that the Exchange Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Notes. The Notes were issued on April 7, 1998 pursuant to an offering exempt from registration under the Securities Act. See "The Exchange Offer".

                                                   (Continued on following page)


  THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO HOLDERS OF THE NOTES ON _________, 1998.


  SEE "RISK FACTORS" ON PAGE 11 FOR INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS EXCHANGE OFFER.

                              ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                              ----------------

                THE DATE OF THIS PROSPECTUS IS _________, 1998.

(Continuation of cover page)

     The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Agreement, dated as of April 7, 1998 (the "Exchange Offer Registration Agreement"), by and among the Company, the Guarantors (as defined) and the Initial Purchasers (as defined herein), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy the Company's obligations under the Exchange Offer Registration Agreement to register the Notes under the Securities Act. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Notes not tendered by the holders of the Notes (the "Holders") for exchange.
See "Risk Factors--Consequences to Non-Tendering Holders of Notes".

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Holder who is an "affiliate" of the Company or who intended to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Notes". In addition, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company and Holding (as defined herein) have agreed that for the 180-day period following consummation of the Exchange Offer they will make this Prospectus available to any broker-dealer for use in connection with any such resale. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, RESALE OR OTHER TRANSFER OF EXCHANGE NOTES.

     Notes were initially represented by one Global Note (as defined herein) in fully registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The Exchange Notes exchanged for Notes represented by the Global Note may be initially represented by one or more global securities ("Global Exchange Note") in fully registered form, each registered in the name of the nominee of DTC. The Global Exchange Note will be exchangeable for Exchange Notes in registered form, in denominations of $1,000 and integral multiples thereof as described herein. The Exchange Notes in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such Exchange Notes will therefore settle in immediately available funds. See "Description of Exchange Notes--Form, Denomination and Book-Entry Procedures".

     The Exchange Notes will bear interest at a rate equal to 9 1/8% per annum from their date of issuance. Interest on the Exchange Notes is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998. Holders whose Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue interest upon cancellation of the Notes and issuance of the Exchange Notes.

                                                   (Continued on following page)

(Continuation of cover page)


     The Exchange Notes will be redeemable at the option of the Company, in whole or in part, on or after April 15, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. In addition, prior to April 15, 2001, up to 35% of the aggregate principal amount of the Exchange Notes originally issued may be redeemed at the option of the Company, in whole or in part, at any time and from time to time, at 109 1/8% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net proceeds of one or more Public Equity Offerings (as defined herein), provided that at least 65% of the aggregate principal amount of the Exchange Notes originally issued remains outstanding immediately after such redemption. In the event of a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all or any part of each holder's Exchange Notes at a cash purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Exchange Notes."

     The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt (as defined herein) of the Company. The Exchange Notes will rank pari passu with any future Senior Subordinated Debt (as defined herein) of the Company and senior to any future Subordinated Obligations (as defined herein) of the Company. The Exchange Notes will also be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness, including the Company's obligations under the Company's New Credit Facility (as defined herein) which are secured by substantially all of the assets of the Company and a pledge of 65% of the stock of Industrias Hudson, S.A. de C.V., the Company's principal subsidiary ("Industrias Hudson"). The Exchange Notes will also be effectively subordinated in right of payment to all obligations of subsidiaries of the Company which do not guarantee the Exchange Notes, including Industrias Hudson. The New Credit Facility is unconditionally guaranteed by Holding, as well as any future domestic and, to the extent no negative tax consequences would result, foreign, subsidiaries of the Company. The Exchange Notes will be guaranteed on a senior subordinated basis by any of the Company's subsidiaries which guarantees the New Credit Facility. As of March 27, 1998, after giving effect to the Recapitalization (as defined herein), the Company would have had $40.0 million of Senior Debt, all of which would have represented secured indebtedness under the New Credit Facility. The Company would also have had $60.0 million of undrawn commitments available under the New Credit Facility, which when drawn would constitute Senior Debt. The Company would not have had any outstanding Pari Passu Indebtedness (as defined herein) or Subordinated Obligations.

     Prior to this offering, there has been no public market for the Notes. Following completion of the Exchange Offer, the Company does not intend to list the Exchange Notes on a national securities exchange or to seek approval for quotation through the Nasdaq National Market. The Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the Exchange Notes. As the Notes were issued and the Exchange Notes are being issued to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the Exchange Notes will develop. In addition, resales by certain holders of the Notes or the Exchange Notes of a substantial percentage of the aggregate principal amount of such notes could constrain the ability of any market maker to develop or maintain a market for the Exchange Notes. To the extent that a market for the Exchange Notes should develop, the market value of the Exchange Notes will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company. Such factors might cause the Exchange Notes to trade at a discount from face value. See "Risk Factors--Lack of Public Market for the Exchange Notes". The Company has agreed to pay the expenses of the Exchange Offer.

     THIS PROSPECTUS DESCRIBES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM JAY R. OGRAM, CHIEF FINANCIAL OFFICER AND SECRETARY, HUDSON RESPIRATORY CARE INC., 27711 DIAZ ROAD, P.O. BOX 9020, TEMECULA, CALIFORNIA 92589, TELEPHONE NUMBER (909) 676-5611.

                                                   (Continued on following page)

(Continuation of cover page)


                             AVAILABLE INFORMATION


     The Company has filed with the Commission a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") under the Securities Act for the registration of the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Upon consummation of the Exchange Offer, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") for a period following the effectiveness of the Registration Statement. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and other information regarding registrants that file electronically with the SEC. While any Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of the Notes the information required by Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be mailed to Hudson Respiratory Care Inc., 27711 Diaz Road, P.O. Box 9020, Temecula, California 92589. Telephone requests may be directed to the Corporate Secretary at (909) 676-5611.

     The Indenture provides that, whether or not this Registration Statement is effective, the Company will file with the Commission the periodic reports and such other information, documents and other reports as are specified in Section 13 or Section 15(d) of the Exchange Act, whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act. The Company will also, upon request, provide the Trustee (as defined herein) and the holders of the Exchange Notes with such information, documents and other reports. If filing such information, documents or other reports with the Commission is not permitted by the Exchange Act, the Company will not be so obligated to file such information, documents or other reports.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus. As used herein and unless the context requires otherwise, "Hudson RCI" or the "Company" means Hudson Respiratory Care Inc. and its consolidated subsidiaries. All references to a fiscal year of the Company refer to a year ending on the last Friday in December for a stated year (e.g. "fiscal 1997" or "1997" refers to the year ended December 26, 1997). Unless otherwise indicated, all references to non-financial data are as of March 27, 1998.

                                  THE COMPANY

     The Company is a leading manufacturer and marketer of disposable medical products utilized in the respiratory care and anesthesia segments of the domestic and international health care markets. In the United States, the Company markets its products to a variety of health care providers, including hospitals and alternate site service providers such as outpatient surgery centers, long-term care facilities, physician offices and home health care agencies. Internationally, the Company sells its products to distributors that market to hospitals and other health care providers. For fiscal 1997, the Company had net sales of $99.5 million, operating income of $12.6 million and pro forma EBITDA before provision for the Company's Equity Participation Plan ("EBITDA before EPP") of $26.3 million. From 1993 to 1997, the Company's net sales, operating income and EBITDA before EPP increased at compound annual rates of approximately 5.9%, 11.4% and 13.3%, respectively. See footnote (e) to "-- Summary Historical and Pro Forma Financial Information of Hudson Respiratory Care Inc." for information with respect to EBITDA before EPP.

     The Company has supplied the disposable respiratory care market for over 50 years and enjoys strong brand name recognition and leading market positions. In recent years the Company has pursued a number of growth initiatives, including the expansion of its international and alternate site sales efforts and entry into the anesthesia market. As a result of such initiatives, in 1997, anesthesia sales represented approximately 6.5% of the Company's total net sales and international and alternate site sales represented 19.1% and 14.7%, of the Company's total net sales, respectively.

     The Company offers one of the broadest respiratory care and anesthesia product lines in the industry, manufacturing and marketing over 1,000 respiratory care and anesthesia products. The Company believes that its broad product offering represents a competitive advantage over suppliers with more limited product offerings, as health care providers seek to reduce medical supply costs and concentrate purchases among fewer vendors. The Company also benefits competitively from its extensive relationships with leading group purchasing organizations ("GPOs"), as large purchasing organizations play an increasingly important role in hospitals' purchasing decisions.

     See "Business--General" and "--Industry Overview."

     The Company's senior management team has increased net sales and EBITDA before EPP by 5.9% and 13.3%, respectively, from 1993 to 1997 compounded annually, despite facing significant pricing pressure as a result of cost containment trends affecting the health care industry generally. These results are largely attributable to management's expertise within the Company's markets and ability to grow the Company's business and improve profitability margins within a dynamic health care environment. On average, members of the senior management team have over 18 years of experience in the health care industry. The senior management team intends to continue to expand the Company's market position, increase cash flows and capitalize on favorable demographic trends by pursuing the following initiatives: (i) enhancing market position in the domestic hospital market, (ii) increasing penetration of the anesthesia market,
(iii) expanding internationally, (iv) increasing its presence in the alternate site market and (v) developing new products. See "Business--Business
Strategy."

                              THE RECAPITALIZATION

     On April 7, 1998, Hudson RCI consummated its recapitalization pursuant to an Agreement and Plan of Merger (the "Recapitalization Agreement") pursuant to which River Acquisition Corp., a wholly-owned subsidiary of River Holding Corp. ("Holding") merged with and into Hudson RCI, with Hudson RCI surviving as a majority-owned subsidiary of Holding (the "Merger"). The Company engaged in the Recapitalization in order to attract additional investors while allowing the Continuing Shareholder (as defined below) to retain an equity interest in the Company.


     Pursuant to the Recapitalization, Holding contributed approximately $93.0 million in equity capital into Hudson RCI (the "Holding Equity Investment") and a shareholder of Hudson RCI (the "Continuing Shareholder") retained common stock of Hudson RCI with a value of approximately $15.0 million (the "Rollover Equity"), based on the valuation of Hudson RCI used in the Recapitalization. In the Merger, a portion of the Hudson RCI common stock was converted into the right to receive approximately $131.1 million in cash, and management received $68.3 million pursuant to the Company's Equity Participation Plan (the "Equity Participation Plan"). Following the Holding Equity Investment, Holding owned 80.8% of the outstanding common stock of Hudson RCI and the Continuing Shareholder owned 19.2% of the outstanding common stock of Hudson RCI.

     The Holding Equity Investment was comprised of $63.0 million of common equity (the "Common Stock Investment") and $30.0 million of preferred equity (the "Preferred Stock Investment"). The Common Stock Investment was funded with a $55.0 million investment by affiliates of Freeman Spogli & Co. Incorporated ("FS&Co."), and an $8.0 million investment by management of Hudson RCI. The Preferred Stock Investment was funded with proceeds from the sale of 11 1/2% Senior Exchangeable PIK Preferred Stock due 2010 (the "Holding Preferred Stock") with an aggregate liquidation preference of $30.0 million offered by Holding (the "Preferred Stock Offering"). Immediately following consummation of the Recapitalization, FS&Co. beneficially owned approximately 87.3% of the outstanding common stock of Holding and management owned the remaining
12.7%.

     In connection with the Recapitalization and concurrently with the Preferred Stock Offering, Hudson RCI offered $115.0 million aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2008 (the "Subordinated Notes")(the "Subordinated Notes Offering," and together with the Preferred Stock Offering, the "Offerings").

     On April 7, 1998, Hudson RCI entered into an agreement (the "New Credit Facility") providing for a $40.0 million secured term loan facility (the "Term Loan Facility"), which was funded in connection with the consummation of the Recapitalization, and a $60.0 million revolving loan facility (the "Revolving Loan Facility") which will be available for Hudson RCI's future capital requirements and to finance acquisitions. See "Description of New Credit Facility."

     The Offerings and the application of the net proceeds therefrom, repayment of existing Hudson RCI debt payments to the Continuing Shareholder under the Recapitalization Agreement and to management, the Holding Equity Investment and the related borrowings under the New Credit Facility are collectively referred to herein as the "Recapitalization."

                                  RISK FACTORS

     Holders of the Exchange Notes should consider carefully the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus in evaluating an investment in the Exchange Notes.

                          THE EXCHANGE NOTES OFFERING

Issuer................  Hudson Respiratory Care Inc.

Securities Offered....  $115,000,000 principal amount of 9 1/8% Senior
                        Subordinated Exchange Notes due 2008 (the "Exchange Notes").

Maturity Date.........  April 15, 2008.

Interest Rate.........  The Exchange Notes will bear interest at the rate of 9
                        1/8% per annum.

Interest Payment
Dates.................  Interest will accrue on the Exchange Notes from the date of issuance (the "Issue Date") and will be payable semi-annually on each April 15 and October 15, commencing October 15, 1998.

Ranking...............  The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company. The Exchange Notes will rank pari passu with any future Senior Subordinated Debt of the Company and senior to any future Subordinated Obligations of the Company including the Company's 11 1/2% Subordinated Exchange Debentures due 2010, which may be issued in exchange for the Holding Preferred Stock. See "Description of Other Securities--Company Exchange Debentures." The Exchange Notes will also be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness, including the Company's obligations under the Company's New Credit Facility which constitute Senior Debt and which also will be secured by substantially all of the assets of the Company (subject to certain exceptions), including a pledge of 65% of the stock of Industrias Hudson. The New Credit Facility will be unconditionally guaranteed by Holding, as well as any future domestic and, to the extent no negative tax consequences would result, foreign subsidiaries of the Company. The Exchange Notes will be guaranteed on a senior subordinated basis by any of the Company's subsidiaries which guarantees the New Credit Facility. The Exchange Notes will also be effectively subordinated in right of payment to all obligations constituting Senior Debt of subsidiaries of the Company that guaranty the Exchange Notes and to all obligations of subsidiaries of the Company which do not guarantee the Exchange Notes, including Industrias Hudson. As of March 27, 1998, after giving effect to the Recapitalization, the Company would have had $40.0 million of Senior Debt, all of which would have represented secured indebtedness under the New Credit Facility. The Company would also have had $60.0 million of undrawn commitments available under the New Credit Facility, which if drawn would constitute Senior Debt. The Company would not have had any outstanding Pari Passu Indebtedness or Subordinated Obligations. As of March 27, 1998, after giving effect to the Recapitalization, the Company's principal subsidiary, Industrias Hudson, would have had total balance sheet liabilities of $0.1 million.

Redemption............  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, on or after April 15, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. In addition, prior to April 15, 2001, up to 35% of the aggregate principal amount of the Exchange Notes originally issued may be redeemed at the option of the Company at 109 1/8% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net proceeds of one or more Public Equity Offerings, provided that at least 65% of the original aggregate principal amount of the Exchange Notes remains outstanding.

Change of Control.....  In the event of a Change of Control, the Company will be required to make an offer to repurchase all or any part of each holder's Exchange Notes at a cash purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to effect the repurchase of Exchange Notes tendered by holders pursuant to such offer. In addition, the New Credit Facility prohibits the Company from purchasing any Exchange Notes, and also provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under such existing debt. See "Description of the Exchange Notes--Repurchase at the Option of Holders Upon Change in Control" and "--Certain Definitions-- Change of Control."

Certain Covenants.....  The Indenture for the Exchange Notes will contain limitations on, among other things, (i) the ability of the Company, any Subsidiary Guarantors and other Restricted Subsidiaries to incur additional Debt, (ii) the making of certain Restricted Payments including Investments, (iii) the creation of certain Liens, (iv) the issuance and sale of Capital Stock of Restricted Subsidiaries, (v) Asset Sales, (vi) payment restrictions affecting Restricted Subsidiaries, (vii) transactions with Affiliates, (viii) the ability of the Company and any Subsidiary Guarantor to incur layered Debt, (ix) the ability of Holding to engage in any business or activity other than those relating to ownership of Capital Stock of the Company and (x) certain mergers, consolidations and transfers of assets by or involving the Company (the foregoing capitalized terms are defined in "Description of the Exchange Notes--Certain Definitions"). All of these limitations will be subject to a number of important qualifications. See "Description of the Exchange Notes--Certain Covenants."

Exchange Offer;
Registration Rights...  Holders of Exchange Notes are not entitled to any exchange rights with respect to the Exchange Notes. Holders of Notes are entitled to certain exchange rights pursuant to the Exchange Offer Registration Agreement. Under the Exchange Offer Registration Agreement, the Company is required to offer to exchange the Notes for the Exchange Notes having substantially identical terms which have been registered under the Securities Act. This Exchange Offer is intended to satisfy such obligation. The form and terms of the Exchange Notes are the same as the form and terms of the Notes in all material respects except that the Exchange Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Notes. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Notes not tendered by the Holders for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Notes".

Use of Proceeds......   The Company will not receive any proceeds from the
                        Exchange Offer.

                                 THE EXCHANGE OFFER

The Exchange Offer....  $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Notes. As of the date hereof, $115.0 million in aggregate principal amount of Notes were outstanding. The Company will issue the Exchange Notes to Holders on or promptly after the Expiration Date.

                        Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by Holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in a no-action letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Notes".

                        Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date......   5:00 p.m., New York City time, on _________, 1998,
                        unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the
 Exchange Notes;
Accrued Interest
  on the Notes.......   The Exchange Notes will bear interest from their
                        issuance date. Holders whose Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but excluding, the issuance date of the Exchange
                        Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue upon cancellation of the Notes and issuance of the Exchange
                        Notes. Holders of Notes whose Notes are not exchanged will receive the accrued interest payable on October 15, 1998 on such date in accordance with the terms of the Indenture.

Condition to
the Exchange Notes....  The Exchange Offer is subject to certain customary conditions. The conditions are limited and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability of the Company to proceed with the Exchange Offer. As of ______, 1998, none of these events had occurred, and the Company believes their occurrence to be unlikely. If any such conditions do exist prior to the Expiration Date, the Company may (i) refuse to accept any Notes and return all previously tendered Notes, (ii) extend the Exchange Offer or (iii) waive such conditions. See "The Exchange Offer--Conditions."

Procedures for
Tendering Notes......   Each Holder of Notes wishing to accept the Exchange
                        Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Notes to be exchanged and any other required documentation to United States Trust
                        Company of New York, as Exchange Agent, at the address set forth herein and therein or effect a tender of such Notes pursuant to the procedures for book-entry transfer as provided for herein. By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the Holder nor any such person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer--Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
Beneficial Owners....   Any beneficial owner whose Notes are registered in the
                        name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Notes in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered
                        Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--
                        Procedures for Tendering."

Guaranteed Delivery
Procedures..........    Holders of Notes who wish to tender their Notes and
                        whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to United States Trust Company of New York, as Exchange
                        Agent, or cannot complete the procedure for book-entry transfer, prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                        Procedures."

Withdrawal Rights....   Tenders may be withdrawn at any time prior to 5:00 p.m.,
                        New York City time, on the Expiration Date.


Acceptance of Notes and
  Delivery of
  Exchange Notes.....   The Company will accept for exchange any and all Notes
                        which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration
                        Date. The Exchange Notes issued pursuant to the Exchange
                        Offer will be delivered promptly following the Expiration Date. Any Notes not accepted for exchange will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange
                        Offer--Terms of the Exchange Offer."

Certain Tax
Considerations.......   The exchange pursuant to the Exchange Offer will not be
                        a taxable event for Federal income tax purposes. See
                        "Certain U.S. Federal Income Tax Considerations."

Exchange Agent.......   United States Trust Company of New York is serving as
                        Exchange Agent in connection with the Exchange Offer.


GENERAL

     The Company's principal executive offices are located at 27711 Diaz Road, Temecula, California 92589 and its telephone number is (909) 676-5611.

                             ADDITIONAL INFORMATION

     For additional information regarding the Exchange Notes, see "Description of Exchange Notes" and "Certain U.S. Federal Income Tax Consequences."

________________________________________________________________________________

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION OF
                          HUDSON RESPIRATORY CARE INC.

     The following summary fiscal year end historical financial data has been derived from the audited financial statements of the Company. The summary pro forma financial data has been derived from the pro forma financial information included elsewhere in this Prospectus and gives effect to the Recapitalization as if it had occurred at the beginning of the period presented with respect to the operating and other financial data, and as of March 27, 1998 with respect to balance sheet data. The financial data for the quarters ended March 28, 1997 and March 27, 1998 and as of March 27, 1998 has been derived from unaudited financial statements included elsewhere in this Prospectus. The summary pro forma financial data does not necessarily represent what the Company's financial position and results of operations would have been if these transactions had actually been completed as of the dates indicated, and is not intended to project the Company's financial position or results of operations for any future period. Fiscal 1993 was a 53 week year and fiscal years 1994, 1995, 1996 and 1997 were 52 week years. The information contained in this table should be read in conjunction with the Company's audited consolidated financial statements and notes thereto at December 27, 1996 and December 26, 1997 and for each of the three years in the period ended December 26, 1997, unaudited financial statements and notes thereto for the quarters ended March 28, 1997 and March 27, 1998 and as of March 27, 1998, and the pro forma consolidated financial statements and notes thereto, included elsewhere in this Prospectus.

                                                                      FISCAL YEAR
                                          ------------------------------------------------------------------
                                                                                                      PRO
                                                                                                     FORMA
                                            1993        1994        1995       1996       1997        1997
                                          --------    --------    --------   --------   --------    --------
 OPERATING DATA:                                           (DOLLARS IN THOUSANDS)
Net sales..............................   $ 79,111    $ 82,772    $ 86,825   $ 93,842   $ 99,509    $ 99,509
Cost of sales..........................     46,476      47,631      47,582     49,405     51,732      51,732
                                          --------    --------    --------   --------   --------    --------
Gross profit...........................     32,635      35,141      39,243     44,437     47,777      47,777
Operating expenses:
  Selling expenses......................     7,070       7,499       8,283      8,961      9,643       9,643
  Distribution expenses.................     4,743       4,543       4,595      4,829      5,240       5,240
  General and administrative
   expenses.............................     9,732      10,426       9,769     11,277     11,456      10,617(b)
Research and development expenses.......     2,880       1,983       2,064      2,253      1,845       1,845
                                          --------    --------    --------   --------   --------    --------
Total operating expenses except for
   provision for equity
   participation plan...................    24,425      24,451      24,711     27,320     28,184      27,345
                                          --------    --------    --------   --------   --------    --------
Provision for equity participation
   plan.................................        --          --      11,415      8,249      6,954          --(d)
                                          --------    --------    --------   --------   --------    --------
Operating income........................  $  8,210    $ 10,690    $  3,117   $  8,868   $ 12,639    $ 20,432
                                          ========    ========    ========   ========   ========    ========

OTHER FINANCIAL DATA:
Net cash provided by (used in)
   operating activities................   $ 12,784    $ 12,017    $ 15,939   $ 16,133   $ 19,269
Net cash provided by (used in)
   investing activities................   $ (6,073)   $ (2,607)   $ (6,088)  $(11,354)  $ (3,673)
Net cash provided by (used in)
   financing activities................   $ (5,910)   $ (9,653)   $(11,880)  $ (3,668)  $(16,398)
EBITDA before EPP(e)...................   $ 15,422    $ 17,354    $ 21,205   $ 23,194   $ 25,440    $ 26,279
EBITDA before EPP margin(f)............       19.5%       21.0%       24.4%      24.7%      25.6%       26.4%
Operating margin before EPP(g).........       10.4%       12.9%       16.7%      18.2%      19.7%       20.5%
Depreciation & amortization(h).........   $  7,630    $  7,033    $  6,820   $  6,133   $  5,847    $  7,190(i)
Capital expenditures...................   $  9,112    $  4,898    $  5,850   $  6,395   $  4,659    $  4,659
Ratio of EBITDA before EPP to
   cash interest expense(j)............       6.8x        7.5x        8.7x      10.7x      13.9x        1.9x
Ratio of total debt to EBITDA
   before EPP..........................       2.3x        1.8x        1.2x       1.2x       0.8x        5.9x
Ratio of earnings to fixed charges(k)..       2.7x        3.6x        1.0x       3.7x       6.0x        1.3x

BALANCE SHEET DATA:
Working capital........................    $18,187   $ 18,926    $ 18,641   $ 24,188    $ 6,430
Working capital as adjusted(l).........     20,423     20,588      22,461     26,768     29,960
Total assets...........................     66,870     66,576      64,387     76,910     77,554
Total debt.............................     35,167     31,607      25,364     28,146     20,250
Shareholders' equity (deficit).........     23,693     25,269      19,112     19,872     22,515


                                              QUARTER ENDED (UNAUDITED)
                                          ----------------------------------
                                                                   PRO FORMA
                                           MARCH        MARCH        MARCH
                                            28,          27,          27,
                                           1997         1998         1998
                                          --------    --------     ---------
OPERATING DATA:
Net sales..............................  $ 23,987    $ 24,265     $  24,265
Cost of sales..........................    11,970      13,026(a)     13,026
                                         --------    --------     ---------
Gross profit...........................    12,017      11,239        11,239
Operating expenses:
   Selling expenses....................     2,331       2,317         2,317
   Distribution expenses...............     1,261       1,449         1,449
   General and administrative
   expenses............................     2,946       3,077(c)      2,905(b)
Research and development expenses......       418         474           474
                                         --------    --------     ---------
Total operating expenses except for
   provision for equity
   participation plan..................     6,956       7,317         7,145
                                         --------    --------     ---------
Provision for equity participation
   plan................................     1,966       1,974            --(d)
                                         --------    --------     ---------
Operating income.......................   $ 3,095    $  1,948     $   4,094
                                         ========    ========     =========

OTHER FINANCIAL DATA:
Net cash provided by (used in)
   operating activities................   $ 7,422    $(13,586)
Net cash provided by (used in)
   investing activities................   $   951        (771)
Net cash provided by (used in)
   financing activities................   $(6,615)   $ 14,740
EBITDA before EPP(e)...................   $ 6,489    $   5,419     $    5,591
EBITDA before EPP margin(f)............      27.1%        22.3%          23.0%
Operating margin before EPP(g).........      21.1%        16.2%          16.9%
Depreciation & amortization(h).........   $ 1,444    $   1,497          2,878(i)
Capital expenditures...................   $   112    $     701     $      701
Ratio of EBITDA before EPP to
   cash interest expense(j)............
Ratio of total debt to EBITDA
   before EPP..........................
Ratio of earnings to fixed charges(k)..       6.3x         3.8x           1.1x

BALANCE SHEET DATA:
Working capital........................              $  24,857     $   26,059
Working capital as adjusted(l).........                 28,123         25,363
Total assets...........................                 73,602        165,178
Total debt.............................                 35,000        155,000
Shareholders' equity (deficit).........                 23,824        (30,216)

                                                     footnotes on following page

________________________________________________________________________________

(a) For a discussion of the change in cost of goods sold, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations--Three Months Ended March 27, 1998 Compared to Three Months Ended March 28, 1997."
(b) Adjustments reflect the elimination of results for OxyAir LLC ("OxyAir"), the entity that held the Company's corporate aircraft and elimination of Continuing Shareholder's compensation expense due to the Recapitalization. See Pro Forma Consolidated Financial Statements.
(c) Includes $0.3 million of legal fees related to patent litigation in which the Company was granted favorable summary judgment during the quarter ended March 27, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Three Months Ended March 27, 1998 Compared to Three Months Ended March 28, 1997."

(d) Reflects the elimination of the Equity Participation Plan. For purposes of compliance with the Indenture, the Company's Consolidated Net Income and EBITDA will not be reduced by the amount of any contingent payments made by the Company to former participants in the Equity Participation Plan. See "Summary--The Recapitalization" and "Certain Transactions." Additional payments to former Equity Participation Plan participants will be expensed as earned.

(e) EBITDA before EPP represents income before depreciation and amortization, interest expense, income tax expense and charges related to the Equity Participation Plan, which was terminated upon consummation of the Recapitalization. The Company has excluded payments under the Equity Participation Plan to present comparable figures for all historical periods presented. EBITDA before EPP is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. The Company has included information concerning EBITDA before EPP as one measure of an issuer's historical ability to service debt. In addition, certain covenants in the Indenture are based upon a calculation analogous to
    EBITDA before EPP. EBITDA before EPP should not be considered as an alternative to, or more meaningful than, income from operations or cash flow as an indication of the Company's operating performance. For purposes of compliance with the Indenture, the Company's Consolidated Net Income and EBITDA will not be reduced by payments made pursuant to the Equity Participation Plan or by the amount of any contingent payments made by the Company to former participants in the Equity Participation Plan. See
    "Summary--The Recapitalization" and "Certain Transactions."     (f)
    Represents ratio of EBITDA before EPP to net sales.
(g) Represents ratio of operating income before EPP to net sales.
(h) Includes amortization of deferred financing fees of $0.4 million in 1993, $0.4 million in 1994, $0.1 million in 1995 and $0.1 million in 1996, which should be excluded from depreciation and amortization in calculating EBITDA before EPP since such fees are reflected below the operating income line.
(i) Actual 1997 amortization of deferred financing fees has been replaced with pro forma non-cash amortization of deferred financing fees of approximately $1.4 million associated with the Recapitalization. Actual amortization for the quarter ended March 27, 1998 has been replaced by pro forma amortization of $0.4 million associated with the Recapitalization.

(j) Excludes approximately $1.4 million of non-cash amortization expense for 1997, relating to deferred debt financing costs relating to the Recapitalization. This amount is also excluded from the calculation of the Company's Consolidated Interest Coverage Ratio (as defined herein) under the Indenture.
(k) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issue costs and that portion of operating rental expense representative of the interest factor.

(l) Working capital as adjusted represents current assets, excluding cash, less current liabilities, excluding the current portion of long-term debt. Actual 1997 current liabilities excludes the management bonus liability of $20.0 million. See Note 7(c) to Consolidated Financial Statements.

                                  RISK FACTORS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including without limitation, certain statements under the sections "Summary", "Selected Historical and Pro Forma Consolidated Financial Information", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and Pro Forma Consolidated Financial Statements and the notes thereto located elsewhere herein regarding the Company's financial position, business strategy, prospects and other related matters, may constitute such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from the Company's expectations as a result of a number of factors, including without limitation those set forth below and those located elsewhere in this Prospectus.

       In evaluating the Exchange Offer, Holders of the Notes should carefully consider the following factors in addition to the other information contained in this Prospectus.


SUBSTANTIAL LEVERAGE; SHAREHOLDERS' DEFICIT

     As of March 27, 1998, after giving effect to the Recapitalization, the Company would have had $155.0 million of outstanding indebtedness and a shareholders' deficit of approximately $30.2 million. See "Capitalization." This level of indebtedness is substantially higher than the Company's historical debt levels and may reduce the flexibility of the Company to respond to changing business and economic conditions. In addition, subject to the restrictions in the New Credit Facility and the Indenture, the Company may incur additional senior or other indebtedness from time to time to finance acquisitions or capital expenditures or for other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." The New Credit Facility and the Indenture restrict, but do not prohibit, the payment of dividends by the Company to Holding to finance the payment of dividends on the Exchange Preferred Stock.
See "Description of Other Securities--Exchange Preferred Stock."

     The Company's high degree of leverage may have important consequences for the Company, including: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, acquisitions or other purposes, if necessary, may be impaired; (ii) a substantial portion of the Company's cash flow will be dedicated to the payment of interest and principal on its indebtedness and will not be available to the Company for its operations and future business opportunities; (iii) the covenants contained in the indenture governing the Exchange Notes (the "Indenture") and the New Credit Facility will limit the Company's ability to, among other things, borrow additional funds, dispose of assets or make investments and may affect the Company's flexibility in planning for, and reacting to, changes in business conditions; (iv) indebtedness under the New Credit Facility will be at variable rates of interest, which will cause the Company to be vulnerable to increases in interest rates; and (v) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally or limit its ability to withstand competitive pressures. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such actions could be effected on a timely basis or on satisfactory terms or that these actions would enable the Company to continue to satisfy its capital requirements. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors effecting the operations of the Company, many of which are beyond its control. The terms of the Company's indebtedness, including the New Credit Facility and the Indenture, also may prohibit the Company from taking such actions.

SUBORDINATION OF NOTES, EXCHANGE NOTES AND SUBSIDIARY GUARANTIES

     The Notes are, and the Exchange Notes will be, general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company, including the New Credit Facility. The Notes rank, and the Exchange Notes will rank, pari passu with any future Senior Subordinated Debt of the Company and senior to any future Subordinated Obligations of the Company. The Notes are, and the Exchange Notes will also be, effectively subordinated in right of payment to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness, including the Company's obligations under the New Credit Facility which are secured by a first priority lien on substantially all of the assets of the Company and its domestic subsidiaries now owned or hereafter acquired, as well as a pledge of 65% of the stock of Industrias Hudson. The Notes are, and the Exchange Notes will also be, effectively subordinated in right of payment to all obligations of subsidiaries of the Company which do not guarantee the Notes, including Industrias Hudson. Any Subsidiary Guaranties (as defined herein) of any future domestic subsidiaries of the Company could also be effectively subordinated to all the obligations of such subsidiaries under certain circumstances. The New Credit Facility is unconditionally guaranteed by Holding and any future domestic and, to the extent no negative tax consequences would result, foreign, subsidiaries of the Company. As of March 27, 1998, after giving effect to the Recapitalization, the Company would have had $40.0 million of Senior Debt, all of which would have represented secured indebtedness under the New Credit Facility. The Company would also have had $60.0 million of undrawn commitments available under the New Credit Facility, which when drawn will constitute Senior Debt. As of March 27, 1998, after giving effect to the Recapitalization, Industrias Hudson, the Company's principal subsidiary, would have had total balance sheet liabilities of $0.1 million. The Company would not have had any outstanding Pari Passu Indebtedness or Subordinated Obligations. The Indenture permits the Company and the Subsidiary Guarantors to incur significant additional indebtedness, all of which may be Senior Debt, under certain circumstances. In the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes or Exchange Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay all or any amounts due on the Notes or Exchange Notes then outstanding. The Company may not pay principal or premium, if any, or interest on the Notes or Exchange Notes if Senior Debt is not paid when due or any other default on such Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, such amount has been paid in full or the default has been cured or waived and such acceleration has been rescinded. In addition, if any default occurs with respect to certain Senior Debt, including indebtedness under the New Credit Facility, and certain other conditions are satisfied, the Company may not make any payments on the Notes or Exchange Notes for a designated period of time. See "--Fraudulent Conveyance and Distribution Limitation Considerations" and "Description of the Exchange Notes-- Subordination."

FRAUDULENT CONVEYANCE AND DISTRIBUTION LIMITATION CONSIDERATIONS

     The payments made in connection with the Recapitalization to shareholders of the Company, the repayment of the Company's existing indebtedness and the related incurrence by the Company of indebtedness (including indebtedness under the Notes and the New Credit Facility) may be subject to review under relevant state and federal fraudulent conveyance laws, as well as other similar laws regarding creditors rights generally. Under these laws, if a court were to find that, after giving effect to the Recapitalization, either (a) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or (b) the Company received less than reasonably equivalent value or consideration for incurring such indebtedness and (i) was insolvent or rendered insolvent by reason of such transaction, (ii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate the Exchange Notes to presently existing and future creditors of the Company, avoid the issuance of the Exchange Notes and direct the repayment of any amounts paid thereunder to the Company's creditors or take other action detrimental to the holders of the Exchange Notes. To the extent that proceeds from the sale of the Notes are used to repay indebtedness, or to make a distribution to a stockholder on account of the ownership of capital stock, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Exchange Notes. The issuance of a Subsidiary Guaranty by any future subsidiary of the Company would be subject to similar analysis. See "Description of the Exchange Notes--Certain Covenants--Limitation on Non-Guarantor Subsidiary Debt." The payments made in connection with the Recapitalization to the current shareholders of the Company may be subject to review under provisions of the California corporations code limiting dividends and distributions to shareholders. See "Summary--The Recapitalization" and "Certain Transactions." If a court were to find that payments made to such shareholders in connection with the Recapitalization were subject to these provisions, such payments would exceed the applicable statutory limitations and, to the extent that the Company's obligations to its creditors at the time of such payments were not satisfied, such court could take actions with respect to the Exchange Notes of the type described above.

     The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its liabilities, including contingent liabilities, were greater than the value of all its property at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liabilities on its debts, including contingent liabilities, as they become absolute and matured.

     Based upon financial and other information currently available to it, management of the Company believes that the indebtedness retired with the proceeds of the Notes Offering was, and the Notes were and the Exchange Notes will be, incurred for proper purposes and in good faith and that at the time it incurred the indebtedness to be retired with the proceeds of the Notes Offering the Company was, at the time the Notes were issued the Company was, and at the time the Exchange Notes are issued the Company will be (i) neither insolvent nor rendered insolvent thereby, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due. See "Management's Discussions and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In reaching these conclusions, the Company relied upon various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. No assurance can be given, however, that the assumptions and methodologies chosen by the Company would be adopted by a court or that a court would concur with the Company's conclusions. There can be no assurance that a court would not determine, regardless of whether the Company was solvent on the date the Notes were issued, that the payments constituted fraudulent transfers.

MEDICAL COST CONTAINMENT

     In recent years, widespread efforts have been made in both the public and private sectors to control health care costs, including the prices of products such as those sold by the Company, in the United States and abroad. Cost containment measures have resulted in increased customer purchasing power, particularly through the increased presence of GPOs in the marketplace and increased consolidation of distributors. Health care organizations are evaluating ways in which costs can be reduced by decreasing the frequency with which a treatment, device or product is used. Cost containment has also caused a shift in the decision making function with respect to supply acquisition from the clinician to the administrator, resulting in a greater emphasis being placed on price, as opposed to features and clinical benefits. The Company has encountered significant pricing pressure from customers and believes that it is likely that efforts by governmental and private payors to contain costs through managed care and other efforts and to reform health systems will continue and that such efforts may have an adverse effect on the pricing and demand for the Company's products. There can be no assurance that current or future reform initiatives will not have a material adverse effect on the Company's business, financial conditions or results of operations. See "Business--Industry Overview."

     The Company's products are sold principally to a variety of health care providers, including hospitals and alternate site providers, that receive reimbursement for the products and services they provide from various public and private third party payors, including Medicare, Medicaid and private insurance programs. As a result, while the Company does not receive payments directly from such third-party payors, the demand for the Company's products in any specific care setting is dependent in part on the reimbursement policies of the various payors in that setting. In order to be reimbursed, the products generally must be found to be reasonable and necessary for the treatment of medical conditions and must otherwise fall within the payor's list of covered services. In light of increased controls on Medicare spending, there can be no assurance on the outcome of future coverage or payment decisions for any of the Company's products by governmental or private payors. If providers, suppliers and other users of the Company's products are unable to obtain sufficient reimbursement, a material adverse impact on the Company's business, financial condition or operations may result.

     The Company expects that the trend toward cost containment that has impacted the domestic market will also be experienced in international health care markets, impacting the Company's growth in foreign countries, particularly where health care is socialized.

INDUSTRY CONSOLIDATION; CUSTOMER CONCENTRATION

     Cost containment has resulted in significant consolidation within the health care industry. A substantial number of the Company's customers, including group purchasing organizations, hospitals, national nursing home companies and national home health care agencies, have been affected by this consolidation. The acquisition of any of the Company's significant customers could result in the loss of such customers by the Company, thereby negatively impacting its business, financial condition and results of operations. For example, in 1996, three GPOs that accounted for aggregate sales of approximately $11.0 million combined and, as a result of a decision of the combined entity to enter into a sole distributorship arrangement in 1997 with one of the Company's competitors, the Company has experienced some decrease in sales and may experience additional sales decreases in the future. In addition, the consolidation of health care providers often results in the renegotiation of terms and in the granting of price concessions. The Company's customer relationships, including exclusive or preferential provider relationships, are terminable at will by either party without advance notice or penalty. Because larger purchasers or groups of purchasers tend to have more leverage in negotiating prices, this trend has caused the Company to reduce prices and could have a material adverse effect on the Company's business, financial condition or results of operations. As GPOs and integrated health care systems increase in size, each relationship represents a greater concentration of market share and the adverse consequences of losing a particular relationship increases considerably. For fiscal 1997, the Company's ten largest group purchasing arrangements accounted for approximately 34% of the Company's total net sales, and management believes that such arrangements accounted for a similar percentage of net sales for fiscal 1997. Distributors have also consolidated in response to cost containment. For fiscal 1997, approximately 30% of the Company's net sales were to a single distributor, Owens & Minor Inc. ("Owens & Minor"). The loss of the Company's relationship with this distributor would have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

     The Company and its customers and suppliers are subject to extensive Federal and state regulation in the United States, as well as regulation by foreign governments. Most of the Company's products are subject to government regulation in the United States and other countries. In the United States, the Federal Food, Drug, and Cosmetic Act, as amended (the "FDC Act"), and other statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, marketing, advertising and promotion of such products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution. Under the FDC Act and similar foreign laws, the Company, as a marketer, distributor and manufacturer of health care products, is required to obtain the approval of Federal and foreign governmental agencies, including the Food and Drug Administration ("FDA"), prior to marketing, distributing and manufacturing certain of those products, which can be time consuming and expensive. The Company may also need to obtain FDA clearance before modifying marketed products or making new promotional claims. Delays in receipt of or failure to receive required approvals or clearances, the loss of previously received approvals or clearances, or failures to comply with existing or future regulatory requirements in the United States or in foreign countries could have a material adverse effect on the Company's business. Foreign sales are subject to similar requirements.

     The Company is required to comply with the FDA's "Quality System Regulations for Medical Devices" implementing "Good Manufacturing Practices" ("GMP/QSR Regulations"), which set forth requirements for, among other things, the Company's manufacturing process, design control and associated record keeping, including testing and sterility. Further, the Company's plants and operations are subject to review and inspection by local, state, Federal and foreign governmental entities. The distribution of the Company's products may also be subject to state regulation. The impact of FDA regulation on the Company has increased in recent years as the Company has increased its manufacturing operations. The Company's suppliers, including sterilizer facilities, are also subject to similar governmental requirements. There can be no assurance that changes to current regulations or additional regulations imposed by the FDA will not have an adverse impact on the Company's business and financial condition in the future. If the FDA believes that a company is not in compliance with applicable regulations, it can institute proceedings to detain or seize products, issue a recall, impose operating restrictions, enjoin future violations and assess civil and criminal penalties against the company, its officers or its employees and can recommend criminal prosecution to the Department of Justice. Other regulatory agencies may have similar powers. In addition, product approvals could be withdrawn due to the failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. The FDA also has the authority to issue special controls for devices manufactured by the Company, which it has not done to date. In the event that such special controls were issued, the Company's products would be required to conform, which could result in significant additional expenditures for the Company.

     The Company is subject to numerous federal, state and local laws and regulations relating to such matters as safe working conditions, manufacturing practices, fire hazard control and the handling and disposal of hazardous or infectious materials or substances and emissions of air pollutants. The Company owns and leases properties which are subject to environmental laws and regulations. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations. In addition, the Company cannot predict the extent to which future legislative and regulatory developments concerning its practices and products for the health care industry may affect the Company. See "Business--Government Regulation and Environmental Matters."

RISKS RELATED TO INTERNATIONAL SALES; FOREIGN OPERATIONS

     Sales made outside the United States represented approximately 19.1% of the Company's 1997 net sales and the Company intends to increase international sales as a percentage of total net sales. Foreign operations are subject to special risks that can materially affect the sales, profits, cash flows and financial position of the Company, including increased regulation, extended payment periods, competition from firms with more local experience, currency exchange rate fluctuations and import and export controls. Sales of the Company's products are denominated in U.S. dollars. The destabilization of the economies of several Asian countries in 1997 caused a decrease in demand for the Company's products throughout Southeast Asia, and future sales in that region are uncertain. In addition, adverse economic conditions in Asia could result in "dumping" of products similar to those produced by the Company by other manufacturers, both in Asian and other markets.

     The Company also maintains a manufacturing and assembly facility in Ensenada, Mexico and, as a result, is subject to operational risks such as changing labor trends and civil unrest in that country. In the event the Company were required to transfer its Ensenada operations to the United States or were otherwise unable to benefit from its lower cost Mexican operation, its business, financial condition and results of operations would be adversely affected.

PRODUCT LIABILITY

     The manufacturing and marketing of medical products entails an inherent risk of product liability claims. Although the Company has not experienced any significant losses due to product liability claims and currently maintains umbrella liability insurance coverage, there can be no assurance that the amount or scope of the coverage maintained by the Company will be adequate to protect it in the event a significant product liability claim is successfully asserted against the Company. In addition, the Company cannot predict the extent to which future legislative and regulatory developments concerning its practices and products for the health care industry may affect the Company.

DEPENDENCE ON KEY PERSONNEL; MANAGEMENT OF EXPANDING OPERATIONS

     The Company's success will, to a large extent, depend upon the continued services of its executive officers. The loss of services of any of these executive officers could materially and adversely affect the Company. While the Company has employment agreements with it senior management team, these agreements may be terminated by either party, with or without cause.

     The Company's plans to expand its business may place a significant strain on the Company's operational and financial resources and systems. To manage its expanding operations, the Company may be required to, among other things, improve its operational, financial and management information systems. The Company may also be required to attract, train and retain additional highly qualified management, technical, sales and marketing and customer support personnel. The process of locating such personnel with the combination of skills and attributes required to implement the Company's strategy is often lengthy. The inability to attract and retain additional qualified personnel could materially and adversely affect the Company.

COMPETITION

     The medical supply industry is characterized by intense competition. Certain of the Company's competitors have greater financial and other resources than the Company and may succeed in utilizing these resources to obtain an advantage over the Company. The general trend toward cost containment in the health care industry has had the effect of increasing competition among manufacturers, as health care providers and distributors consolidate and as GPOs increase in size and importance. The Company competes on the basis of brand name, product quality, breadth of product line, service and price. See "Business--Competition."

RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS

     An element of the Company's business strategy is to pursue strategic acquisitions that either expand or complement the Company's business. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and the assimilation and retention of the personnel of the acquired companies, and potential adverse effects on the Company's operating results. The Company may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to the Company, if at all. In addition, the New Credit Facility and the Indenture contain certain restrictions regarding acquisitions. The Indenture restricts acquisitions to those companies in the same line of business as the Company, and requires that all such acquired companies be designated Restricted Subsidiaries. The New Credit Facility restricts all acquisitions with the exception of Permitted Acquisitions (as defined), and limits, among other things, (i) the sum that may be paid in connection with any single acquisition to $30.0 million, (ii) the total amount outstanding of revolving credit indebtedness that can be incurred for acquisition purposes to $40.0 million, and (iii) the line of business of the acquired entity or assets. The inability of the Company to successfully finance, complete and integrate strategic acquisitions in a timely manner could have an adverse impact on the Company's ability to effect a portion of its growth strategy. See "Business--Business Strategy," "Description of New Credit Facility" and "Description of the Exchange Notes."

PATENTS AND TRADEMARKS

     The Company has historically relied primarily on its technological and engineering abilities and on its design and production capabilities to gain competitive business advantages, rather than on patents or other intellectual property rights. However, the Company does file patent applications on concepts and processes developed by the Company's personnel. The Company has 18 patents in the U.S. and two patents pending. Many of the U.S. patents have corresponding patents issued in Canada, Europe and various Asian countries. The Company is currently preparing several patent applications covering intellectual property associated with the closed suction catheter product and advanced humidification devices. The Company's success will depend in part on its ability to maintain its patents, add to them where appropriate, and to develop new products and applications without infringing the patent and other proprietary rights of third parties and without breaching or otherwise losing rights in technology licenses obtained by the Company for other products. There can be no assurance that any patent owned by the Company will not be circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with claims of the scope sought by the Company, if at all. If challenged, there can be no assurance that the Company's patents (or patents under which it licenses technology) will be held valid or enforceable. In addition, there can be no assurance that the Company's products or proprietary rights do not infringe the rights of third parties. If such infringement were established, the Company could be required to pay damages, enter into royalty or licensing agreements on onerous terms and/or be enjoined from making, using or selling the infringing product. Any of the foregoing could have a material adverse effect upon the Company's business, financial condition or results of operations.

CONTROL OF COMPANY; AFFILIATE TRANSACTIONS

     FS&Co. indirectly controls approximately 80.8% of the voting common stock of the Company and 100.0% of the preferred stock of the Company, which is entitled to 1/2 vote per share. As a result, FS&Co. has the ability to control the Company's management, policies and financing decisions and to elect a majority of the Company's Board of Directors. There can be no assurance that any decisions taken by FS&Co. will be in the interests of holders of the Exchange Notes. See "Security Ownership of Certain Beneficial Owners." There are currently no independent members of the Company's Board of Directors. Under the Indenture, the Board of Directors of the Company has discretion to approve certain transactions involving the Company and the Restricted Subsidiaries, including transactions with affiliates and certain asset sales. In particular, the Indenture permits the Board of Directors to approve transactions of up to $2.5 million between the Company or any Restricted Subsidiary, on the one hand, and any affiliate thereof (including members of the Board of Directors), on the other hand ("Affiliate Transactions"). This limit will apply to individual transactions only, and there will be no limit on the aggregate value of such affiliate transactions that may be approved by the Board of Directors. The Indenture requires the Company to obtain a fairness opinion with respect to Affiliate Transactions in excess of $5.0 million.

PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Exchange Notes may require the Company to purchase all or a portion of such holder's Exchange Notes at 101% of the principal amount of the Exchange Notes, together with accrued and unpaid interest, if any, to the date of purchase. The Trustee does not have authority under the Indenture to waive the covenant relating to the holder's right to require the Company to purchase the Exchange Notes upon the occurrence of a Change of Control. Prior to any such repurchase of the Exchange Notes, the Company may be required to (i) repay all or a portion of indebtedness under the New Credit Facility or other indebtedness of the Company or (ii) obtain certain consents to permit the repurchase, including consents under the New Credit Facility. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company would be unable to offer to repurchase the Exchange Notes, which would constitute an Event of Default (as defined herein) under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) as described above. See "Description of the Exchange Notes--Repurchase at the Option of Holders Upon a Change of Control."

     The events that constitute a Change of Control under the Indenture may also be events of default under the New Credit Facility or other indebtedness of the Company. Such events may permit the lenders under such debt instruments to accelerate the debt and, if the debt is not paid, to enforce security interests in, or to commence litigation that could ultimately result in a sale of, substantially all the assets of the Company, thereby limiting the Company's ability to raise cash to repurchase the Exchange Notes. In such circumstances, the subordination provisions in the Indenture would likely prohibit payments to holders of the Exchange Notes.

LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Exchange Notes are being offered to the Holders of the Notes. Prior to this Exchange Offer, there has been no public market for the Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the Nasdaq National Market. The Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the Exchange Notes. As the Notes were issued and the Exchange Notes are being issued to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the Exchange Notes will develop. In addition, resales by certain holders of the Notes or the Exchange Notes of a substantial percentage of the aggregate principal amount of such notes could constrain the ability of any market maker to develop or maintain a market for the Exchange Notes. To the extent that a market for the Exchange Notes should develop, the market value of the Exchange Notes will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company. Such factors might cause the Exchange Notes to trade at a discount from face value.

S CORPORATION STATUS

     The Company elected to be treated as an S corporation for federal and state income tax purposes for its taxable years beginning on or after January 1, 1987. Unlike a C corporation, an S corporation is generally not subject to income tax at the corporate level; instead, the S corporation's income is taxed on the personal income tax returns of its shareholders. The Company's status as an S corporation terminated upon consummation of the Recapitalization. If S corporation status were denied for any periods prior to such termination by reason of a failure to satisfy the S corporation election or eligibility requirements of the Internal Revenue Code of 1986, as amended, the Company would be subject to tax on its income as if it were a C corporation for these periods. Such an occurrence would have a material adverse effect on the Company's results.

YEAR 2000 COMPLIANCE

     The Company has upgraded its information system capabilities such that it does not believe that its systems will encounter any material "year 2000" problems. The issue surrounding the year 2000 is whether computer systems will properly recognize date sensitive information when the year changes to 2000, or "00." Systems that misinterpret the two-digit date "00" as the year 1900 instead of the year 2000 could generate erroneous data or fail. The Company's products are not subject to year 2000 problems. The Company also relies, directly and indirectly on the external systems of various independent business enterprises, such as its customers, suppliers, creditors, financial organizations, and of governments, both domestically and internationally, for the accurate exchange of data and related information. The Company could be affected as a result of any disruption in the operation of the various third-party enterprises with which the Company interacts. The Company has not assessed the status of such third-party enterprises' information systems, nor the materiality, nature or potential impact on the Company of year 2000 issues confronted by such third parties to the extent the same affect the Company.

CONSEQUENCES TO NON-TENDERING HOLDERS OF NOTES AND REQUIREMENTS FOR TRANSFER OF EXCHANGE NOTES

          Upon consummation of the Exchange Offer, the Company will have no further obligation to register the Notes. Thereafter, any Holder of Notes who does not tender its Notes in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company which cannot tender its Notes in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to the Company that such an exemption is available.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Exchange Offer Registration Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered in the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the Exchange Notes except that the Exchange Notes have been registered under the Securities Act and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Notes. The Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

          Net proceeds from the Notes Offering were $115.0 million. Such proceeds, together with the proceeds of the Holding Equity Investment and borrowings under the New Credit Facility, were used (i) to make a $131.1 million cash payment to the Continuing Shareholder and payments to management of Hudson RCI totalling $68.3 million pursuant to the Company's Equity Participation Plan,
(ii) to pay outstanding debt under the Company's existing credit agreement and
(iii) to pay related fees and expenses. The outstanding debt that was repaid from the net proceeds of the sale of Notes consisted of $34.2 million of borrowings and accrued interest outstanding under the Company's credit agreement with a maturity of March 31, 2000 that included term loans that bore interest at a base rate plus 0.5% or a eurodollar rate plus 2% and a revolving line of credit that bore interest at a base rate plus 0.25% or a eurodollar rate plus 1.75%. This amount included $20.0 million of indebtedness incurred on March 11, 1998 in connection with payments made to certain employees pursuant to the Company's Equity Participation Plan. See "Summary--The Recapitalization."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company on an actual basis and on an as adjusted basis to give effect to the Recapitalization as if it had occurred on March 27, 1998. This table should be read in conjunction with "Pro Forma Financial Statements" and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                          ACTUAL                              AS ADJUSTED
                                                                     MARCH 27, 1998      ADJUSTMENTS(A)      MARCH 27, 1998
                                                                    ----------------   -------------------   --------------
                                                                                      (DOLLARS IN THOUSANDS)
Current maturities of long-term debt................................        $ 4,000        $  (4,000)(b)          $     --
                                                                            -------        ---------              --------
Long-term debt:
Notes payable to Bank...............................................         31,000          (31,000)(b)                --
New Credit Facility.................................................             --           40,000 (c)            40,000
Notes...............................................................             --          115,000 (d)           115,000
                                                                            -------        ---------              --------
 Total long-term debt...............................................         31,000          124,000               155,000
                                                                            -------        ---------              --------
Mandatorily redeemable PIK preferred stock, $.01 par
 value, no shares authorized, issued and outstanding,
 actual; 2,000,000 shares authorized, 300,000 shares
 issued and outstanding, as adjusted(e).............................             --           30,000 (f)            30,000
                                                                            -------        ---------              --------
Shareholders' equity (deficit):
Common stock, $.01 par value, 15,000,000 shares
  authorized, 14,468,720 shares issued and outstanding,
  actual; 15,000,000 shares authorized, 7,800,000 shares
  issued and outstanding, as adjusted (h)...........................          3,789          (33,541)(g)           (29,752)
Cumulative translation adjustment...................................           (464)              --                  (464)
Retained earnings (deficit).........................................         20,499          (20,499)(g)                --
                                                                            -------        ---------              --------
 Total shareholders' equity (deficit)...............................         23,824          (54,040)              (30,216)
                                                                            -------        ---------              --------
     Total capitalization...........................................        $58,824        $  95,960              $154,784
                                                                            =======        =========              ========


_______________
(a) Does not give effect to the obligation of the Company to pay the Continuing Shareholder and former participants in the Equity Participation Plan an aggregate of $5.7 million upon achievement by the Company of certain operating performance targets in fiscal 1998. See "Certain Transactions."
(b) Reflects the repayment of Hudson RCI debt in connection with the Recapitalization.
(c) Reflects the proceeds from the New Credit Facility.
(d) Reflects the proceeds from the issuance of the Notes.
(e) The mandatorily redeemable preferred stock provides that, until April 15, 2003, dividends on such preferred stock may be paid, at the election of the Company, in additional shares of such preferred stock, and thereafter must be paid in cash.
(f) Reflects the proceeds from the issuance of Preferred Stock Investment.
(g) Reflects the following:

                                                                                             RETAINED EARNINGS
                                                                             COMMON STOCK        (DEFICIT)
                                                                           ----------------   -----------------

 Proceeds related to the Common Stock Investment.......................        $63,000            $      --
 Reclassification of par value of the redeemed portion of Continuing
  Shareholder's common stock...........................................         (3,379)               3,379
 Consideration paid for a portion of Continuing Shareholder's
  common stock.........................................................             --             (131,685)
 Deferred tax asset....................................................             --               80,350
 Provision for Equity Participation Plan cost in 1998..................             --              (61,013)
 Elimination of OxyAir.................................................           (354)                  --
 Other.................................................................             --               (4,338)
 Reclassification of S corporation accumulated deficit.................        (92,808)              92,808
                                                                              --------            ---------
 Total adjustments to shareholders' equity.............................       $(33,541)           $ (20,499)
                                                                              ========            =========

(h) Reflects an increase in the authorized number of common shares and a stock split of 245:1 effected prior to the Recapitalization.

                               THE EXCHANGE OFFER

PURPOSES OF THE EXCHANGE OFFER

     The Notes were issued and sold by the Company on April 7, 1998 to Salomon Brothers Inc and BT Alex. Brown Incorporated (collectively, the "Initial Purchasers"), who subsequently resold the Notes to (a) "qualified institutional buyers" (in reliance on Rule 144A under the Securities Act). In connection with the issuance and sale of the Notes, the Company and the Initial Purchasers entered into the Exchange Offer Registration Agreement pursuant to which the Company agreed to use its best efforts to cause a registration statement with respect to the Exchange Offer to become effective within 150 days of April 7, 1998, the date of issuance of the Notes. However, in the event that (a) any changes in the law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (b) for any other reason the Exchange Offer Registration Statement is not declared effective within 150 days after the date of the original issuance of the Notes or the Exchange Offer is not consummated within 180 days after the date of the original issuance of the Notes, (c) under certain circumstances the Initial Purchasers so request or (d) under certain circumstances if certain holders of the Notes are not permitted to participate in the Exchange Offer or are not able to receive freely tradeable Exchange Notes pursuant to the Exchange Offer, the Company will file a shelf registration statement with respect to the resale of the Notes (the "Shelf Registration Statement") and keep such Shelf Registration Statement effective until two years after the Issue Date (or until one year after such date if such Shelf Registration Statement is filed at the request of an Initial Purchaser).


     The Exchange Offer is being made by Hudson RCI to satisfy its obligations pursuant to the Exchange Offer Registration Agreement. The form and terms of the Exchange Notes are the same as the form and terms of the Notes in all material respects except that the Exchange Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Notes. Once the Exchange Offer is consummated, Hudson RCI will have no further obligations to register any of the Notes not tendered by the Holders for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Notes". A copy of the Exchange Offer Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Based on interpretations by the staff of the Commission set forth in several no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no such arrangement with any person to participate in the distribution of such Exchange Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in a no-action letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Notes".

     In addition, each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company, must acknowledge that it will deliver a copy of this Prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution".

     Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

TERMS OF THE EXCHANGE OFFER

     General

     Upon the terms and subject to the conditions of the Exchange Offer set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Exchange Notes may be tendered only in integral multiples of $1,000.

     As of April 7, 1998, there was $115.0 million aggregate principal amount of the Notes outstanding and one registered Holder of Notes. This Prospectus, together with the Letter of Transmittal, is being sent to such registered Holder as of _________, 1998.

     In connection with the issuance of the Notes, the Company arranged for the Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depository. The Exchange Notes also will be issued and transferable in book-entry form through DTC. See "Description of Exchange Notes--Form, Denomination and Book-Entry Procedures."

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Notes for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders of Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay the expenses, other than certain applicable taxes, of the Exchange Offer. See "--Fees and Expenses."

     Expiration Date; Extensions; Amendments

     The term "Expiration Date" shall mean ___________, 1998, unless the Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent and the record Holders of Notes of any extension by oral or written notice, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such notice may state that the Company is extending the Exchange Offer for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which a specified percentage of Notes are tendered.

     The Company reserves the right to delay accepting any Notes, to extend the Exchange Offer, to amend the Exchange Offer or to terminate the Exchange Offer and not accept Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay, extension, amendment or termination to the Exchange Agent. Any such delay in acceptance, extension, amendment or termination will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to Holders of the Notes, if the Exchange Offer would otherwise expire during such five to 10 business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

ACCRUED INTEREST ON THE EXCHANGE NOTES AND THE NOTES

     The Exchange Notes will bear interest at a rate equal to 9 1/8% per annum from their date of issuance. Interest on the Exchange Notes is payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 1998. Holders whose Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but excluding, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Notes accepted for exchange will cease to accrue upon cancellation of the Notes and issuance of the Exchange Notes. Holders of Notes whose Notes are not exchanged will receive the accrued interest payable on October 15, 1998.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by Instruction 4 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth in "-- Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

     The method of delivery of Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holders. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Notes should be sent to the Company.

     Only a Holder of Notes may tender such Notes in the Exchange Offer. The term "Holder" with respect to the Exchange Offer means any person in whose name Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder.

     ANY BENEFICIAL HOLDER WHOSE NOTES ARE REGISTERED IN THE NAME OF ITS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AND WHO WISHES TO TENDER SHOULD CONTACT SUCH REGISTERED HOLDER PROMPTLY AND INSTRUCT SUCH REGISTERED HOLDER TO CONSENT AND/OR TENDER ON ITS BEHALF. IF SUCH BENEFICIAL HOLDER WISHES TO TENDER ON ITS OWN BEHALF, SUCH BENEFICIAL HOLDER MUST, PRIOR TO COMPLETING AND EXECUTING THE LETTER OF TRANSMITTAL AND DELIVERING ITS NOTES, EITHER MAKE APPROPRIATE ARRANGEMENTS TO REGISTER OWNERSHIP OF THE NOTES

IN SUCH HOLDER'S NAME OR OBTAIN A PROPERLY COMPLETED BOND POWER FROM THE REGISTERED HOLDER. THE TRANSFER OF RECORD OWNERSHIP MAY TAKE CONSIDERABLE TIME.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, which is a member of one of the following recognized signature guarantee programs: (i) the Securities Transfer Agents Medallion Program (STAMP), (ii) the New York Stock Exchange Medallion Signature Program (MSP) or
(iii) the Stock Exchange Medallion Program (SEMP) (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Notes listed therein, such Notes must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder or Holders appears on the Notes.

     If the Letter of Transmittal or any Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders of Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each Holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such Holder's business, that such Holder has no arrangement with any person to participate in the distribution of such Exchange Notes, and that such Holder is not an "affiliate", as defined under Rule 405 of the Securities Act, of the Company. If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities and not acquired directly from the Company, such Holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, or (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (the "Notice of Guaranteed Delivery") (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Notes, the certificate number or numbers of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

Upon request of the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number or numbers and principal amount of such Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if any of the following conditions exist:

     (a) the Exchange Offer, or the making of any exchange by a Holder, violates applicable law or any applicable interpretation of the Commission; or

     (b) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer; or

     (c) there shall have been adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer.

     If any such conditions exist, the Company may (i) refuse to accept any Notes and return all tendered Notes to exchanging Holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Notes (see "--Withdrawal of Tenders") or (iii) waive certain of such conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform Holders of Notes of such waiver.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition to the foregoing conditions, if, because of any change in applicable law or applicable interpretations thereof by the Commission, the Company is not permitted to complete the Exchange Offer, then the Company shall file a Shelf Registration Statement. Thereafter, the Company's obligation to consummate the Exchange Offer shall be terminated.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:



      By Registered or Certified Mail:                 By Overnight Courier and By Hand
                                                       after 4:30 p.m.:


      United States Trust Company of New York          United States Trust Company of New York
      P.O. Box 844 Cooper Station                      770 Broadway, 13th Floor
      New York, New York 10276                         New York, New York 10003
      Attention:  Corporate Trust Services

      By Hand before 4:30 p.m.:                        By Facsimile:

      United States Trust Company of New York          (212) 780-0592
      111 Broadway                                     Attention: Customer Service
      New York, New York 10006
      Attention:  Lower Level                          Confirm by telephone:
                  Corporate Trust Window               (800) 548-6565

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Notes, and in handling or forwarding tenders for exchange.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company, are estimated in the aggregate to be approximately $200,000, and include fees and expenses of the Exchange Agent and Trustee under the Indenture and accounting and legal fees.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Notes, which is face value as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon consummation of the Exchange Offer. The issuance costs incurred in connection with the Exchange Offer will be expensed.

      SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The selected fiscal year end historical financial data has been derived from the audited financial statements of the Company. The selected pro forma financial data has been derived from the pro forma financial statements included elsewhere in this Prospectus and gives effect to the Recapitalization as if it had occurred at the beginning of the period presented with respect to the operating and other financial data, and as of March 27, 1998 with respect to balance sheet data. The financial data for the quarters ended March 28, 1997 and March 27, 1998 and as of March 27, 1998 has been derived from unaudited financial statements included elsewhere in this Prospectus. The selected pro forma financial data does not necessarily represent what the Company's financial position and results of operations would have been if these transactions had actually been completed as of the dates indicated, and is not intended to project the Company's financial position or results of operations for any future period. Fiscal year 1993 was a 53 week year and fiscal years 1994, 1995, 1996 and 1997 were 52 week years. The information contained in this table should be read in conjunction with the Company's audited consolidated financial statements and notes thereto at December 27, 1996 and December 26, 1997 and for each of the three years in the period ended December 26, 1997, unaudited financial statements and notes thereto for the quarters ended March 28, 1997 and March 27, 1998 and as of March 27, 1998 and the pro forma consolidated financial statements and notes thereto, included elsewhere in this Prospectus.

                                                                  FISCAL YEAR
                             --------------------------------------------------------------------------------
                                                                                                         PRO
                                                                                                        FORMA
                                1993           1994           1995           1996           1997         1997
                             ----------     ----------     ----------     ----------     ---------      ------
                                                  (DOLLARS IN THOUSANDS)
OPERATING DATA:
Net sales.................    $79,111        $82,772        $86,825        $93,842        $99,509        $99,509
Cost of sales.............     46,476         47,631         47,582         49,405         51,732         51,732
                              -------        -------        -------        -------        -------        -------
Gross profit..............     32,635         35,141         39,243         44,437         47,777         47,777
Operating expenses:
Selling expenses..........      7,070          7,499          8,283          8,961          9,643          9,643
Distribution expenses.....      4,743          4,543          4,595          4,829          5,240          5,240
General and administrative
 expenses.................      9,732         10,426          9,769         11,277         11,456         10,617(b)
Research and development
 expenses.................      2,880          1,983          2,064          2,253          1,845          1,845
                              -------        -------        -------        -------        -------        -------
Total operating expenses
 except for provision for
 equity participation plan     24,425         24,451         24,711         27,320         28,184         27,345
                              -------        -------        -------        -------        -------        -------
Provision for equity
 participation plan.......         --             --         11,415          8,249          6,954             --(d)
                              -------        -------        -------        -------        -------        -------
Operating income...             8,210         10,690          3,117          8,868         12,639         20,432
OTHER (INCOME) AND EXPENSES:
Interest expense...             2,253          2,299          2,424          2,177          1,834         15,099(e)
Other (income)/expense....        600            546            811           (463)          (638)          (638)
                              -------        -------        -------        -------        -------        -------
Total other (income) and
 expenses.................      2,853          2,845          3,235          1,714          1,196         19,461
                              -------        -------        -------        -------        -------        -------
Income (loss) before
 provision for income
 taxes....................      5,357          7,845           (118)         7,154         11,443          5,971
Provision for income taxes        181            175            280             73            150          2,389(f)
                              -------        -------        -------        -------        -------        -------
Net income (loss).........    $ 5,176        $ 7,670        $  (398)       $ 7,081        $11,293        $ 3,582(g)
                              =======        =======        =======        =======        =======        =======

OTHER FINANCIAL DATA:
Net cash provided by (used
 in) operating activities.    $12,784        $12,017       $ 15,939       $ 16,133       $ 19,269
Net cash provided by (used
 in) investing activities.    $(6,073)       $(2,607)      $ (6,088)      $(11,354)      $ (3,673)
Net cash provided by (used
 in) financing activities.    $(5,910)       $(9,653)      $(11,880)      $ (3,668)      $(16,398)
EBITDA before EPP(h)......    $15,422        $17,354       $ 21,205       $ 23,194       $ 25,440        $26,279
EBITDA before EPP margin(i)      19.5%          21.0%          24.4%          24.7%          25.6%          26.4%
Operating margin before
 EPP(j)...................       10.4%          12.9%          16.7%          18.2%          19.7%          20.5%
Depreciation &
 amortization(k)..........    $ 7,630        $ 7,033       $  6,820       $  6,133       $  5,847        $ 7,190(l)
Capital expenditures......    $ 9,112        $ 4,898       $  5,850       $  6,395       $  4,659        $ 4,659
Ratio of EBITDA before
 EPP to cash interest
 expense(m)...............        6.8x           7.5x           8.7x          10.7x          13.9x           1.9x
Ratio of total debt to
 EBITDA before EPP........        2.3x           1.8x           1.2x           1.2x           0.8x           5.9x
Ratio of earnings to
 fixed charges(n).........        2.7x           3.6x           1.0x           3.7x           6.0x           1.3x

BALANCE SHEET DATA:
Working capital...........    $18,187        $18,926       $ 18,641       $ 24,188       $  6,430
Working capital as
 adjusted(o)..............     20,423         20,588         22,461         26,768         29,960
Total assets..............     66,870         66,576         64,387         76,910         77,754
Total debt................     35,167         31,607         25,364         28,146         20,250
Shareholders' equity
 (deficit)................     23,693         25,269         19,112         19,872         22,515

                                   QUARTER ENDED (UNAUDITED)
                             --------------------------------------
                                                              PRO
                                                             FORMA
                              MARCH         MARCH            MARCH
                                28,           27,              27,
                               1997          1998             1998
                              ------        ------           ------

OPERATING DATA:
Net sales.................    $23,987       $24,265         $ 24,265
Cost of sales.............     11,970        13,026(a)        13,026
                              -------       -------         --------
Gross profit..............     12,017        11,239           11,239
Operating expenses:
Selling expenses..........      2,331         2,317            2,317
Distribution expenses.....      1,261         1,449            1,449
General and administrative
 expenses.................      2,946         3,077(c)         2,905(b)
Research and development
 expenses.................        418           474              474
                              -------       -------         --------
Total operating expenses
 except for provision for
 equity participation plan      6,956         7,317            7,145
                              -------       -------         --------
Provision for equity
 participation plan.......      1,966         1,974               --(d)
                              -------       -------         --------
Operating income...             3,095         1,948            4,094
OTHER (INCOME) AND EXPENSES:
Interest expense...              (505)         (419)          (3,774)(e)
Other (income)/expense....        650            (8)              (8)
                              -------       -------         --------
Total other (income) and
 expenses.................        145          (427)          (3,782)
                              -------       -------         --------
Income (loss) before
 provision for income
 taxes....................      3,240         1,521              312
Provision for income taxes         45            23              125(f)
                              -------       -------         --------
Net income (loss).........    $ 3,195       $ 1,498         $    187(g)
                              =======       =======         ========

OTHER FINANCIAL DATA:
Net cash provided by (used
 in) operating activities.    $ 7,422      $(13,586)
Net cash provided by (used
 in) investing activities.    $   951      $   (771)
Net cash provided by (used
 in) financing activities.    $(6,615)     $ 14,740
EBITDA before EPP(h)......    $ 6,489      $  5,419         $  5,591
EBITDA before EPP margin(i)      27.1%         22.3%            23.0%
Operating margin before
 EPP(j)...................       21.1%         16.2%            16.9%
Depreciation &
 amortization(k)..........    $ 1,444      $  1,497         $  2,878(l)
Capital expenditures......    $   112      $    701         $    701
Ratio of EBITDA before
 EPP to cash interest
 expense(m)...............
Ratio of total debt to
 EBITDA before EPP........
Ratio of earnings to
 fixed charges(n).........        6.3x          3.8x             1.1x

BALANCE SHEET DATA:
Working capital...........                  $24,857         $ 26,059
Working capital as
 adjusted(o)..............                   28,123           25,363
Total assets..............                   73,602          166,167
Total debt................                   35,000          155,000
Shareholders' equity
 (deficit)................                   23,824          (30,216)

                                                     footnotes on following page

______________________
(a) For a discussion of the change in cost of goods sold, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations--Three Months Ended March 27, 1998 Compared to Three Months Ended March 28, 1997."
(b) The pro forma general and administrative expense reflects the following (amounts in thousands):

                                                                                  December 26,    March 27,
                                                                                      1997           1998
                                                                               ----------------------------
  Actual general and administrative expense....................................        $11,456       $3,077
  Elimination of Continuing Shareholder salary, bonus and fringe benefits(1)...           (455)         (87)
  Elimination of expenses related to OxyAir(2).................................           (384)         (85)
                                                                                       -------       ------
  Total........................................................................        $10,617       $2,905
                                                                                       =======       ======

______________
    (1) The Company will not continue to pay Continuing Shareholder salary, bonus and related fringe benefits. The adjustment is to eliminate such expenses.
    (2) Reflects the elimination of expense related to OxyAir since OxyAir was transferred to the Continuing Shareholder.

(c) Includes $0.3 million of legal fees related to patent litigation in which the Company was granted favorable summary judgment during the quarter ended March 27, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Three Months Ended March 27, 1998 Compared to Three Months Ended March 28, 1997."

(d) Reflects the elimination of the Equity Participation Plan. For purposes of compliance with the Indenture, the Company's Consolidated Net Income (as defined herein) and EBITDA will not be reduced by the amount of any contingent payments made by the Company to former participants in the Equity Participation Plan. See "Summary--The Recapitalization" and "Certain Transactions." Additional payments to former Equity Participation Plan participants will be expensed as earned.
(e) Pro forma interest expense, including amortization of deferred financing fees related to the Recapitalization, consists of the following (amounts in thousands):

                                                                                          December 26,   March 27,
                                                                                           1997          1998
                                                                                     -----------------------------
  Interest expense on bank facility at an assumed composite interest rate of 8.00%...        $ 3,200      $  800
  Interest expense on Senior Subordinated Notes at an interest rate of 9.125%........         10,494       2,623
  Amortization of deferred finance fees(1)...........................................          1,405         351
                                                                                             -------      ------
  Total..............................................................................        $15,099      $3,774
                                                                                             =======      ======

______________
(1) Amortization of deferred debt financing costs relating to the Recapitalization are excluded from the calculation of the Company's Consolidated Interest Coverage Ratio under the Indenture.


(f) Reflects the income tax effect of the net changes described above, using an effective tax rate of 40%.

(g) For purposes of compliance with the Indenture, the Company's Consolidated Net Income will not be reduced by the amount of any contingent payments made by the Company to former participants in the Equity Participation Plan. See "Summary--The Recapitalization" and "Certain Transactions."

(h) EBITDA before EPP represents income before depreciation and amortization, interest expense, income tax expense and charges related to the Company's Equity Participation Plan, which was terminated upon consummation of the Recapitalization. The Company has excluded payments under the Equity Participation Plan to present comparable figures for all historical periods presented. EBITDA before EPP is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. The Company has included information concerning EBITDA before EPP as one measure of an issuer's historical ability to service debt. In addition, certain covenants in the Indenture are based upon a calculation analogous to EBITDA before EPP. EBITDA before EPP should not be considered as an alternative to, or more meaningful than, income from operations or cash flow as an indication of the Company's operating performance. For purposes of compliance with the Indenture, the Company's Consolidated Net Income and EBITDA will not be reduced by payments made pursuant to the Equity Participation Plan or by the amount of any contingent payments made by the Company to former participants in the Equity Participation Plan. See "Summary--The Recapitalization" and "Certain Transactions."

(i) Represents ratio of EBITDA before EPP to net sales.

(j) Represents ratio of Operating income before EPP to net sales.

(k) Includes amortization of deferred financing fees of $0.4 million in 1993, $0.4 million in 1994, $0.1 million in 1995 and $0.1 million in 1996, which should be excluded from depreciation and amortization in calculating EBITDA before EPP since such fees are reflected below the operating income line.


(l) Actual 1997 amortization of deferred financing fees has been replaced with pro forma non-cash amortization of deferred financing fees of approximately $1.4 million associated with the Recapitalization. Actual amortization for the quarter ended March 27, 1998 has been replaced by pro forma amortization of $0.4 million associated with the Recapitalization.

(m) Excludes approximately $1.4 million of non-cash amortization expense for 1997 relating to deferred debt financing costs relating to the Recapitalization. This amount is also excluded from the calculation of the Company's Consolidated Interest Coverage Ratio under the Indenture.

(n) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issue costs and that portion of operating rental expense representative of the interest factor.

(o) Working capital as adjusted represents current assets, excluding cash, less current liabilities, excluding the current portion of long-term debt. Actual 1997 current liabilities excludes the management bonus liability of $20.0 million. See Note 7(c) to Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's consolidated historical results of operations and financial condition should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The following discussion and analysis covers periods before completion of the Recapitalization. See "Risk Factors" and Pro Forma Consolidated Financial Statements for a further discussion relating to the effect that the transactions described herein may have on the Company.

RECENT DEVELOPMENTS AND OUTLOOK

     The Company is a leading manufacturer and marketer of disposable medical products utilized in the respiratory care and anesthesia segments of the domestic and international health care markets. The Company's principal products include oxygen masks, humidification systems, nebulizers, cannulae and tubing. In the United States, the Company markets its products to a variety of health care providers, including hospitals and alternate site service providers such as outpatient surgery centers, long-term care facilities, physician offices and home health care agencies. Internationally, the Company sells its products to distributors who market to hospitals and other health care providers. In 1997, 63.6% of the Company's net sales were generated from the domestic hospital market, 19.1% from the export market, 14.7% from alternate site provider market and 2.7% from OEM and other markets. The Company's products are sold to over 2,500 distributors and alternate site service providers throughout the United States and in more than 75 countries worldwide.

     The Company has reported increased annual net sales and EBITDA before EPP (the calculation used in certain material financial covenants in the Indenture and the New Credit Facility) in each year since 1990. Net sales increased from $79.1 million in fiscal 1993 to $99.5 million in fiscal 1997, representing a compound annual growth rate of 5.9%. From fiscal 1993 to fiscal 1997, the Company's operating income increased from $8.2 million to $12.6 million, representing a compound annual growth rate of 11.4%. From fiscal 1993 to fiscal 1997, the Company's EBITDA before EPP increased from $15.4 million to $25.4 million, representing a compound annual growth rate of 13.3%. The more rapid increase in operating income and in EBITDA before EPP relative to net sales is the result of improvements in operating income as a percentage of net sales from 10.4% in fiscal 1993 to 12.7% in fiscal 1997 and in EBITDA before EPP as a percentage of sales from 19.5% in fiscal 1993 to 25.6% in fiscal 1997. These margin improvements were achieved during a period of heightened cost containment affecting the health care market generally. See "Business--Industry Overview." The Company attributes its ability to increase profit margins to its commitment to cost reduction and operating efficiency. See "--Liquidity and Capital Resources" for a discussion of certain cash flow information of the Company.

     Consistent with the Company's business strategy, the Company has increased its net sales and improved its position within the disposable health care products market in recent years by increasing its respiratory care product offering, introducing disposable products for the anesthesia health care market, expanding its presence in international markets and establishing a position in the growing alternate site market.

     Through consistent product development efforts, the Company continuously evolves and improves its product offering to fully serve the respiratory care market. In addition to the respiratory care market, the Company developed and introduced disposable products for the anesthesia market starting in 1995. Since that time, sales of anesthesia products have increased and in 1997 contributed $6.5 million in net sales. Net sales from new respiratory and anesthesia products introduced since 1992 represented approximately 18% of the Company's total net sales in fiscal 1997. In 1994, the Company established a sales force dedicated to sales of the Company's products to international markets. The international sales effort has focused largely on major and growing markets for the Company's products. In fiscal 1997, the Company's products were sold to health care providers and distributors in more than 75 international markets representing $19.0 million in net sales. See Note 8 to Consolidated Financial Statements. With the increasing trend toward providing health care outside of traditional hospital settings and the rapid growth of alternate site health care providers, the Company established in 1995 an independent sales force dedicated to this market. Sales of products to alternate site distributors and/or health care providers represented approximately $14.6 million in net sales in fiscal 1997. The Company has targeted the international, alternate site and anesthesia markets as key components for future growth.

     The Company's results of operations may fluctuate significantly from quarter to quarter as a result of a number of factors, including, among others, the buying patterns of the Company's distributors, GPOs and other purchasers of the Company's products, forecasts regarding the severity of the annual cold and flu season, announcements of new product introductions by the Company or its competitors, changes in the Company's pricing of its products and the prices offered by the Company's competitors, rate of overhead absorption due to variability in production levels and variability in the number of shipping days in a given quarter.


     The Company anticipates that results for the second quarter of 1998 will be adversely impacted primarily by two factors. Domestically, the Company has experienced a continued decline in sales to the Premier GPO as a result of Premier having entered into a sole distributor agreement in 1997 with one of the Company's competitors. Internationally, sales have been adversely impacted by the discontinuance of a distribution-related strategic alliance in Germany with an international health care supplier. To a lesser degree, international sales have also been affected by certain United Kingdom-based distributors' early implementation of the new labeling requirements for the common European ("CE") market, which has caused a delay in certain sales, and a European distributor being acquired, resulting in the consolidation of warehouses and inventory. The Company is now compliant with CE labeling requirements on substantially all of its products and believes the warehouse consolidation issue to be short-term in nature. As a result of these factors, the Company was not in compliance with certain covenants under the New Credit Facility, so certain of the financial covenants in the New Credit Facility were amended.

     On April 7, 1998, the Company consummated the Recapitalization. The Recapitalization consisted of (i) the merger of River Acquisition Corp., a wholly-owned subsidiary of Holding, with and into Hudson RCI, with Hudson RCI surviving as a majority-owned subsidiary of Holding, (ii) a $93.0 million investment by Holding in Hudson RCI, made up of the $63.0 million Common Stock Investment and the $30.0 million Preferred Stock Investment, (iii) the $115.0 million Subordinated Notes Offering, (iv) the $30.0 million Preferred Stock Offering, and (v) the $100.0 million New Credit Facility. See "Summary--The Recapitalization." Immediately following consummation of the Recapitalization, FS&Co. owned approximately 87.3% of the outstanding common stock of Holding. The Company and the shareholders that received distributions in the Recapitalization made an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, to treat the Recapitalization as an asset purchase for tax purposes, which will have the effect of significantly increasing the basis of the Company's assets, thus increasing depreciation and amortization expenses and other deductions for tax purposes and reducing the Company's taxable income in 1998 and subsequent years. The Recapitalization resulted in no change in the basis of the Company's assets and liabilities. The effect of the Recapitalization, as if the transaction had occurred as of certain earlier dates, is presented in the Unaudited Pro Forma Financial Statements.

RESULTS OF OPERATIONS

     The following tables set forth, for the periods indicated, certain income and expense items expressed in dollars and as a percentage of the Company's net sales.


                                                                                                       QUARTER ENDED
                                                                       FISCAL YEAR                      (unaudited)
                                                              -----------------------------     ---------------------------
                                                                                                  MARCH 28,      MARCH 27,
                                                                1995      1996       1997           1997           1998
                                                              --------  --------  ----------    -------------  ------------
                                                                                 (dollars in thousands)
          Net sales...........................................    $86,825    $93,842    $99,509     $23,987     $24,265
          Cost of sales.......................................     47,582     49,405     51,732      11,970      13,026
                                                                 --------   --------   --------    --------    --------
            Gross profit......................................     39,243     44,437     47,777      12,017      11,239
          Selling expenses....................................      8,283      8,961      9,643       2,331       2,317
          Distribution expenses...............................      4,595      4,829      5,240       1,261       1,449
          General and administrative expenses.................      9,769     11,277     11,456       2,946       3,077
          Research and development expenses...................      2,064      2,253      1,845         418         474
          Provision for equity participation plan.............     11,415      8,249      6,954       1,966       1,974
                                                                 --------   --------   --------    --------    --------
          Total operating expenses............................     36,126     35,569     35,138       8,922       9,291
                                                                 --------   --------   --------    --------    --------
          Operating income....................................      3,117      8,868     12,639       3,095       1,948
          Add back: Provision for equity participation plan...     11,415      8,249      6,954       1,966       1,974
                                                                 --------   --------   --------    --------    --------
          Operating income before provision for equity
           participation plan.................................    $14,532    $17,117    $19,593     $ 5,061     $ 3,922
                                                                 ========   ========   ========    ========    ========

                                                                               FISCAL YEAR                   QUARTER ENDED
                                                                      -----------------------------   ---------------------------
                                                                                                        MARCH 28,      MARCH 27,
                                                                        1995      1996       1997         1997           1998
                                                                      --------  --------  ----------  -------------  ------------
          Net sales...........................................           100.0%    100.0%      100.0%         100.0%        100.0%
          Cost of sales.......................................            54.8      52.6        52.0           49.9          53.7
                                                                      --------  --------  ----------  -------------  ------------
            Gross profit......................................            45.2      47.4        48.0           50.1          46.3
          Selling expenses....................................             9.5       9.5         9.7            9.7           9.5
          Distribution expenses...............................             5.3       5.1         5.3            5.3           5.9
          General and administrative expenses.................            11.3      12.0        11.5           12.2          12.7
          Research and development expenses...................             2.4       2.4         1.9            1.7           1.9
          Provision for equity participation plan.............            13.1       8.8         7.0            8.2           8.1
                                                                      --------  --------  ----------  -------------  ------------
          Total operating expenses............................            41.6      37.9        35.3           37.2          38.3
                                                                      --------  --------  ----------  -------------  ------------
          Operating income....................................             3.6       9.4        12.7           12.9           8.0
          Add back: Provision for equity participation plan...            13.1       8.8         7.0            8.2           8.1
                                                                      --------  --------  ----------  -------------  ------------
          Operating income before provision for equity
           participation plan.................................            16.7%     18.2%       19.7%          21.1%         16.2%
                                                                      ========  ========  ==========  =============  ============

Three Months Ended March 27, 1998 Compared to Three Months Ended March 28, 1997

     Net sales, reported net of accrued rebates, were $24.3 million in the first quarter of 1998, an increase of $0.3 million over the same quarter in 1997. This was due primarily to growth of $1.7 million or 36.0% in international sales, primarily due to increases in unit volume. Alternate site sales also increased by $0.3 million or 9.2% due to increases in unit volume. Partially offsetting these gains was a decrease in domestic sales of $1.7 million or 11.0% due primarily to a relatively light flu season in the first quarter of 1998 compared to 1997.

     The Company's gross profit margin for the first quarter of 1998 was $11.2 million, a decline of $0.8 million or 6.4% from the first quarter of 1997. As a percentage of net sales, the Company's gross profit margin was 46.3% in the first quarter of 1998 compared to 50.1% in the first quarter of 1997. This decline was largely due to the under absorption of overhead resulting from the Company's efforts to reduce inventory levels in combination with a relatively consistent level of sales volume. On an interim basis, the Company allocates actual manufacturing costs between cost of sales and inventory based on actual production levels. This methodology causes volatility in margins as production levels fluctuate. The Company decreased production and reduced inventories by $0.6 million in the first quarter of 1998 compared to an increase of $1.6 million in inventories in the first quarter of 1997. The decline in inventories caused approximately $1.0 million of additional overhead to be charged to cost of sales in the first quarter of 1998.

     Selling expense, consisting primarily of sales force salaries, was $2.3 million for the first quarter of 1998, a decrease of $14,000 over the first quarter of 1997. As a percentage of net sales, selling expense decreased to 9.5% for the first quarter of 1998 from 9.7% for the first quarter of 1997.

     Distribution expenses, consisting primarily of freight charges from the Company's warehouses to its domestic customers, was $1.4 million for the first quarter of 1998, an increase of $0.2 million or 14.9% over the first quarter of 1997. This was primarily due to increased freight rates.

     General and administrative expenses consist primarily of salaries and other expenses for corporate management, finance, accounting, regulatory and human resources. General and administrative expenses for the first quarter of 1998 were $3.0 million, an increase of $0.1 million or 4.5% over the first quarter of 1997. As a percentage of net sales, general and administrative expenses increased to 12.7% for the first quarter of 1998 from 12.2% for the first quarter of 1997. General and administrative expenses increased in absolute terms as a result of approximately $320,000 in Company legal fees relating to patent litigation in which the Company was granted favorable summary judgment during the first quarter of 1998. The increase was partially offset by cost reductions resultant from the Company's cost containment efforts.

     Research and development expenses for the first quarter of 1998 were $474,000, a decrease of $56,000 or 13.4% from the first quarter of 1997.

     The provision for the Equity Participation Plan ("EPP") consists of accrued expenses for payments to be made to certain executives under the EPP. In the first quarter of 1998, the accrued expense was $2.0 million and includes approximately $0.4 million in employer payroll taxes relating to the $20.0 million distribution made on March 13, 1998. The EPP was terminated upon consummation of the Recapitalization and replaced with an executive stock purchase plan and stock option plan. At the time of the Recapitalization, an additional $68.3 million was paid out under the EPP.

     Interest expense was $0.4 million for the first quarter of 1998, a decrease of $0.1 million or 17%. This decrease was due to lower average debt levels during the first quarter of 1998.

Year Ended December 26, 1997 Compared to Year Ended December 27, 1996

     Net sales for 1997 were $99.5 million, an increase of $5.7 million or 6.0% over 1996. The increase in net sales was primarily due to increased international and alternate site sales due to increases in unit volume, which was partially offset by a slight decrease in average selling price. For the year, international sales were $19.0 million, an increase of $2.9 million or 18.2% over 1996, and alternate site sales were $14.6 million, an increase of $1.7 million or 13.1% over 1996. Sales to Southeast Asia were adversely affected in 1997 due to economic conditions in the region and the outlook for sales in the region is uncertain in the near term. Approximately 30% of the Company's 1997 total net sales were to a single distributor.

     The Company's gross profit for 1997 was $47.8 million, an increase of $3.3 million or 7.5% over 1996. As a percentage of net sales, the Company's gross profit increased to 48.0% in 1997 from 47.4% in 1996. The Company has been able to improve its gross profit margin primarily by transferring additional assembly operations to its lower cost operation in Ensenada, Mexico, automating and upgrading the manufacturing process for the Company's products, particularly oxygen masks, and continued cost containment efforts relating to the Company's overhead structure.

     Selling expense was $9.6 million for 1997, an increase of $0.7 million or 7.6% over 1996. As a percentage of net sales, selling expense increased to 9.7% in 1997 from 9.5% in 1996. Selling expense increased primarily as a result of increased employee compensation related to increased sales commissions and performance compensation in connection with the increase in net sales. In particular, sales commissions increased in connection with sales of selected products targeted by the Company's commission incentive program. Selling expense also increased as a result of fees paid to certain distributors in connection with special promotional programs.

     Distribution expense was $5.2 million for 1997, an increase of $0.4 million or 8.5% over 1996. This increase was due to increased sales volume. As a percentage of net sales, distribution expense increased to 5.3% in 1997 from 5.1% in 1996. Freight charges relating to international sales are generally paid by the distributor.

     General and administrative expenses for 1997 were $11.5 million, an increase of $0.2 million or 1.6% over 1996. As a percentage of net sales, general and administrative expenses decreased to 11.5% in 1997 from 12.0% in 1996 as a result of the Company's continued cost containment efforts. General and administrative expenses increased in absolute terms as a result of salary and facility maintenance expense increases and upgrade of the Company's management information systems.

     Research and development expenses for 1997 were $1.8 million, a decrease of $0.4 million or 18.1% from 1996. This decrease was the result of reduced head count and outside consulting fees. The Company's research and development efforts include expenditures intended to provide improved products to its customers and to upgrade its manufacturing processes. Management expects 1998 research and development expenses to continue at 1997 levels.

     The provision for the EPP consisted of accrued expense of $7.0 million in 1997, as compared with $8.2 million in 1996, reflecting the total termination liability under the EPP at the end of 1997 and 1996, respectively. The EPP was terminated upon consummation of the Recapitalization and replaced with an executive stock purchase plan. See "Management--Stock Purchase Plan."

     Interest expense for 1997 was $1.8 million, a decrease of $0.3 million or 15.8% from 1996, primarily as a result of lower average outstanding debt balances during 1997 as compared to 1996. Following the Recapitalization, the Company will have substantially higher interest expenses. See "--Liquidity and Capital Resources" and Pro Forma Consolidated Financial Statements.

     Prior to the Recapitalization, the Company was a Subchapter S corporation and was not subject to federal income tax. Effective with the Recapitalization the Company terminated S corporation status and is taxed as a Subchapter C corporation.

Year Ended December 27, 1996 Compared to Year Ended December 29, 1995

     Net sales for 1996 were $93.8 million, an increase of $7.0 million or 8.1% over 1995. The increase in net sales was primarily due to growth in international sales volume. Net sales were also positively impacted due to the Company completing its first full year of sales of its anesthesia product line and increased sales of that product line, which was introduced during 1995. Unit increases were partially offset by price decreases, largely due to changes in GPO affiliations among health care providers.

     The Company's gross profit for 1996 was $44.4 million, an increase of $5.2 million or 13.2% over 1995. As a percentage of net sales, gross profit increased to 47.4% in 1996 from 45.2% in 1995. The increase in the Company's gross profit margin is primarily attributable to increased utilization of the Company's lower cost manufacturing operations in Ensenada, Mexico, automating and upgrading the manufacturing processes for the Company's products and cost containment efforts relating to the Company's overhead structure.

     Selling expense for 1996 was $9.0 million, an increase of $0.7 million or 8.2% over 1995, and was unchanged as a percentage of net sales from 1995 to 1996. Selling expense increased primarily as a result of increased employee compensation related to increased sales commissions and performance compensation in connection with the increase in net sales.

     Distribution expense for 1996 was $4.8 million, an increase of $0.2 million or 5.1% over 1995 due to increased sales volume. As a percentage of net sales, distribution expense decreased to 5.1% in 1996 from 5.3% in 1995.

     General and administrative expenses for 1996 were $11.3 million, an increase of $1.5 million or 15.4% over 1995. As a percentage of net sales, general and administrative expenses increased to 12.0% in 1996 from 11.3% in 1995. General and administrative expenses increased as a result of the amortization of intangible assets acquired in connection with the acquisition of a passive humidification product line in 1996. In 1995 the Company's general and administrative expenses were lowered by a one-time credit of $0.3 million relating to a workers' compensation program dividend.

     Research and development expenses for 1996 were $2.3 million, an increase of $0.2 million or 9.2% over 1995.

     The Company's provision for the EPP consisted of an accrued expense of $8.2 million in 1996 compared to $11.4 million in 1995, reflecting the total termination liability under the EPP at the end of 1996 and 1995, respectively. The EPP was amended and restated in 1995 and the expense for 1995 reflected the full value of the termination liability. In 1996 the expense was due to the Company's increased net income.

     Interest expense for 1996 was $2.2 million, a decrease of $0.2 million or 10.2% from 1995, primarily as a result of lower average outstanding debt balances during 1996 as compared to 1995.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents the unaudited quarterly net sales and EBITDA before EPP for each of the Company's fiscal quarters in its fiscal years 1996 and 1997. In the opinion of the Company's management, this quarterly information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The Company's quarterly results have in the past been subject to seasonal and other fluctuations, and thus the operating results for any quarter are not necessarily indicative of results for any future period.

                                           1996                                             1997
                   -------------------------------------------------  ---------------------------------------------
                        FIRST      SECOND       THIRD      FOURTH       FIRST      SECOND       THIRD     FOURTH
                       QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER    QUARTER
                   ------------- ----------- ----------- ----------- ----------- ----------- ---------- -----------
                                                           (DOLLARS IN THOUSANDS)
Net sales.......   $   24,143    $   21,271  $    21,566 $   26,862  $   23,987  $   25,106  $   21,813 $   28,603
Operating income        2,513           840        2,357      3,158       3,384       3,161       2,142      3,953
EBITDA before
 EPP............        6,278         4,449        5,539      6,928       6,526       6,397       5,103      7,414
                                           1996                                             1997
                   -------------------------------------------------  ---------------------------------------------
                       FIRST       SECOND      THIRD       FOURTH      FIRST       SECOND       THIRD     FOURTH
                      QUARTER      QUARTER     QUARTER     QUARTER     QUARTER     QUARTER     QUARTER    QUARTER
                   ------------- ----------- ----------- ----------- ----------- ----------- ---------- -----------
                                                      (PERCENT OF ANNUAL TOTAL)
Net sales.......       25.7%       22.7%       23.0%       28.6%       24.1%       25.2%       21.9%       28.8%
Operating income       28.3         9.5        26.6        35.6        26.8        25.0        16.9        31.3
EBITDA before
 EPP............       27.1        19.2        23.9        29.8        25.7        25.1        20.1        29.1

     The Company's results of operations exhibit some measure of seasonality. Generally, the Company's sales and EBITDA before EPP are higher in the first and fourth quarters and lower in the second and third quarters. This is due primarily to the higher incidence of breathing ailments, such as colds and flu, during the winter months, which results in increased hospitalization and respiratory care, especially among higher-risk individuals, such as infants and the elderly. Fourth quarter sales are generally the Company's highest, as distributors increase inventory in anticipation of the cold and flu seasons. First quarter results are generally affected by the length and severity of flu seasons. Management believes that the fourth quarter of 1996 and the first half of 1997 benefitted from an unusually strong flu season.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of liquidity are cash flow from operations and borrowing under its working capital facility. Cash provided by operations totaled $15.9 million, $16.1 million and $19.3 million in 1995, 1996 and 1997, respectively, and increased in each year during this period due to the Company's increased sales volume and improved operating margins. Cash provided by operations before EPP payments totalled $7.4 million in the quarter ended March 28, 1997 and $6.8 million in the quarter ended March 27, 1998. The Company made cash payments under the EPP of $20.4 million in the quarter ended March 27, 1998. The Company had operating working capital, excluding cash and short-term debt, of $22.5 million, $26.8 million and $10.0 million as of the end of fiscal 1995, 1996 and 1997, respectively, and $24.6 million and $28.1 million at March 28, 1997 and March 27, 1998, respectively. Inventories were $12.8 million, $14.0 million and $16.6 million as of the end of fiscal 1995, 1996 and 1997, respectively, and $15.1 million and $15.9 million at March 28, 1997 and March 27, 1998, respectively. In order to meet the needs of its customers, the Company must maintain inventories sufficient to permit same-day or next-day filling of most orders. Such inventories are higher than those that would be required for delayed filling of orders, thus adversely impacting liquidity. Over time, the Company expects its level of inventories to increase as the Company's sales in the international market increase. Accounts receivable, net of allowances, were $17.2 million, $20.7 million and $21.3 million at the end of fiscal 1995, 1996 and 1997, respectively, and $16.6 million and $18.7 million at March 28, 1997 and March 27, 1998, respectively. The average number of days sales in accounts receivable outstanding was approximately 77 days for 1997, compared to 74 days for 1996. The Company offers 30 day credit terms to its U.S. hospital distributors. Alternate site and international customers typically receive 60 to 90 day terms and, as a result, as the Company's alternate site and international sales have increased, the amount and aging of its accounts receivable have increased. As a result, the Company anticipates that the amount and aging of its accounts receivable will continue to increase. The Company is exploring the utilization in 1998 or 1999 of a distribution warehouse outside of the United States. While this will have the effect of increasing the Company's investment in inventories, it may also result in lower international accounts receivable than would otherwise be the case because customers will receive products, and consequently pay for them, more quickly.

     Net cash used in investing activities was $6.1 million, $11.4 million and $3.7 million in 1995, 1996 and 1997, respectively. Primary uses of these funds were to finance the acquisition of the passive humidification product line in 1996 and capital expenditures. Capital expenditures, consisting primarily of new manufacturing equipment purchases and expansion of the Ensenada facility, totaled $5.9 million, $6.4 million and $4.7 million in 1995, 1996 and 1997, respectively. The decrease in 1997 resulted from temporary delays in projects that the Company anticipates will be completed in 1998. During the quarter ended March 28, 1997 net cash provided by investing activities was $951,000, reflecting proceeds from the sale of property. During the quarter ended March 27, 1998, net cash used in investing activities was $771,000, primarily for capital expenditures. The Company currently estimates that capital expenditures will be approximately $6.0 million in each of 1998 and 1999, consisting primarily of additional and replacement manufacturing equipment and new heater placements.

     Net cash used in financing activities was $11.9 million, $3.7 million and $16.4 million in 1995, 1996 and 1997, respectively, which consisted primarily of repayment of debt and shareholder distributions principally to pay taxes on income passed through by the Company. During the quarter ended March 28, 1997, net cash used in financing activities was $6.6 million, consisting primarily of repayment of debt and shareholder distributions. During the quarter ended March 27, 1998, net cash provided by financing was $14.7 million reflecting net borrowing by the Company. The Company's long term debt at March 27, 1998 consisted of $31.0 million of bank indebtedness, which was refinanced in connection with the Recapitalization.

     The Company has outstanding $155.0 million of indebtedness, consisting of $115.0 million of Notes and borrowings of $40.0 million under the New Credit Facility. The New Credit Facility consists of a $40.0 million Term Loan Facility (all of which was funded in connection with the Recapitalization) and a $60.0 million Revolving Loan Facility. The Notes bear, and the Exchange Notes will bear, interest at the rate set forth on the cover hereof, payable semiannually, and will require no principal repayments until maturity. See "Description of the Exchange Notes." The Term Loan Facility matures on the sixth anniversary of the initial borrowing and requires principal repayments of between $3.0 million and $11.5 million each year until maturity, commencing on June 30, 1999. The Revolving Loan Facility matures on the sixth anniversary of the initial borrowing and bears interest based on a spread over either a eurodollar or base rate. See "Description of New Credit Facility."

     In connection with the Recapitalization, the Company issued 300,000 shares of its 11 1/2% Senior PIK Preferred Stock due 2010 with an aggregate liquidation preference of $30.0 million (the "Mirror Preferred Stock") which has terms and provisions materially similar to those of the 11 1/2% Senior Exchangeable PIK Preferred Stock due 2010 of Holding (the "Holding Preferred Stock") and the 11 1/2% Senior Exchangeable PIK Preferred Stock of the Company (the "Exchange Preferred Stock"). At the election of the Company, dividends may be paid in kind until April 15, 2003 and thereafter must be paid in cash. See "Description of Other Securities--Holding Preferred Stock" and "--Mirror Preferred Stock."

     The Company believes that after giving effect to the Recapitalization and the incurrence of indebtedness related thereto, based on current levels of operations and anticipated growth, its cash from operations, together with other available sources of liquidity, including borrowings available under the Revolving Loan Facility, will be sufficient over the next several years to fund anticipated capital expenditures and acquisitions and to make required payments of principal and interest on its debt, including payments due on the Notes and obligations under the New Credit Facility. The Company intends to selectively pursue strategic acquisitions, both domestically and internationally, to expand its product line, improve its market share positions and increase cash flows. Financing for such acquisitions is available, subject to limitations, under the New Credit Facility. Any significant acquisition activity by the Company in excess of such amounts would require additional capital, which could be provided through capital contributions or debt financing. The Company has no commitments for such acquisition financing and to the extent financing is unavailable, acquisitions may be delayed or not completed.

YEAR 2000 COMPLIANCE

     The Company has upgraded its information system capabilities such that it does not believe that its systems will encounter any material "year 2000" problems. The issue surrounding the year 2000 is whether computer systems will properly recognize date sensitive information when the year changes to 2000, or "00." Systems that misinterpret the two-digit date "00" as the year 1900 instead of the year 2000 could generate erroneous data or fail. The Company's products are not subject to year 2000 problems. The Company also relies, directly and indirectly on the external systems of various independent business enterprises, such as its customers, suppliers, creditors, financial organizations, and of governments, both domestically and internationally, for the accurate exchange of data and related information. The Company could be affected as a result of any disruption in the operation of the various third-party enterprises with which the Company interacts. The Company has not assessed the status of such third-party enterprises' information systems, nor the materiality, nature or potential impact on the Company of year 2000 issues confronted by such third parties to the extent the same affect the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

          Statement of Financial Accounting Standards ("SFAS") No. 129 Disclosure of Information about Capital Structure was issued in February 1997 and was adopted as of December 26, 1997. SFAS No. 130 Reporting Comprehensive Income and SFAS No. 131 Disclosures about Segments of an Enterprise and Related Information were issued in June 1997. SFAS No. 130 was adopted in the first quarter of fiscal 1998. SFAS No. 131 will initially be adopted in the Company's 1998 year-end financial statements.

                                    BUSINESS

GENERAL

     The Company is a leading manufacturer and marketer of disposable medical products utilized in the respiratory care and anesthesia segments of the domestic and international health care markets. The Company offers one of the broadest respiratory care and anesthesia product lines in the industry, including such products as oxygen masks, humidification systems, nebulizers, cannulae and tubing. In the United States, the Company markets its products to a variety of health care providers, including hospitals and alternate site service providers such as outpatient surgery centers, long-term care facilities, physician offices and home health care agencies. Internationally, the Company sells its products to distributors that market to hospitals and other health care providers. The Company's products are sold to over 2,500 distributors and alternate site service providers throughout the United States and in more than 75 countries worldwide. For fiscal 1997, the Company had net sales of $99.5 million, operating income of $12.6 million and pro forma EBITDA before EPP of $26.3 million. From 1993 to 1997, the Company's net sales, operating income and EBITDA before EPP increased at compound annual rates of approximately 5.9%, 11.4% and 13.3%, respectively.

     The Company has supplied the disposable respiratory care market for over 50 years and enjoys strong brand name recognition and leading market positions. Based on IMS America data regarding the size of the domestic hospital market for respiratory therapy products, and the Company's estimate of the portion thereof represented by respiratory products, the Company believes that in 1996 it held a share of approximately 25% of the domestic hospital market for the disposable respiratory care products that the Company markets and held number one or two market share positions in 10 product categories representing approximately 75% of the Company's 1997 net sales. IMS America does not distinguish between anesthesia and respiratory products in its market analysis. See "--Industry Overview." In recent years the Company has pursued a number of growth initiatives, including the expansion of its international and alternate site sales efforts and entry into the anesthesia market. The Company established separate sales forces dedicated to the international and alternate site markets in 1993 and 1994, respectively. In 1995, the Company entered the anesthesia market to further leverage its manufacturing platform, distribution channels and strong brand name recognition. In 1997, anesthesia sales represented approximately 6.5% of the Company's total net sales and international and alternate site sales represented 19.1% and 14.7%, of the Company's total net sales, respectively.

     The Company manufactures and markets over 1,000 respiratory care and anesthesia products. The Company believes that its broad product offering represents a competitive advantage over suppliers with more limited product offerings, as health care providers seek to reduce medical supply costs and concentrate purchases among fewer vendors. The Company also benefits competitively from its extensive relationships with leading GPOs, as large purchasing organizations play an increasingly important role in hospitals' purchasing decisions.

     The Company maintains two manufacturing facilities and two distribution facilities in the United States and an assembly operation in Mexico. The Company has reduced its manufacturing and assembly costs through cost reduction programs, process improvement, equipment automation and upgrades and increased utilization of its Ensenada, Mexico facility for labor-intensive operations. Over the past five years the Company has spent $22.4 million to upgrade its manufacturing operations. During this period, the Company's gross margins have improved from 41.3% to 48.0%, reflecting management's ongoing commitment to cost reduction.

     Hudson Oxygen Therapy Sales Company ("Hudson Oxygen"), Hudson RCI's predecessor, was founded in 1945. In 1988, Hudson Oxygen formed Industrias Hudson, a majority-owned subsidiary that oversees the Company's assembly operation in Mexico. Until the Recapitalization, the Continuing Shareholder owned the minority interest in Industrias Hudson. In 1989, Hudson Oxygen merged with Respiratory Care Inc. to form Hudson RCI. In April 1988, the Company consummated the Recapitalization, pursuant to which it became a majority-owned subsidiary of Holding, with the Continuing Shareholder retaining a minority interest. In connection with the transfer of ownership of Industrias Hudson from the Continuing Shareholder, the Company formed IH Holding LLC, a Delaware limited liability company, which now owns the minority interest in Industrias Hudson. Hudson RCI's principal executive offices are located at 27711 Diaz Road, P.O. Box 9020, Temecula, California 92589, and its telephone number is
(909) 676-5611. Holding was incorporated in Delaware in January 1998. Holding's principal executive offices are located at 599 Lexington Avenue, 18th Floor, New York, New York 10022, and its telephone number is (212) 758-2555.

INDUSTRY OVERVIEW

     The worldwide market for disposable respiratory care and anesthesia products consists of the domestic hospital market, the alternate site market and the international market. While no data is available for the size of the alternate site and international markets, IMS America data indicates that in 1996 domestic hospitals purchased approximately $371 million of the disposable respiratory care and anesthesia products that the Company markets. The Company categorizes approximately $208 million (56%) of this amount as respiratory care and $163 million (44%) as anesthesia. In addition, there is a growing alternate site service provider market in the United States, as care is increasingly provided outside of traditional hospital settings. Further, the Company believes there is a large and growing international market for disposable respiratory care and anesthesia products. The Company believes that in countries with higher health care standards, heightened concern regarding cross-contamination and sterilization costs have resulted in disposable medical products replacing traditional reusable products. The Company believes that the trend towards utilizing disposable products is accelerating in developing countries as health care standards improve.

     Respiratory care and anesthesia principally involve the delivery of oxygen and anesthesia from a gas source, such as a mechanical ventilator or respirator, to the patient's pulmonary system. The gas is typically delivered to the patient through specialized tubing connecting to a cannula, mask or endotracheal tube. In addition, it is often necessary to humidify or medicate the gas. The market for respiratory care and anesthesia products, including disposable products, is expected to be positively impacted by demographic trends, both domestically and internationally. In the United States, changes in demographics, including an aging population, increased incidence and awareness of respiratory illnesses and heightened focus on cost-efficient treatment, have had a positive impact on the domestic respiratory care and anesthesia markets. There has been an increasing incidence of respiratory illnesses (such as asthma and emphysema), due in part to an increasingly susceptible aging population, environmental pollution, smoking-related illnesses and communicable diseases with significant respiratory impact, such as tuberculosis, HIV and influenza. The Company believes that the international respiratory care and anesthesia markets will experience many of the trends currently affecting domestic markets. In addition, many international markets have high incidences of communicable respiratory diseases and are becoming increasingly aware of the value of single use, disposable products.

     The market for respiratory care and anesthesia products is also affected by trends affecting the health care market generally. In particular, the overall trend towards cost containment has increased the desirability of disposable products relative to reusable products, and has influenced pricing, distribution channels, purchasing decisions and health care delivery methods.

     Efforts to contain rising health care costs have increased the preference for disposable medical products that improve the productivity of health care professionals and reduce overall provider costs. Health care organizations are evaluating modes of treatment that are less labor and/or technology intensive as a means of decreasing the cost of care, which can often result in increased disposable usage. In particular, increased utilization of disposable products can decrease labor and other costs associated with sterilizing reusable products. In addition, the risks of transmission of infectious diseases such as HIV, hepatitis and tuberculosis, and related concerns about the occupational safety of health care professionals, have also contributed to an increased preference for disposable single-use medical products.

     Cost containment has caused consolidation throughout the health care product supply channel, which has favored manufacturers with large product offerings and competitive pricing. In an effort to contain costs, service providers have consolidated to form GPOs, which take advantage of group buying power to obtain lower supply prices. This, in turn, has led to consolidation among distributors, who seek to provide "one-stop shopping" for these large buying groups. Distributors have also sought to concentrate purchases among fewer vendors in an effort to reduce supply costs. Since selection as a GPO provider and strong relationships with distributors are critical to many health care manufacturers, manufacturers have responded to these trends by providing a broad range of integrated products, combined with reliable delivery and strong after-sales support.

     Cost containment has also caused a migration of the decision making function with respect to supply acquisition from the clinician to the administrator. As clinicians lose influence and purchasing agents, materials managers and upper level management become more involved in the purchasing decision, a greater emphasis is placed on price relative to product features and clinical benefits.

     As a result of cost containment, health care is increasingly provided outside of traditional hospital settings through alternate health care sites, such as outpatient surgery centers, long-term care facilities, physician offices and patients' homes. Growth of the alternate site market is also attributable to advances in technology that have facilitated the delivery of care outside of the hospital, an increased number of illnesses and diseases considered to be treatable outside of the hospital and increased acceptance by the medical community of, and patient preference for, non-hospital treatment.

     The Company believes that these industry trends create significant market opportunities for an efficient, high volume manufacturer of disposable respiratory care and anesthesia products with an extensive product offering and strong relationships with leading distributors and GPOs.

BUSINESS STRATEGY

     The Company's senior management team has increased net sales and EBITDA before EPP by 5.9% and 13.3%, respectively, from 1993 to 1997 compounded annually, despite facing significant pricing pressure as a result of cost containment trends affecting the health care industry generally. These results are largely attributable to management's expertise within the Company's markets and ability to grow the Company's business and improve profitability margins within a dynamic health care environment. On average, members of the senior management team have over 18 years of experience in the health care industry. The senior management team intends to continue to expand the Company's market position, increase cash flows and capitalize on favorable demographic trends by pursuing the following strategies:

     ENHANCE MARKET POSITION IN DOMESTIC HOSPITAL MARKET. The Company employs a proactive, consultative sales approach in which the Company works with hospitals to increase efficiency and address their cost containment needs. The Company believes that this approach, combined with high levels of customer service and training, enhances its value as a supplier. The Company has entered into preferred supplier arrangements with 12 national GPOs and seeks both to increase sales of disposable respiratory care products to its existing GPO network and to establish new relationships with additional GPOs.

     INCREASE PENETRATION OF ANESTHESIA MARKET. The Company plans to continue to build its anesthesia product customer base and improve product margins.
Since its entry into the anesthesia market in 1995, the Company has built a sales base by leveraging its established distribution network and strong brand name recognition. To minimize start-up costs, the Company initially outsourced much of the manufacturing of its anesthesia product line. Having validated its market and product strategy, the Company is internalizing the manufacturing of its anesthesia products in order to enhance quality and margins. The Company is also hiring sales personnel with experience in anesthesia and has established a sales commission structure that emphasizes growth in this market segment.

     EXPAND INTERNATIONALLY. The Company intends to further pursue the large and growing international market for disposable respiratory care and anesthesia products and believes that the Company, as a high-quality, low cost manufacturer with a comprehensive product line, is well-positioned to compete in the international market. The Company has established and is currently expanding its international sales force to further its penetration of this market. The Company's manufacturing facilities have received ISO 9000 certification and the Company anticipates being in full compliance with European CE and Medical Device Directive laws by the June 1998 deadline.

     INCREASE PRESENCE IN ALTERNATE SITE MARKET. The Company has targeted the alternate site market as a key growth market due to cost containment and other health care industry trends. The Company provides a broad product line to patients across multiple care settings through its national distribution network. In 1994, the Company established a sales force dedicated to the alternate site market and intends to continue to increase this sales force. In addition, the Company continually focuses on areas with favorable demographics, such as Florida, Arizona and southern California, where aging populations are large recipients of alternate site care.

     DEVELOP NEW PRODUCTS. The Company seeks to improve its current market positions and enter new markets through a continuation of its aggressive new product development program. The Company's product development effort targets specific markets in which the Company believes it can favorably compete. As a result of this targeted approach, products introduced since 1992 accounted for approximately 18% of the Company's 1997 net sales. In 1995, the Company entered the disposable anesthesia products market, capitalizing on the Company's manufacturing expertise, similar process technologies, complementary product designs and distribution synergies with the existing respiratory care product line. The Company has also developed new products aimed specifically at the alternate site market, such as more comfortable cannulae that can be worn for longer periods of time.

     PURSUE STRATEGIC ACQUISITIONS. The Company intends to pursue strategic acquisitions, both domestically and internationally, to expand its product line, improve its market share positions and increase cash flows. Management believes that the Company's business, with its efficient operations, leading distribution network, well-recognized brand name and experienced management team, provides an excellent platform to facilitate the Company's expansion strategy, particularly in the anesthesia and international markets.

PRODUCTS

     The Company manufactures and markets products for use in respiratory care and anesthesia. The products for each market are similar and often overlap, as do the distribution channels.

     The Company groups its products into nine categories: (i) oxygen delivery;
(ii) aerosol therapy; (iii) active and passive humidification; (iv) ventilatory support; (v) adaptors, connectors and filters; (vi) resuscitation; (vii) airway management; (viii) electronic monitoring; and (ix) durable equipment.

                 CATEGORY/PRODUCTS                                           DESCRIPTION
--------------------------------------------------    ----------------------------------------------------------
OXYGEN DELIVERY:  Oxygen Masks, Oxygen                Used to deliver therapeutic, supplemental oxygen to a
 Cannulae, Oxygen Tubing                              patient.  Oxygen masks cover the nose and mouth.
                                                      Nasal cannulae fit inside the nostrils.  Both masks and
                                                      cannulae are connected to an oxygen source via small
                                                      diameter tubing through which oxygen flows.

AEROSOL THERAPY:  AQUAPAK(R) Large Volume,            Used to create and deliver aerosolized particles of
 Prefilled Nebulizers; Non-Prefilled Large            liquid water, sodium chloride or medication to the patient's
 Volume Nebulizer; UPDRAFT(R), UPDRAFT                airways to dilute and mobilize secretions and/or dilate
 II(R), AVA-NEB(R) and MICRO MIST(R) Small            constricted breathing passages.  The peak flow meter is
 Volume, Medication Nebulizers; Aerosol               used to monitor the patient's respiratory status before
 Tubing; AQUATHERM(R) and THERMAGARD(R)               and after an aerosolized medication treatment.
 Nebulizer Heaters; AQUAPAK Prefilled
 Ultrasonic Cups; ADDIPAK(R) Prefilled Unit
 Dose Solutions; POCKETPEAK(R) Peak Flow
 Meter

ACTIVE AND PASSIVE HUMIDIFICATION:                    Heated humidification systems actively heat and
 CONCHATHERM(R) Heated Humidifiers,                   humidify oxygen/air mixtures or anesthetic gases
 AQUA+(R) Hygroscopic Condenser Humidifiers,          provided by a mechanical ventilator or anesthesia gas
 AQUAPAK Prefilled Humidifiers, Non-                  machine.  Hygroscopic condenser humidifiers passively
 Prefilled, Reusable Humidifier, Non-Prefilled        conserve the heat and humidity in the patient's exhaled
 Disposable Humidifier                                breath for use during inspiration.  Prefilled and non-
                                                      prefilled humidifiers are used to add water vapor to
                                                      oxygen being provided to a patient via a mask or
                                                      cannula.

                 CATEGORY/PRODUCTS                                           DESCRIPTION
--------------------------------------------------    ----------------------------------------------------------
VENTILATORY SUPPORT:  Conventional Ventilator         Used to convey an oxygen/air mixture and/or anesthetic
 Circuits, Heated-Wire Ventilator Circuits,           gas from a mechanical ventilator or anesthesia gas
 Anesthesia Breathing Circuits, Air Cushion           machine to a patient during the temporary or long-term
 Anesthesia Masks, Infant CPAP Systems                support of ventilation.  The infant CPAP system
                                                      provides non-invasive respiratory support to premature
                                                      infants with under-developed, immature lungs.

ADAPTORS, CONNECTORS AND FILTERS:  A wide             The adaptors and connectors are frequently used in
 variety of adaptors and connectors; Main Flow        respiratory care and anesthesia to add accessories,
 Bacterial/Viral Filters; Pulmonary Function          modify configurations, and/or customize other related
 Filter                                               products to meet specific needs.  Filters are used to
                                                      protect patients, caregivers, and medical equipment
                                                      from cross-contamination with bacteria and viruses.

RESUSCITATION:  LIFESAVER(R) Reusable and             Used during cardiopulmonary resuscitation ("CPR") to
 Disposable Resuscitation Bags, Isolation Valves      adequately support and/or maintain the patient's
 and Kits, LIFESAVER Tubes and Kits                   ventilatory function.

AIRWAY MANAGEMENT:  SOFTECH(R) Cuffed and             Assist in securing and maintaining an open airway and
 Uncuffed Endotracheal Tubes; CATH-GUIDE(R),          unobstructed breathing passage.  They also can assure
 Color-Coded and DUAL-CHANNEL Oral                    that the patient's ventilation can be maintained and that
 Pharyngeal Airways; BITEGARD (TM) Oral Bite          respiratory secretions can be adequately removed from
 Block; CATH-GUIDE Closed Suction Catheters           the lungs.

ELECTRONIC MONITORING:  Replacement oxygen            The oxygen sensors, monitors and analyzers are used to
 sensors, Oxygen Monitors and Analyzers,              analyze and monitor the amount of oxygen being
 VENTILARM II(R) Low-Pressure Alarms                  administered to a patient.  The low-pressure alarm is
                                                      used to detect a patient disconnect or a leak in the
                                                      breathing circuit during mechanical ventilation.

DURABLE EQUIPMENT:  Oxygen Regulators;                Used to regulate oxygen flow from cylinders, stabilize
 Cylinder Carts, Trucks and Stands; Portable          or transport oxygen or other gas cylinders, and provide
 Oxygen Units                                         a portable oxygen supply for emergency use.


SALES, MARKETING AND DISTRIBUTION

     While substantially all of the Company's domestic hospital sales are made to distributors, the Company's marketing efforts are focused on the health care service provider. In the alternate site market, the Company both sells and markets directly to the service provider. The Company's five largest alternate site accounts are Apria Healthcare Group Inc., Gulf South Medical Supply, Inc., Moore Medical Corp., Redline Healthcare Corp. and VGM & Associates. Internationally, the Company sells its products to distributors that market to hospitals and other health care providers. See Note 8 to the Consolidated Financial Statements for information with respect to international sales. The Company's sales personnel currently call on approximately 2,800 health care providers, 50 hospital distributors and 700 alternate site customers. Due to consolidation and cost pressures among the Company's customer base, the Company's target call point at the health care provider has been moving away from the clinician to include a purchasing manager or corporate executive. As of June 27, 1997 and June 26, 1998, the Company had a backlog of approximately $1.5 million and $1.4 million, respectively.

     In the current market environment, GPO relationships are an essential part of access to the Company's target markets and the Company has entered into preferred supplier arrangements with 12 national GPOs. The Company is typically positioned as either a sole supplier of respiratory care disposables to the GPO, or as one of two suppliers. These arrangements set forth pricing and terms for various levels of purchasing, although they do not obligate either party to purchase or sell a specific amount of product. In addition, GPO affiliated hospitals often purchase products from other suppliers notwithstanding the existence of sole or dual source GPO arrangements. Further, these arrangements are terminable at any time, but in practice usually run for two to three years. The Company enjoys longer terms with two of its major GPOs, VHA, Inc. and Columbia/HCA Healthcare Corporation. The Company's most significant GPO relationships are with AmeriNet Inc., Columbia/HCA Healthcare Corporation, Health Services Corporation of America, MedEcon Medical Services, Purchase Connection Limited, University HealthSystem Consortium and VHA, Inc.

     Health care providers have responded to pressures to reduce their costs by merging with other members of their industry. The acquisition of a customer of the Company often results in the renegotiation of contracts, the granting of price concessions or in the loss of the customer. Alternatively, to the extent a customer of the Company grows through acquisition activity, the Company may benefit from increased sales to the larger entity.

     The Company markets its products primarily through consultative dialogue with health care providers, targeted print advertising, trade shows, selective promotional arrangements with distributors and the Company's heater lease program. To support sales of the entire line of humidification and ventilation products, the Company leases heaters to domestic customers without charge. The revenues from the sale of products used in connection with the operation of the heaters covers the amortization of the heater cost under the leases. The Company has heaters with a net book value of approximately $1.4 million placed at service provider locations under this program.

     The Company utilizes a network of over 1,800 hospital distributors, as well as additional alternate site distributors, to reach its markets. A number of these distributors carry competing product lines, but many are moving to select single supply sources for particular product groups. The Company has been selected as the FOCUS preferred vendor of respiratory disposables for Owens & Minor, and is seeking similar status with other national vendors. Such status gives preference to the shipping of the Company's products versus other competitive lines. Owens & Minor is the Company's largest distributor, accounting for approximately $30.0 million or approximately 30% of total 1997 net sales, and approximately $7.0 million or approximately 29% of sales in the first quarter of 1998. The Company provides a price list to its distributors which details base acquisition prices. Distributors receive orders from the service providers and charge the contract pricing (which is determined by their GPO affiliation or individual contract price) plus their service margin. As is customary within the industry, the Company rebates the difference between base acquisition price and the specific contract price to the distributor. The Company offers select large health care providers a reward for purchasing a broader selection of the Company's product lines. The program allows a rebate in the form of merchandise credit for purchasing minimum volumes from a selected group of products. The Company's international distributors place their orders directly with dedicated international customer service representatives based in Temecula. Customer orders are shipped from one of two warehouse locations. Sales strategies and marketing plans are tailored to each market with involvement of the distributor. Region and territory sales managers are responsible for supporting, training and launching of products into their regions. The Company utilizes a network of 100 international distributors, typically on an exclusive basis within each market.

MANUFACTURING AND ASSEMBLY

     The Company operates two manufacturing facilities and two distribution facilities in the United States and an assembly facility in Ensenada, Mexico. While the Company believes that it is operating at a high utilization rate for optimal efficiency, existing facilities could support increased capacity with additional machinery and workers.

     The Company's manufacturing facility in Temecula, California houses 59 injection molding machines, 55 of which are automated. During the past four years, 28 out of the 59 machines have been replaced, which has increased capacity, as the new machines are more efficient. Tubing is produced on 8 extrusion lines: 4 corrugated, 3 oxygen or "spaghetti", and 1 repellitizer/regrinder. The Temecula facility uses 10-12 million pounds of over 30 different kinds of resin annually; the most prominent are PVC, polyethylene and polypropylene. Sterile prefilled humidification and nebulization products and electronics are manufactured using 7 blow/fill/seal machines in the Company's facility in Arlington Heights, Illinois.

     The Company's facility located in Ensenada, Mexico is primarily used for the assembly of certain products molded at the Temecula facility. The facility is a Maquiladora, and therefore there are minimal tariffs associated with the transport of products and components across the United States-Mexico border.

     The Company occasionally outsources production of certain products while it establishes its ability to penetrate a target market. Having achieved an acceptable level of penetration, the Company internalizes the manufacturing function in order to increase margins and improve quality control.

     The Company monitors the quality of its products at the Temecula, Arlington Heights and Ensenada facilities by statistical sampling and visual and dimensional inspection. The Company also inspects incoming raw materials for inconsistencies, rating its vendors on quality and delivery time. The Company is routinely audited by the FDA and has received no significant regulatory actions. The Company is in substantial compliance with the GMP/QSR regulations of the FDA and has qualified for an "advanced notification" program allowing the Company to be informed of FDA inspections in advance. The Company utilizes outside facilities for sterilization of products produced in Temecula and Ensenada. The Arlington Heights products are manufactured in a sterile environment and are certified sterile as a result of the production process.
The Ensenada and Arlington Heights facilities are certified as ISO 9002 compliant and the Temecula facility is certified as ISO 9001 compliant.

SUPPLIERS AND RAW MATERIALS

     The Company's primary raw materials are various resins, which are formed into the Company's products. The top 10 purchased products in 1997 were Tubing Grade PVC, Clear PVC, LDPE-EVA, Polypropylene, Aluminum Cylinder, Pre-Cut Elastic, Non-Tubing Grade PVC, Cannula Blanks, Acrylic Resin and Hose-End Grade PVC. The Company believes that it is able to purchase materials at a cost no higher than its competitors. The Company does not have long-term supply contracts for any of its purchased raw materials. The Company believes that sufficient availability exists for its raw materials, as they consist of mainly readily available plastic resins.

RESEARCH AND DEVELOPMENT

     The Company's research and development department consists of 15 people, including nine engineers. The Company's research and development efforts are split between developing new products and process improvements to its manufacturing operations. The Company develops new products to expand its product line in anticipation of changes in demand. The Company has invested heavily in the anesthesia product line, as the Company continues to penetrate this market. The Company makes several new product introductions every year. Significant products introduced in the last five years have been the line of heat-moisture exchangers, POCKETPEAK peak flow meter, SOFTECH endotracheal tubes, MICRO MIST small volume nebulizer and CONCHA IV heated humidification system. The Company constantly works to reduce costs through improved continued process improvements. Over the past several years, approximately 50% of total research and development expenses have been to improve operational efficiency. The Company incurred research and development expenses of approximately $2.0 million, $2.3 million and $1.8 million in 1995, 1996 and 1997, respectively. COMPETITION

     The medical supply industry is characterized by intense competition. The Company's primary competitor in the respiratory care sector is Allegiance Corporation and its primary competitors in the anesthesia sector include Allegiance Corporation, The Kendall Company, Smiths Industries Medical Systems, Inc. and Vital Signs, Inc. Many of the products manufactured by the Company are available from several sources, and many of the Company's customers tend to have relationships with several manufacturers. The Company competes on the basis of brand name, product quality, breadth of product line, service and price.

PATENTS AND TRADEMARKS

     The Company has historically relied primarily on its technological and engineering abilities and on its design and production capabilities to gain competitive business advantages, rather than on patents or other intellectual property rights. However, the Company does file patent applications on concepts and processes developed by the Company's personnel.
The Company has 18 patents in the U.S. and two patents pending. Many of the U.S. patents have corresponding patents issued in Canada, Europe and various Asian countries. The Company is currently preparing several patent applications covering intellectual property associated with the closed suction catheter product and advanced humidification devices. The Company's success will depend in part on its ability to maintain its patents, add to them where appropriate, and to develop new products and applications without infringing the patent and other proprietary rights of third parties and without breaching or otherwise losing rights in technology licenses obtained by the Company for other products. There can be no assurance that any patent owned by the Company will not be circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with claims of the scope sought by the Company, if at all. If challenged, there can be no assurance that the Company's patents (or patents under which it licenses technology) will be held valid or enforceable. In addition, there can be no assurance that the Company's products or proprietary rights do not infringe the rights of third parties. If such infringement were established, the Company could be required to pay damages, enter into royalty or licensing agreements on onerous terms and/or be enjoined from making, using or selling the infringing product. Any of the foregoing could have a material adverse effect upon the Company's business, financial condition or results of operations.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

     The Company and its customers and suppliers are subject to extensive Federal and state regulation in the United States, as well as regulation by foreign governments, and the Company cannot predict the extent to which future legislative and regulatory developments concerning its practices and products for the health care industry may affect the Company. Most of the Company's products are subject to government regulation in the United States and other countries. In the United States, the FDC Act and other statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, marketing, advertising and promotion of such products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution. Under the FDC Act and similar foreign laws, the Company, as a marketer, distributor and manufacturer of health care products, is required to obtain the clearance or approval of Federal and foreign governmental agencies, including the FDA, prior to marketing, distributing and manufacturing certain of those products. The Company may also need to obtain FDA clearance before modifying marketed products or making new promotional claims. Delays in receipt of or failure to receive required approvals or clearances, the loss of previously received approvals or clearances, or failures to comply with existing or future regulatory requirements in the United States or in foreign countries could have a material adverse effect on the Company's business. Foreign sales are subject to similar requirements.

     The Company is required to comply with the FDA's GMP/QSR Regulations, which set forth requirements for, among other things, the Company's manufacturing process, design control and associated record keeping, including testing and sterility. Further, the Company's plants and operations are subject to review and inspection by local, state, Federal and foreign governmental entities. The distribution of the Company's products may also be subject to state regulation. The impact of FDA regulation on the Company has increased in recent years as the Company has increased its manufacturing operations. The Company's suppliers, including the sterilizer facilities, are also subject to similar governmental requirements. There can be no assurance that changes to current regulations or additional regulations imposed by the FDA will not have an adverse impact on the Company's business and financial condition in the future. The FDA also has the authority to issue special controls for devices manufactured by the Company, which it has not done to date. In the event that such special controls were issued, the Company's products would be required to conform, which could result in significant additional expenditures for the Company.

     The Company is also subject to numerous federal, state and local laws and regulations relating to such matters as safe working conditions, manufacturing practices, fire hazard control and the handling and disposal of hazardous or infectious materials or substances and emissions of air pollutants. The Company owns and leases properties which are subject to environmental laws and regulations. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations. In addition, the Company cannot predict the extent to which future legislative and regulatory developments concerning its practices and products for the health care industry may affect the Company. See "Risk Factors--Government Regulation."

LEGAL PROCEEDINGS

     The Company is party to lawsuits and other proceedings, including suits relating to product liability and patent infringement. While the results of such lawsuits and other proceedings cannot be predicted with certainty, management does not expect that the ultimate liabilities, if any, will have a material adverse effect on the financial position or results of operations of the Company.

PROPERTIES

     The Company owns approximately 30 acres of land in Temecula, California on which its headquarters, one of two principal manufacturing centers and three other buildings totalling approximately 245,000 square feet are located.
Plastic and vinyl components and corrugated tubing are manufactured in Temecula and assembled into finished goods at a 77,000 square foot facility in Ensenada, Mexico. The Company owns the Ensenada facility and the underlying land is held in a 30-year trust that expires in 2019. The Company leases an 86,000 square foot manufacturing facility in Arlington Heights, Illinois under a lease that expires in 2000. Prefilled sterile solutions and electronics are manufactured in Arlington Heights. The Company also leases a 73,000 square foot distribution warehouse in Elk Grove, Illinois under a lease that expires in 2000. The Company believes that its current facilities are adequate for its present level of operations. Management expects that the Arlington Heights and Elk Grove leases will be renewed on favorable terms.

EMPLOYEES

     As of March 27, 1998, the Company employed 1,180 employees, substantially all of whom were full-time employees. None of the Company's employees are represented by unions and the Company considers its employee relations to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following individuals are the executive officers and directors of Holding and Hudson RCI:

NAME                     AGE                      POSITION
----------------------   ---   ------------------------------------------------
Richard W. Johansen...    46   President, Chief Executive Officer and Director
Lougene Williams......    53   Senior Vice President
Jay R. Ogram..........    42   Chief Financial Officer
Brian W. Morgan.......    58   Vice President, Human Resources
Helen Hudson Lovaas...    59   Director
Jon D. Ralph..........    33   Director
Charles P. Rullman....    49   Director
Ronald P. Spogli......    50   Director


     Richard W. Johansen is President, Chief Executive Officer and Director of the Company and assumed the same positions with Holding after consummation of the Recapitalization. Mr. Johansen became President of the Company in 1993 and assumed the additional responsibilities of Chief Executive Officer in May 1997. From 1989 to 1993, he served as Vice President, Marketing and Sales for the Company following the 1989 acquisition of Respiratory Care Inc. by Hudson RCI. He held the same position with Respiratory Care Inc. as well as prior executive positions in the area of business development with its parent company, The Kendall Company.

     Lougene Williams is a Senior Vice President of the Company responsible for its product development, quality assurance and manufacturing operations, having served in this capacity since 1996, and assumed the same position with Holding after consummation of the Recapitalization. Prior to 1996, he was the Company's Vice President, Manufacturing, having held a similar position with Respiratory Care Inc. From 1976 to 1987, he held manufacturing management positions of increasing responsibility at various manufacturing plants of The Kendall Company.

     Jay R. Ogram is the Company's Chief Financial Officer, having served in this capacity since 1996, and assumed the same position with Holding after consummation of the Recapitalization. From 1984 until his assumption of Chief Financial Officer responsibilities, Mr. Ogram held prior positions as Accounting Manager and Vice President and Controller of the Company. Prior to joining the Company, he had held executive positions in financial management with a major health care company.

     Brian W. Morgan is Vice President, Human Resources, having held this position since 1989, and assumed the same position with Holding after consummation of the Recapitalization. Mr. Morgan held similar positions in human resources at Respiratory Care Inc. since 1978.

     Helen Hudson Lovaas is a director of the Company and became a director of Holding after consummation of the Recapitalization. Mrs. Lovaas began her career at the Company in 1961. She has been Chairman since 1987, when she inherited ownership of the Company and served as Chief Executive Officer from 1987 until May 1997. Mrs. Lovaas had served previously as the Vice President of Administration of Hudson Oxygen for 15 years.

     Jon D. Ralph became a director of Hudson RCI and of Holding in connection with the Recapitalization. Mr. Ralph joined FS&Co. in 1989 and became a Principal in January 1998. Prior to joining FS&Co., Mr. Ralph spent three years at Morgan Stanley & Co. Incorporated where he served as an Analyst in the Investment Banking Division. Mr. Ralph is also a director of EnviroSource, Inc. and The Pantry, Inc.

     Charles P. Rullman became a director of Hudson RCI and of Holding in connection with the Recapitalization. Mr. Rullman joined FS&Co. as a Principal in 1995. From 1992 to 1995, Mr. Rullman was a General Partner of Westar Capital, a private equity investment firm specializing in middle market transactions.

Prior to joining Westar, Mr. Rullman spent twenty years at Bankers Trust Company and its affiliate BT Securities Corporation where he was a Managing Director and Partner. Mr. Rullman is also a director of The Pantry, Inc.

     Ronald P. Spogli became a director of Hudson RCI and of Holding in connection with the Recapitalization. He is a founding Principal of FS&Co., which was founded in 1983. Mr. Spogli is the Chairman of the Board and a director of EnviroSource, Inc. Mr. Spogli also serves on the Boards of Directors of Calmar Inc., Buttrey Food and Drug Stores Company, AFC Enterprises, Inc. and Brylane Inc.

     Directors of Hudson RCI and of Holding are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the Company's Chairman and Chief Executive Officer and the four most highly compensated executive officers who earned salary and bonus in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended December 26, 1997 (collectively, with the exception of Helen Hudson Lovaas, who resigned in connection with the Recapitalization, the "Named Executive Officers").


                                        SUMMARY COMPENSATION TABLE

                                                                   ANNUAL COMPENSATION
                                                         --------------------------------------

                                               FISCAL
         NAME AND PRINCIPAL POSITION            YEAR      SALARY     BONUS     COMPENSATION(1)   COMPENSATION(2)
-------------------------------------------   --------  ---------  ---------  ----------------  -----------------
Helen Hudson Lovaas........................   1997       $286,353   $ 88,601         --             $9,000
 Chairman and Chief Executive Officer(3)

Richard W. Johansen........................   1997       $256,535   $141,101   $1,350,000            $9,000
 President and Chief Executive Officer

Lougene Williams...........................   1997       $180,005   $ 70,475   $  556,000            $9,000
  Senior Vice President

Jay R. Ogram...............................   1997       $140,520   $ 48,357   $  556,000            $8,394
 Chief Financial Officer

Brian W. Morgan............................   1997       $127,368   $ 42,984   $  238,000            $7,477
 Vice President, Human Resources

_____________________
(1) Reflects amounts earned by the Named Executive Officers during 1997 under the Equity Participation Plan. During 1997, no executive officer named above received perquisites and other personal benefits, securities or property in an aggregate amount in excess of the lesser of $50,000 or 10% of the total of such officer's salary and bonus nor did any such officer receive any restricted stock award or stock appreciation right.
(2) Represents payments by the Company under its defined contribution plan.
(3) Resigned as Chief Executive Officer in May 1997.

EXECUTIVE EMPLOYMENT AGREEMENTS

     On April 7, 1998, the Company entered into employment agreements with each of the Named Executive Officers. Each Named Executive Officer receives a base salary in an amount and on substantially the same terms and conditions as was being paid by the Company on that date and an annual cash bonus in accordance with the Company's existing incentive programs. Pursuant to the employment agreements, in the event that employment is terminated by the Company other than for cause (as such term is defined in the employment agreements), or if the Named Executive Officer resigns pursuant to a "qualifying resignation" (as such term is defined in the employment agreements), the Company will be required to pay such Named Executive Officer's base salary for a period of between 12 and 24 months. The employment agreements also provide for nondisclosure of confidential information, that the Named Executive Officer shall not engage in any prohibited activity (as such term is defined in the employment agreement) during the term of employment and that the Named Executive Officer will refrain from interfering with the Company's contractual relationships or soliciting the Company's employees for 12 months following the Named Executive Officer's termination.

COMPENSATION OF DIRECTORS

     Directors of the Company receive no compensation as directors. Directors are reimbursed for their reasonable expenses in attending meetings.

MANAGEMENT BONUS PLANS

     The Company offers two management bonus plans for its executives, one for senior management and one for executive management. The plan for senior management is based on a combination of the financial goals of the Company and goals set for individual employees. The plan has minimum goals of 70% attainment for operating income before EPP and 75% attainment of the individual plan. The payout is based 70% on attainment of Company financial performance and 30% attainment of individual performance goals. The plan for executive management is based on the financial goals of the Company. The payout to an individual is based on his or her bonus level and the percentage attainment of the operating income before EPP goal for the Company. In order to participate, 70% of operating income before EPP must be achieved.

RETIREMENT PLANS

     The Company sponsors two programs that assist its employees in planning for retirement. The Company offers a defined contribution pension plan that is funded by the Company. Employees must be at least 21 years of age and have completed two years of service to be eligible to participate in the pension plan. The Company annually contributes an amount equal to 6% of a participating employee's base earnings to a participant's account, prorated for any part of a year that a participant was ineligible for a contribution. The funding also includes a proportionate share of any increase or decrease in the fair market value of the assets in the trust fund as of the immediately preceding last day of the plan year. In addition, employees may contribute to a 401(k) plan that has no matching contributions by the Company. Employees must have six months of service to be eligible to participate in the 401(k) plan and may contribute up to 10% of their annual compensation, or 6% if the employee is a highly compensated participant.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Company determines the compensation of the executive officers. During fiscal 1997, Mrs. Lovaas determined the compensation of the Company's Chief Executive Officer and Mrs. Lovaas and Mr. Johansen participated in deliberations regarding the compensation of the Company's other executive officers.

STOCK OPTION PLAN

     The Board of Directors of the Company plans to adopt a stock option plan (the "Option Plan") permitting grants of up to 15% of Hudson RCI's common stock. The Option Plan and each outstanding option thereunder will be subject to termination in the event of a change in control of Hudson RCI or Holding, as more particularly described in the Option Plan. In addition, all options granted pursuant to the Option Plan will terminate 45 days after termination of employment (unless termination was for cause, in which event an option will terminate immediately) or 180 days in the event of termination due to death or disability. Shares received upon exercise of options will be subject to both a right of first refusal and a repurchase right at stated prices in favor of Hudson RCI and will also be subject to obligations to sell at the request of FS&Co. and co-sale rights in favor of the optionee.

     A portion of the options granted pursuant to the Option Plan ("Time Vesting Options") will vest over a five-year period in equal annual installments or, alternatively, will vest in full upon a sale of Hudson RCI or Holding. Time Vesting Options will terminate on the eight-year anniversary of the closing of the Recapitalization.

     A portion of the options granted pursuant to the Option Plan ("Company Performance Options") will be earned in installments based upon satisfaction of annual performance targets over a five-year period. In the event Hudson RCI or Holding is sold prior to the fifth year following the grant of Company Performance Options, such options will accelerate proportionately based on achievement of annual performance targets through the year ended prior to the sale. In addition, upon a sale of Hudson RCI or Holding, if 90% of the annual performance targets for all years ended prior to the sale have been achieved, 50% of the options subject to installments for years ended prior to the sale will be deemed earned (inclusive of installments previously earned). Finally, to the extent FS&Co. achieves a specific internal rate of return on its investment in Holding for a sale, Company Performance Options will also be earned under certain circumstances.

     In addition, a portion of the options granted pursuant to the Option Plan will be earned upon the realization by FS&Co. of a specific internal rate of return on its investment in Holding.

STOCK SUBSCRIPTION PLANS

     In connection with the Recapitalization, Holding adopted an Employee Stock Subscription Plan and an Executive Stock Subscription Plan (collectively, the "Stock Subscription Plans") pursuant to which executives of the Company purchased 800,000 shares of common stock of Holding valued at $10.00 per share. The Stock Subscription Plans provide for a repurchase option in favor of Holding upon termination of employment at stated repurchase prices. In addition, the Stock Subscription Plans provide for restrictions on the transferability of shares prior to the fifth anniversary of the Recapitalization or Hudson RCI's initial public offering. The shares are also subject to a right of first refusal in favor of Holding as well as obligations to sell at the request of FS&Co. and co-sale rights if FS&Co. sells its shares to a third party.

     The following table sets forth, for the Named Executive Officers, the number of shares purchased pursuant to the Stock Purchase Plans:

NAME                                   NUMBER OF SHARES
-----------------------------------   ------------------
Richard W. Johansen................        300,000(1)
Lougene Williams...................        100,000
Jay R. Ogram.......................        100,000
Brian W. Morgan....................         15,000

___________________

(1) Represents shares held of record by the Johansen Family Trust U/D/T dated 8/16/91, of which Mr. Johansen and his wife, Barbara L. Johansen, are the trustees.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information, as of May 31, 1998, with respect to the beneficial ownership of capital stock of the Company by (i) each person who beneficially owns more than 5% of such shares, (ii) each of the Named Executive Officers, (iii) each director of Hudson RCI and (iv) all Named Executive Officers and directors of Hudson RCI as a group. The following table should be read in conjunction with the security ownership table for Hudson RCI.

                                                                      SHARES OF                  SHARES OF
                                                                       COMMON       PERCENT      PREFERRED        PERCENT
                   NAME OF BENEFICIAL OWNER                            STOCK        OF CLASS       STOCK         OF CLASS
-------------------------------------------------------------------  ----------     --------    -----------    -----------
River Holding Corp.(1).............................................   6,300,000      80.8%       300,000       100.0%
  Jon D. Ralph(1)..................................................          --                      --
  Charles P. Rullman(1)............................................          --                      --
  Ronald P. Spogli(1)..............................................          --                      --
Helen Hudson Lovaas(2).............................................   1,500,000      19.2%           --
Richard W. Johansen(3).............................................          --                      --
Lougene Williams(3)................................................          --                      --
Jay R. Ogram(3)....................................................          --                      --
Brian W. Morgan(3).................................................          --                      --
All Named Executive Officers and directors of the Company as
  a group (4 individuals)..........................................   7,800,000     100.0%       300,000       100.0%

-------------------

(1) As beneficial owner of 87.3% of the common stock of Holding, FS&Co. will have the power to vote and dispose of the shares held by Holding. 1,441,251 shares, 58,749 shares and 4,000,000 shares of common stock of Holding is held of record by FS Equity Partners III, L.P. ("FSEP III"), FS Equity Partners International, L.P. ("FSEP International") and FS Equity Partners IV, L.P. ("FSEP IV"), respectively. As general partner of FS Capital Partners, L.P. ("FS Capital"), which is general partner of FSEP III, FS Holdings, Inc. ("FSHI") has the sole power to vote and dispose of the shares owned by FSEP III. As general partner of FS&Co. International, L.P. ("FS&Co. International"), which is the general partner of FSEP International, FS International Holdings Limited ("FS International Holdings") has the sole power to vote and dispose of the shares owned by FSEP International. As general partner of FSEP IV, FS Capital Partners LLC ("FS Capital LLC") has the sole power to vote and dispose of the shares owned by FSEP IV. Messrs. Spogli and Rullman and Bradford M. Freeman, William M. Wardlaw, J. Frederick Simmons and John M. Roth are the sole directors, officers and shareholders of FSHI, FS International Holdings and Freeman Spogli & Co. Incorporated and such individuals, in addition to Mr. Ralph and Todd W. Halloran and Mark J. Doran, are the sole managing members of FS Capital LLC, and as such may be deemed to be the beneficial owners of the shares of the common stock and rights to acquire the common stock owned by FSEP III, FSEP International and FSEP IV. The business address of Freeman Spogli & Co. Incorporated, FSEP III, FSEP IV, FS Capital, FSHI, FS Capital LLC, and its sole directors, officers, shareholders and managing members is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025 and the business address of FSEP International, FS&Co. International and FS International Holdings is c/o Padget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies. Holding has pledged all shares of the Company's capital stock owned by it to secure its guarantee of the Company's obligations under the New Credit Facility.
(2) Represents shares held of record by the Helen Lovaas Separate Property Trust U/D/T dated 7/17/97 (the "Trust"). As sole trustee of the Trust, Mrs. Lovaas has the sole power to vote and dispose of the shares owned by the Trust. The address of the Trust is c/o Hudson Respiratory Care Inc., 27711 Diaz Road, P.O. Box 9020, Temecula, California 92589.
(3) The business address of these individuals is Hudson Respiratory Care Inc., 27711 Diaz Road, P.O. Box 9020, Temecula, California 92589.



                              CERTAIN TRANSACTIONS

SHAREHOLDERS' AGREEMENT

     Upon the closing of the Recapitalization Agreement, the Continuing Shareholder and Holding entered into a Shareholders' Agreement (the "Shareholders' Agreement"). Under the Shareholders' Agreement, Holding and the Continuing Shareholder have the right to purchase their pro rata share of certain new issuances of capital stock by Hudson RCI. In addition, the Shareholders' Agreement provides that upon certain issuances of common stock of Holding to employees of the Company, and contribution of the consideration received for such issuance to Hudson RCI, an equivalent number of shares of Hudson RCI's common stock will be issued to Holding. The Shareholders' Agreement provides for restrictions on the transferability of the shares held by the Continuing Shareholder for a period of two years following the consummation of the Recapitalization, and provides for a right of first offer on the Continuing Shareholder's common stock. In addition, the agreement provides that upon sales by Holding of common stock of Hudson RCI or by FS&Co. of common stock of Holding, the Continuing Shareholder is obligated to sell all its shares of common stock at the request of Holding and the Continuing Shareholder has the right to participate in such sale on a pro rata basis. If Hudson RCI engages in an initial public offering with respect to its common stock, the Shareholders' Agreement provides that Holding will exchange all of the common stock of Hudson RCI it holds for newly issued common stock of Hudson RCI and the Mirror Preferred

Stock (as defined herein) will be exchanged, at Holding's option, into Company Preferred Stock (as defined herein) or Company Exchange Debentures (as defined herein), which in turn will be exchanged for Exchange Preferred Stock. Holding will then liquidate and distribute Hudson RCI's common stock to its common holders. Hudson RCI will grant unlimited piggyback registration rights (after an initial public offering) to FS&Co. and the Continuing Shareholder and, commencing six (6) months after the initial public offering, three (3) demand registrations to FS&Co., and one demand registration to the Continuing Shareholder. The Shareholders' Agreement provides that the parties thereto will vote their shares to elect Helen Hudson Lovaas to the Board of Directors.

PAYMENTS RELATING TO THE RECAPITALIZATION

          In connection with the Recapitalization, two trusts of which Mrs. Lovaas is the sole trustee received payments of an aggregate of $131.1 million. Such trusts will also receive payments in an aggregate of approximately $3.3 million if the Company achieves certain operating performance targets for fiscal 1998. In addition, FS&Co. received a transaction fee of $4.0 million. Under the Equity Participation Plan, upon consummation of the Recapitalization, certain employees of the Company received an aggregate of $88.3 million, a substantial portion of which was received by the Named Executive Officers. Senior management, including the Named Executive Officers, will receive an additional $2.4 million if the Company achieves certain operating performance targets for fiscal 1998. For purposes of compliance with the Indenture, the payment of such $2.4 million by the Company will not reduce Hudson RCI's Consolidated Net Income or EBITDA.

                       DESCRIPTION OF NEW CREDIT FACILITY

     On April 7, 1998, Hudson RCI entered into the New Credit Facility, for which Salomon Brothers Inc is arranger and syndication agent and Bankers Trust Company is administrative agent. Pursuant to the New Credit Facility, a syndicate of lenders ("Lenders") lent to Hudson RCI up to $100.0 million in the form of senior secured credit facilities, consisting of a $40.0 million term loan facility (the "Term Loan Facility") and a $60.0 million revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility has a letter of credit sublimit of $7.5 million.

     Use of Proceeds; Maturity. The entire Term Loan Facility was drawn in connection with the Recapitalization. The balance of the New Credit Facility will be made available to Hudson RCI and its subsidiaries (i) for working capital and general corporate purposes of Hudson RCI, (ii) for acquisitions, and
(iii) for issuing commercial and standby letters of credit. The New Credit Facility will mature on the sixth anniversary of closing of the Recapitalization.

     Prepayment; Reduction of Commitments. The Term Loan Facility amortizes in quarterly installments through final maturity. In addition, borrowings under the New Credit Facility are required to be prepaid, subject to certain exceptions, with (i) 75% (or 50% for years when Hudson RCI's ratio of Debt to EBITDA (as defined) is less than 5:1) of Excess Cash Flow (as defined), (ii) 100% of the net cash proceeds of the sale or other disposition of any properties or assets of Holding and its subsidiaries (subject to certain exceptions), (iii) 100% of the net proceeds of certain issuances of debt obligations of Hudson RCI and its subsidiaries and (iv) 100% of the net proceeds from insurance recoveries and condemnations. The Revolving Credit Facility must be prepaid upon payment in full of the Term Loan Facility.

     Voluntary prepayments are permitted in whole or in part, at the option of Hudson RCI, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of prepayment of eurodollar borrowings other than on the last day of the relevant interest period.

     Interest. The interest rate under the New Credit Facility is based, at the option of Hudson RCI, upon either a eurodollar rate plus 2.25% per annum or a base rate plus 1.25% per annum. If Hudson RCI achieves performance goals to be agreed upon, the margins will be reduced in increments to be agreed upon. A commitment fee of 0.50% per annum will be charged on the unused portion of the New Credit Facility.

     Collateral and Guarantees. The New Credit Facility is guaranteed by Holding and all existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign, subsidiaries of Hudson RCI. The New Credit Facility is secured by a first priority lien in substantially all of the properties and assets of Hudson RCI and the Guarantors now owned or acquired later, including a pledge of all of the capital stock of Hudson RCI owned by Holding and all of the shares held by Hudson RCI of Hudson RCI's existing and future subsidiaries; provided, that such pledge is limited to 65% of the shares of any foreign subsidiary to the extent a pledge of a greater percentage would result in adverse tax consequences to Hudson RCI.

     Covenants. The New Credit Facility contains covenants restricting the ability of Holding, Hudson RCI and Hudson RCI's subsidiaries to, among others,
(i) incur additional debt, (ii) declare dividends or redeem or repurchase capital stock, (iii) prepay, redeem or purchase debt, (iv) incur liens, (v) make loans and investments, (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in transactions with affiliates. Hudson RCI is also required to comply with financial covenants with respect to
(a) limits on annual aggregate capital expenditures, ranging from $6.0 million in 1998 to $8.0 million in 2004 (with the right to carry over unspent amounts for one year), (b) a fixed charge coverage ratio as of the end of each four quarter period of not less than 1.20 to 1.00 (beginning with the fiscal quarter ending nearest March 31, 1999), (c) a maximum leverage ratio decreasing from
6.75 to 1.00 for the second quarter of 1998 to 3.50 to 1.00 for the fourth quarter of 2002 and thereafter, (d) a minimum EBITDA test increasing from $26.5 million for 1998 to $39.0 million for 2003 and thereafter, and (e) an interest coverage ratio increasing from 1.50 to 1.00 for the four quarters ended with the second quarter of 1998 to 3.00 to 1.00 for the four quarters ending with the first quarter of 2002 and thereafter.

     Events of Default. Events of default under the New Credit Facility include but are not limited to (i) the Company's failure to pay principal when due or interest after a grace period, (ii) the Company's material breach of any covenant, representation or warranty contained in the loan documents, (iii) customary cross-default provisions, (iv) events of bankruptcy, insolvency or dissolution of the Company or its subsidiaries, (v) the levy of certain judgments against the Company, its subsidiaries, or their assets, (vi) the actual or asserted invalidity of security documents or guarantees of the Company or its subsidiaries, and (vii) a change of control of the Company.

     The preceding discussion of certain of the provisions of the New Credit Facility is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the New Credit Facility. Copies of the New Credit Facility are available upon request from the Company.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of April 7, 1998 (the "Indenture") by and among Hudson RCI, Holding and United States Trust Company of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Upon the effectiveness of this Registration Statement filed under the Securities Act with respect to the Exchange Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the TIA for a statement of them. The following is a summary of the material terms and provisions of the Exchange Notes. This summary does not purport to be a complete description of the Exchange Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Exchange Notes and the Indenture (including the definitions contained therein). A copy of the form of Indenture may be obtained from the Company by any holder or prospective investor upon request. Definitions relating to certain capitalized terms are set forth under "-- Certain Definitions". Capitalized terms that are used but not otherwise defined herein have the meanings ascribed to them in the Indenture and such definitions are incorporated herein by reference. For purposes of this Section, references to the "Company" shall mean Hudson Respiratory Care Inc. excluding its subsidiaries. Capitalized terms used in this Section and not otherwise defined below have the respective meanings assigned to them in the Indenture.


GENERAL

     The Exchange Notes will mature on April 15, 2008, and will be limited to an aggregate principal amount of $115.0 million. The Exchange Notes will bear interest at the rate set forth on the cover page from the date of issuance, or from the most recent date to which interest has been paid, payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 1998, to the Persons who are registered holders of the Exchange Notes at the close of business on the preceding April 1 or October 1, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, and premium, if any, and interest on, the Exchange Notes will be payable in immediately available funds, and the Exchange Notes will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the Security Register. The Exchange Notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Exchange Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

     If (a) on or prior to the 150th day following the date of original issuance of the Notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been declared effective, (b) on or prior to the 180th day following the date of original issuance of the Notes, neither the Registered Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective, or (c) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Exchange Offer Registration Agreement (each such event referred to in clauses (a) through (c), a "Registration Default"), interest ("Special Interest") will accrue on the principal amount of the Notes and the Exchange Notes (in addition to the stated interest on the Notes and the Exchange Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of such Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum.

SUBORDINATION

     The Exchange Notes will be senior subordinated, unsecured obligations of the Company. The payment of the principal of, and premium, if any, and interest on, the Exchange Notes will be subordinated in right of payment to the payment when due of all Senior Debt of the Company. The Exchange Notes will rank pari passu in right of payment with any future Senior Subordinated Debt and senior to any future Subordinated Obligations of the Company. The Subsidiary Guaranty of any Subsidiary Guarantor will rank subordinate in right of payment to all Senior Indebtedness of such Subsidiary Guarantor, pari passu with any Senior Subordinated Debt of such Subsidiary Guarantor and senior to any Subordinated Obligations of such Subsidiary Guarantor. The Exchange Notes and the Subsidiary Guaranties also will be effectively subordinated to any secured debt of the Company and the Subsidiary Guarantors, as the case may be to the extent of the value of the assets securing such debt.

     As of March 27, 1998, after giving effect to the Recapitalization, the Company would have had $40.0 million of Senior Debt, all of which would have represented secured Debt under the New Credit Facility. The Company would also have had $60.0 million of undrawn commitments available under the New Credit Facility, which if drawn upon will constitute Senior Debt. The Company would not have had any outstanding Pari Passu Debt or Subordinated Obligations.

     The Exchange Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of Subsidiaries of the Company that are not Subsidiary Guarantors. Since a portion of the operations of the Company are conducted through Subsidiaries, the Company's ability to service its debt, including the Exchange Notes, is partially dependent upon the earnings of any such Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by such Subsidiaries are subject to statutory restrictions. Under certain circumstances, any Subsidiary Guaranties could be effectively subordinated to all the obligations of the Subsidiary Guarantors in which event restrictions of the type described above on the ability of such Subsidiary Guarantors (in addition to the Company's other Subsidiaries) to distribute funds to the Company could further adversely effect the Company's ability to service its debt. As of March 27, 1998, after giving effect to the Recapitalization, Industrias Hudson, the Company's principal Subsidiary, would have had total balance sheet liabilities of $0.1 million.

     The Company may not pay principal of, or premium, if any, or interest on, the Exchange Notes, or make any deposit pursuant to the provisions described under "--Defeasance", and may not repurchase, redeem or otherwise retire any Exchange Notes (collectively, "pay the Exchange Notes"), if (a) any principal, premium or interest in respect of any Senior Debt is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, (i) the default has been cured or waived and any such acceleration has been rescinded or (ii) such Senior Debt has been paid in full in cash; provided, however, that the Company may pay the Exchange Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative (as defined herein) of each issue of Designated Senior Debt. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Debt (as defined herein) pursuant to which the maturity thereof may be accelerated immediately without further notice (except notice required to effect the acceleration) or the expiration of any applicable grace period, the Company may not pay the Exchange Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated (a) by written notice to the Trustee and the Company from the Representative which gave such Payment Blockage Notice, (b) because such default is no longer continuing or (c) because such Designated Senior Debt has been repaid in full in cash). Unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the Exchange Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its Property (as defined herein), the holders of Senior Debt will be entitled to receive payment in full in cash before the holders of the Exchange Notes are entitled to receive any payment of principal of or interest on the Exchange Notes, except that holders of Exchange Notes may receive and retain shares of stock and any debt securities that are subordinated to Senior Debt to at least the same extent as the Exchange Notes. Until the Senior Debt is paid in full in cash, any distribution to which holders of the Exchange Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Debt. If a payment or distribution is made to holders of Exchange Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

     If payment of the Exchange Notes is accelerated when any Designated Senior Debt is outstanding, the Company may not pay the Exchange Notes until three business days after the Representatives of all issues of Designated Senior Debt receive notice of such acceleration and, thereafter, may pay the Exchange Notes only if the Indenture otherwise permits payment at that time.

     The Subsidiary Guaranty of each Subsidiary Guarantor will be subordinated to Senior Debt of the applicable Subsidiary Guarantor to the same extent and in the same manner as the Exchange Notes are subordinated to Senior Debt of the Company.

     By reason of the subordination provisions contained in the Indenture, in the event of bankruptcy or similar proceedings relating to the Company or a Subsidiary Guarantor, holders of Senior Debt and other creditors (including trade creditors) of the Company or such Subsidiary Guarantor may recover more ratably, even if the Exchange Notes or the applicable Subsidiary Guaranty are pari passu with their claims, than the holders of the Exchange Notes. In such event, there may be insufficient assets or no assets remaining to pay the principal of or interest on the Exchange Notes.

     Payment from the money or the proceeds of U.S. Government Obligations (as defined herein) held in any defeasance trust pursuant to the provisions described under "--Defeasance" will not be subject to the subordination provisions described above.

     See "Risk Factors--Subordination of Notes, Exchange Notes and Subsidiary Guaranties," "--Fraudulent Conveyance and Distribution Limitation
Considerations," "--Substantial Leverage; Shareholders' Deficit" and "Description of New Credit Facility."

SUBSIDIARY GUARANTIES

     The obligations of the Company under the Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated, unsecured basis by each Restricted Subsidiary of the Company which guarantees the Company's obligations under the New Credit Facility or which, with certain limited exceptions, incurs any indebtedness. Restricted Subsidiaries, unlike Unrestricted Subsidiaries (as defined herein), are subject to the negative covenants contained in the Indenture, and the financial results of each Restricted Subsidiary are included in all financial tests set forth in the Indenture. In addition, if the Company has any Unrestricted Subsidiaries, all dealings with such Unrestricted Subsidiary must be conducted on an arm's length basis, as though such Subsidiary were a third party. Any subsidiary of the Company will be a Restricted Subsidiary unless the Board of Directors of the Company designates such subsidiary to be an Unrestricted Subsidiary because it
(i) does not own any capital stock or debt of the Company, nor any liens on the Company's property, (ii) is not obligated under any debt, lien or other obligation that, if in default, would result in a default of any debt of the Company, or (iii) either (A) has total assets of $1,000 or less or (B) such designation is effective immediately upon such subsidiary becoming a subsidiary.

     Upon the sale or other disposition of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to the Company or an Affiliate of the Company) permitted by the Indenture, such Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. See "--Certain Covenants--Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries". Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the Indenture will be released from all its obligations under its Subsidiary Guaranty.

     Each of the Company and, when they exist, the Subsidiary Guarantors has agreed to contribute to any other Subsidiary Guarantor which makes payments pursuant to its Subsidiary Guaranty an amount equal to the Company's or such Subsidiary Guarantor's proportionate share of such payment, based on the net worth of the Company or such Subsidiary Guarantor relative to the aggregate net worth of the Company and the Subsidiary Guarantors.

REDEMPTION

     The Exchange Notes will not be redeemable at the option of the Company prior to April 15, 2003. Thereafter, the Exchange Notes will be redeemable at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:


                                            REDEMPTION
                       YEAR                   PRICE
               -------------------         -------------
               2003                           104.563%
               2004                           103.042%
               2005                           101.521%
               2006 and thereafter            100.000%

     Any notice to holders of such a redemption need not set forth the redemption price of such Exchange Notes but need only set forth the calculation thereof as described in the immediately preceding paragraph. The redemption price, calculated as aforesaid, shall be set forth in an Officers' Certificate (as defined herein) delivered to the Trustee no later than two business days prior to the redemption date.

     At any time and from time to time, prior to April 15, 2001, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Exchange Notes with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 109 1/8% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Exchange Notes remains outstanding. Any such redemption shall be made within 60 days of such Public Equity Offering upon not less than 30 nor more than 60 days' notice.

SINKING FUND

     There will be no mandatory sinking fund payments for the Exchange Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Exchange Notes shall have the right to require the Company to repurchase all or any part of such holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The Trustee does not have the authority under the Indenture to waive the covenant relating to the holder's right to require the Company to purchase the Exchange Notes upon the occurrence of a Change of Control. Approval by the Company's Board of Directors will not prevent a transaction from constituting a Change of Control if it otherwise falls within the definition thereof.

     Within 30 days following any Change of Control, the Company shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send, by first-class mail, with a copy to the Trustee, to each holder of Exchange Notes, at such holder's address appearing in the Security Register, a notice stating: (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all Exchange Notes timely tendered will be accepted for payment; (ii) the

Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (iv) the procedures that holders of Exchange Notes must follow in order to tender their Exchange Notes (or portions thereof) for payment, and the procedures that holders of Exchange Notes must follow in order to withdraw an election to tender Exchange Notes (or portions thereof) for payment.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

     The Change of Control repurchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Notes to require the Company to repurchase such Exchange Notes as a result of a sale, transfer, assignment, lease, conveyance or other disposition of less than all the assets of the Company may be uncertain.

     The New Credit Facility prohibits the Company from purchasing any Exchange Notes, and also provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under such existing debt. Other future debt of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of Exchange Notes of their right to require the Company to repurchase such Exchange Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of Exchange Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase Exchange Notes in connection with a Change of Control would result in a default under the Indenture which would, in turn, constitute a default under existing (and may constitute a default under future) debt of the Company. If such debt constitutes Designated Senior Debt, the subordination provisions in the Indenture would likely restrict payment to holders of Exchange Notes. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Exchange Notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the holders of a majority in principal amount of the Exchange Notes.

CERTAIN COVENANTS

     Limitation on Company and Subsidiary Guarantor Debt. The Company shall not, and shall not permit any Subsidiary Guarantor to, Incur (as defined herein), directly or indirectly, any Debt unless, after giving pro forma effect to the application of the proceeds thereof, no Default (as defined herein) or Event of Default would occur as a consequence of such Incurrence (as defined herein) or be continuing following such Incurrence and either (a) after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 1.75 to 1.00 if such Debt is Incurred from the Issue Date through April 15, 2000, and 2.00 to
1.00 if such Debt is Incurred thereafter or (b) such Debt is Permitted Debt (as defined below).

     The term "Permitted Debt" is defined to include the following:

          (a) Debt evidenced by the Exchange Notes and of Subsidiary Guarantors evidenced by Subsidiary Guaranties;

          (b) (i) Debt under the Credit Facility; provided that the aggregate principal amount of all such Debt under the Credit Facility comprised of
     (A) term loans at any one time outstanding shall not exceed $40.0 million minus all principal amounts repaid in respect of such term loans and (B) revolving credit loans or obligations at any one time outstanding shall not exceed the greater of (x) $60.0 million, which amount shall be permanently reduced by the amount of Net Available Cash (as defined herein) used to repay Debt under the Credit Facility, and not subsequently reinvested in Additional Assets (as defined herein) or used to purchase Exchange Notes, pursuant to the covenant described under "--Limitation on Asset Sales" and
     (y) the sum of the amounts equal to (1) 60% of the net book value of the inventory of the Company and the Restricted Subsidiaries and (2) 85% of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries, in each case as of the most recent fiscal quarter ending at least 45 days prior to the date of determination and (ii) subject to the proviso contained in clause (iii) of the covenant described under "-- Limitation on Non-Guarantor Subsidiary Debt," "--Guarantees of Debt under the Credit Facility";

          (c) Debt in respect of Capital Lease Obligations (as defined herein) and Purchase Money Debt (as defined herein); provided that (i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (as defined herein) (on the date of the Incurrence thereof) of the Property acquired, constructed or leased (including costs of installation, taxes and delivery charges with respect to such acquisition, construction or lease) and (ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt (as defined herein) Incurred in respect of Debt previously Incurred pursuant to this clause (c) and then outstanding) does not exceed $15.0 million;

          (d) Debt of the Company owing to and held by any Wholly Owned Subsidiary (as defined herein) and Debt of a Wholly Owned Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

          (e) Debt of a Wholly Owned Subsidiary Incurred and outstanding on or prior to the date on which such Wholly Owned Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Wholly Owned Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company); provided that at the time such Wholly Owned Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving pro forma effect to the Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (a) in the first paragraph of this covenant;

          (f) Debt under Interest Rate Agreements (as defined herein) entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

          (g) Debt under Currency Exchange Protection Agreements (as defined herein) entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

          (h) Debt in connection with one or more standby letters of credit or performance bonds issued for the account of the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

          (i) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (h) above;

          (j) Debt not otherwise described in clauses (a) through (i) above in an aggregate principal amount outstanding at any one time not to exceed $15.0 million; and

          (k) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the first paragraph of this covenant and clauses
     (a), (c), (e) and (i) above, subject, in the case of clause (c) above, to the limitations set forth in the proviso thereto.

     Notwithstanding the immediately foregoing two paragraphs, (a) the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur any Debt pursuant to such paragraphs if the proceeds thereof are used, directly or indirectly, to Refinance (as defined herein) (i) any Subordinated Obligations unless such Debt shall be subordinated to the Exchange Notes and the Subsidiary Guaranties, as applicable, to at least the same extent as such Subordinated Obligations or (ii) any Senior Subordinated Debt unless such Debt shall be Senior Subordinated Debt or shall be subordinated to the Exchange Notes and the Subsidiary Guaranties, as applicable and (b) the Company shall not permit any Restricted Subsidiary to Incur any Debt pursuant to such paragraph if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations or Senior Subordinated Debt.

     Limitation on Non-Guarantor Subsidiary Debt. The Company shall not permit any Restricted Subsidiary which is not a Subsidiary Guarantor to, directly or indirectly, Incur any Debt except: (i) Debt outstanding on the Issue Date and any Permitted Refinancing Debt with respect thereto; (ii) Debt described in clauses (e) or (h) of the definition of Permitted Debt under "--Limitation on Company and Subsidiary Guarantor Debt"; provided, however, that Industrias Hudson may Incur Debt in an aggregate principal amount outstanding at any one time not to exceed $5.0 million; and (iii) Guarantees of the Company's obligations under the New Credit Facility; provided that any Restricted Subsidiary which Incurs any such Guarantee shall concurrently therewith execute and deliver to the Trustee a Subsidiary Guaranty.

     Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving pro forma effect to, such proposed Restricted Payment,

     (a) a Default or Event of Default shall have occurred and be continuing,

     (b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "-- Limitation on Company and Subsidiary Guarantor Debt" or

     (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

          (i) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit),

          (ii)  Capital Stock Sale Proceeds (as defined herein),


          (iii) the amount by which Debt of the Company Incurred after the Issue Date is reduced on the Company's balance sheet upon the conversion or exchange (other than by the Company or a Subsidiary of the Company) subsequent to the Issue Date of any Debt (other than Subordinated Obligations) of the Company for Capital Stock (other than Disqualified Stock (as defined herein)) of the Company (less the amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), and

          (iv) an amount equal to the sum of (A) the net reduction in Investments (as defined herein) in any Person (as defined herein) other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, to the extent such dividends, repayments or transfers do not increase the amount of Permitted Investments (as defined herein) permitted to be made pursuant to clause (i) of the definition thereof and (B) the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, and

          (v)  $7.5 million.

     Notwithstanding the foregoing limitation, the Company may:

          (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or in an amount not in excess of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(ii) above;

          (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or in an amount not in excess of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d) purchase, repurchase, redeem, legally defease, acquire or retire for value, or pay dividends or make loans to Holding to enable Holding substantially concurrently therewith to purchase, repurchase, redeem, legally defease, acquire or retire for value, shares of, or options to purchase shares of, common stock of the Company or Holding from employees or former employees of the Company, Holding or any of their Subsidiaries (or their estates or beneficiaries thereof) upon death, disability, retirement or termination pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board or Directors or the board of directors of Holding, as the case may be, under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that (i) the aggregate amount of such purchases, repurchases, redemptions, defeasances, acquisitions or retirements shall not exceed $1.0 million in any year or $5.0 million during the term of the Exchange Notes, except that (x) such amounts shall be increased by the aggregate net amount of cash received by the Company after the Issue Date from the sale of such shares to, or the exercise of options to purchase such shares by, employees of the Company, Holding or any of their Subsidiaries and (y) the Company may forgive or return Employee Notes (as defined herein) without regard to the limitation set forth in clause (d)(i) above and such forgiveness or return shall not be treated as a Restricted Payment for purpose of determining compliance with such clause (d)(i) and
     (ii) such purchases, repurchases, defeasances, acquisitions or retirements (but not forgiveness or return of Employee Notes) shall be included in the calculation of the amount of Restricted Payments;

          (e) purchase or redeem Subordinated Obligations pursuant to asset sale or change of control provisions contained in the governing instrument relating thereto; provided, however, that (i) no offer or purchase obligation may be triggered in respect of any such Subordinated Obligation unless a corresponding obligation also arises with respect to the Exchange Notes and (ii) in any event, no repurchase or redemption of any such Subordinated Obligation may be consummated unless and until the Company shall have satisfied all repurchase obligations with respect to any required purchase offer made with respect to the Exchange Notes; provided, however, that such purchases or redemptions shall be included in the calculation of the amount of Restricted Payments; and

          (f) make payments to Helen Hudson Lovaas pursuant to the Merger Agreement (as defined herein) in an aggregate amount not to exceed $1.1 million in any fiscal year or $3.3 million during the term of the Exchange Notes (plus, in each case, interest due on the unpaid portion of such required payments in accordance with the Merger Agreement); provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments.

     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens (as defined herein)) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless (i) if such Lien secures Senior Subordinated Debt, the Exchange Notes or the applicable Subsidiary Guaranty are secured on an equal and ratable basis with such Debt and (ii) if such Lien secures Subordinated Obligations, such Lien shall be subordinated to a Lien securing the Exchange Notes or the applicable Subsidiary Guaranty in the same Property as that securing such Lien to the same extent as such Subordinated Obligations are subordinated to the Exchange Notes and the Subsidiary Guaranties.

     Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries. The Company shall not (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or (b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock, other than (i) directors' qualifying shares, (ii) to the Company or a Wholly Owned Subsidiary or (iii) a disposition of 100% of the shares of Capital Stock of a Restricted Subsidiary that complies with the covenant described under "--Limitation on Asset Sales"; provided, however, that, in the case of this clause (iii), upon consummation of such disposition, any such Restricted Subsidiary shall be released from all its obligations under its Subsidiary Guaranty.

     Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; (b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Notes or the applicable Subsidiary Guaranty) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and (c) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

     The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt): (a) to prepay, repay, legally defease or purchase Senior Debt of the Company or any Subsidiary

Guarantor or Debt of any Restricted Subsidiary that is not a Subsidiary Guarantor (excluding, in any such case, Disqualified Stock and Debt owed to the Company or an Affiliate of the Company); or (b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that in connection with any prepayment, repayment, legal defeasance or purchase of Debt pursuant to clause (a) above, the Company or such Subsidiary Guarantor or other Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced by an amount equal to the principal amount so prepaid, repaid, legally defeased or purchased.

     Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within twelve months from the date of the receipt of such Net Available Cash shall constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $10.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Prepayment Offer") the Exchange Notes which offer shall be in the amount of the Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Exchange Notes have been given the opportunity to tender their Exchange Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

     Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Exchange Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary (except, with respect to restrictions on dividends of non-cash Property, as permitted pursuant to clause (ii) of the next sentence), (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply (i) with respect to clauses (a), (b) and (c), to restrictions (A) in effect on the Issue Date, (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or (C) which result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (i)(A) or (B) above or in clause (ii)(A) or (B) below, provided such restriction is no less favorable to the holders of Exchange Notes than those under the agreement evidencing the Debt so Refinanced, and (ii) with respect to clause (c) only, to restrictions
(A) relating to Debt that is permitted to be Incurred and secured without also securing the Exchange Notes or the applicable Subsidiary Guaranty without equal and ratable treatment pursuant to the covenants described under "--Limitation on Company and Subsidiary Guarantor Debt" and "--Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt, (B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless (a) the terms of such Affiliate Transaction are (i) set forth in writing,
(ii) in the interest of the Company or such Restricted Subsidiary, as the case may be, and (iii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, (b) if such Affiliate Transaction involves aggregate payments or value in excess of $2.5 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a) (ii) and (iii) of this paragraph as evidenced by a resolution of the Board of Directors (a "Board Resolution") promptly delivered to the Trustee and (c) if such Affiliate Transaction involves aggregate payments or value in excess of $5.0 million, the Company obtains a written opinion from an Independent Appraiser (as defined herein) to the effect that the consideration to be paid or received in connection with such Affiliate Transaction (as defined herein) is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

     Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

          (i) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business; provided that no more than 5% of the total voting power of the Voting Stock (as defined herein) (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

          (ii) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments";

          (iii) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

          (iv) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $1.0 million in the aggregate at any one time outstanding;

          (v) the payment of fees and expenses in connection with the Recapitalization pursuant to written agreements in effect on the Issue Date;

          (vi) the sale of common stock of the Company for cash; provided, that the Company may receive Employee Notes in an aggregate principal amount not in excess of $1.0 million at any one time outstanding;

          (vii) the payment of dividends in kind in respect of (i) the Company Mirror Preferred Stock or (ii) any other Preferred Stock issued in compliance with this covenant; and

          (viii) a proportionate split of, or a common stock dividend payable on, the common stock of the Company.

     Limitation on Layered Debt. The Company shall not, and shall not permit any Subsidiary Guarantor to, Incur, directly or indirectly, any Debt which is subordinate or junior in right of payment to any Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. In addition, no Subsidiary Guarantor shall Guarantee, directly or indirectly, any Debt of the Company that is subordinate or junior in right of payment to any Senior Debt unless such Guarantee is expressly subordinate in right of payment to, or ranks pari passu with, the Subsidiary Guaranty of such Subsidiary Guarantor.

     Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary of the Company (other than Industrias Hudson) to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (b) the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Company or of any Restricted Subsidiary and (c) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary will, by delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guaranty previously made by such Subsidiary.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "- -Company and Subsidiary Guarantor Debt" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

     Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

     Limitation on Holding's Business. Holding shall not, directly or indirectly, engage in any business or activity other than the ownership of Capital Stock of the Company and business activities incidental thereto.

MERGER, CONSOLIDATION AND SALE OF PROPERTY

     The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless: (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Exchange Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "--Certain Covenants--Company and Subsidiary Guarantor Debt"; provided, however, that this clause (e) shall not apply to a merger between the Company and a Wholly Owned Subsidiary of the Company or Holding incorporated in another state of the United States solely for the purpose of reincorporating the Company as long as the total amount of Debt of the Company and its Restricted Subsidiaries is not increased as a result thereof; and (f) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel (as defined herein), each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

     The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture, but the predecessor Company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from the obligation to pay the principal of, and premium, if any, and interest on, the Exchange Notes.

EVENTS OF DEFAULT


     Events of Default in respect of the Exchange Notes as set forth in the Indenture include: (a) failure to make the payment of any interest on the Exchange Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of the Exchange Notes when the same becomes due and payable at its Stated Maturity (as defined herein), upon acceleration, redemption, optional redemption, required repurchase or otherwise; (c) failure to comply with the covenant described above under "--Merger, Consolidation and Sale of Property"; (d) failure to comply with any other covenant or agreement in the Exchange Notes or in the Indenture (other than a failure which is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 30 days after written notice is given to the Company as provided below; (e) a default under any Debt by the Company or any Restricted Subsidiary which results in acceleration of the stated maturity of such Debt, or failure to pay any such Debt at final maturity, in an aggregate amount greater than $7.5 million (or its foreign currency equivalent at the time) (the "cross acceleration provisions");
(f) any judgment or judgments for the payment of money in an aggregate amount in excess of $7.5 million (or its foreign currency equivalent at the time) shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); (g) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (as defined herein) (the "bankruptcy provisions"); and (h) the Subsidiary Guaranty of any Significant Subsidiary or, if issued, Industrias Hudson ceases to be in full force and effect (other than in accordance with the terms thereof) or any Significant Subsidiary or, if applicable, Industrias Hudson denies or disaffirms its obligations under its Subsidiary Guaranty (the "guaranty provisions").

     A Default under clause (d) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Exchange Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

     The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

     The Indenture provides that if an Event of Default with respect to the Exchange Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Exchange Notes then outstanding may declare to be immediately due and payable the principal amount of all the Exchange Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary shall occur, such amount with respect to all the Exchange Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Exchange Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Exchange Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Exchange Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Exchange Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Exchange Notes.

     No holder of Exchange Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default, (b) the registered holders of at least 25% in aggregate principal amount of the Exchange Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Exchange Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of any Exchange Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Exchange Note on or after the respective due dates expressed in such Exchange Note.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Exchange Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Exchange Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Exchange Note) with the consent of the registered holders of at least a majority in aggregate principal amount of the Exchange Notes then outstanding. However, without the consent of each holder of an outstanding Exchange Note, no amendment may, among other things, (a) reduce the amount of Exchange Notes whose holders must consent to an amendment or waiver,
(b) reduce the rate of or extend the time for payment of interest on any Exchange Note, (c) reduce the principal of or extend the Stated Maturity of any Exchange Note, (d) make any Exchange Note payable in money other than that stated in the Exchange Note, (e) impair the right of any holder of the Exchange Notes to receive payment of principal of and interest on such holder's Exchange Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Exchange Notes or any Subsidiary Guaranty, (f) release any security interest that may have been granted in favor of the holders of the Exchange Notes, (g) reduce the premium payable upon the redemption or repurchase of any

Exchange Note, or change the time at which any Exchange Note may be redeemed, as described under "--Optional Redemption", (h) reduce the premium payable upon a Change of Control or, at any time after a Change of Control or Asset Sale has occurred, change the time at which the Change of Control Offer or Prepayment Offer relating thereto must be made or at which the Exchange Notes must be repurchased pursuant to such Change of Control Offer or (i) make any change to the subordination provisions of the Indenture that would adversely affect the holders of the Exchange Notes or (j) make any change in any Subsidiary Guaranty that would adversely affect the holders of the Exchange Notes.

     Without the consent of any holder of the Exchange Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes (provided that the uncertificated Exchange Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Exchange Notes are described in Section 163(f)(2)(B) of the
Code), to add additional Guarantees with respect to the Exchange Notes or to release Subsidiary Guarantors from Subsidiary Guaranties as provided by the terms of the Indenture, to secure the Exchange Notes, to add to the covenants of the Company for the benefit of the holders of the Exchange Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Exchange Notes in any material respect, to make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     No amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change. The consent of the holders of the Exchange Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to each registered holder of the Exchange Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Exchange Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Exchange Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Notes, to replace mutilated, destroyed, lost or stolen Exchange Notes and to maintain a registrar and paying agent in respect of the Exchange Notes. The Company at any time may terminate its obligations under the covenants described under "--Repurchase at the Option of Holders Upon a Change of Control" and "--Certain Covenants", the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the guaranty provisions described under "--Events of Default" above and the limitations contained in clauses (e) and (f) under the first paragraph of "--Merger, Consolidation and Sale of Property" above ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Company exercises its legal defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default specified in clause (d) (with respect to the covenants described under "--Certain Covenants"), (e), (f), (g) (with respect only to Significant Subsidiaries) or (h) under "--Events of Default" above or because of the failure of the Company to comply with clauses (e) and (f) under the first paragraph of "--Merger, Consolidation and Sale of Property" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty.

     In order to exercise either defeasance option, the Company must, among other things, irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Exchange Notes to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Exchange Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).


GOVERNING LAW

     The Indenture and the Exchange Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.


THE TRUSTEE

     United States Trust Company of New York is the Trustee under the Indenture.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.


CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Additional Assets" means (a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business (as defined herein); or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than an Affiliate of the Company; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or officer of (i) such specified Person, (ii) any Subsidiary of such specified Person or (iii) any Person described in clause (a) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "--Certain Covenants-- Limitation on Transactions with Affiliates", "--Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or (b) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (a) and (b) above, (i) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) for purposes of the covenant described under "--Certain Covenants--Limitation on Asset Sales" only, any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (iii) any disposition effected in compliance with the first paragraph of the covenant described under "--Merger, Consolidation and Sale of Property", (iv) any Sale and Leaseback Transaction (as defined herein) completed within 180 days following the original acquisition of the subject assets where such Sale and Leaseback Transaction represents the intended financing of Property acquired after the Issue Date and (v) any disposition or series of related dispositions of assets having a Fair Market Value and sale price of less than $500,000.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "--Certain Covenants--Limitation on Liens", a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

     "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of corporate stock, partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

     "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees) by the Company of any class of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Change of Control" means the occurrence of any of the following events:

          (a) prior to the first Public Equity Offering, the Permitted Holders (as defined herein) cease to be the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the voting

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     power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Permitted Holders or otherwise (for purposes of this clause (a), the Permitted Holders will be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of such parent corporation); or

          (b) after the first Public Equity Offering, any "Person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of all classes of the Voting Stock of the Company than such other Person or group (for purposes of this clause (b), such Person or group shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as such Person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of such parent corporation); or

          (c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where (i) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation and (ii) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

          (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

          (e) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that

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



(i) if the Company or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Debt, or both, Consolidated Interest Expense (as defined herein) for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (ii) if since the beginning of such period the Company or any Restricted Subsidiary shall have repaid, repurchased, legally defeased or otherwise discharged any Debt with Capital Stock Sale Proceeds, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge as if such discharge had occurred on the first day of such period, (iii) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Asset Sale, or both, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the Property which is the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, in either case as if such Asset Sale had occurred on the first day of such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale, as if such Asset Sale had occurred on the first day of such period (or, if the Capital Stock of any Restricted Subsidiary is sold, by an amount equal to the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale),
(iv) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property, including any acquisition of Property occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period and (v) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, Investment or acquisition of Property that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition occurred on the first day of such period. For purposes of this definition, pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and as further contemplated by the definition of the term "pro forma". If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, (a) interest expense attributable to capital leases, (b) amortization of debt discount and debt issuance cost, including commitment fees, other than with respect to Debt Incurred in connection with the Recapitalization, (c) capitalized interest, (d) non-cash interest expenses, (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (f) net costs associated with Hedging Obligations (as defined herein) (including amortization of fees), (g) Disqualified Dividends (as defined herein) other than Disqualified Dividends paid with shares of Capital Stock of the Company which is not Disqualified Stock, (h) Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary, (i) interest Incurred in connection with Investments in discontinued operations, (j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary and (k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

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

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below) and (ii) the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (b) for the purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (c) any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), (d) any gain (or, for purposes of the covenants described under "--Certain Covenants--Limitation on Company and Subsidiary Guarantor Debt" and "--Merger, Consolidation and Sale of Property" only, loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, provided, that any tax benefit or tax liability resulting therefrom shall be excluded in such Consolidated Net Income, (e) any extraordinary gain or loss, provided, that any tax benefit or tax liability resulting therefrom shall be excluded in such Consolidated Net Income, (f) the cumulative effect of a change in accounting principles and (g) (i) any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of the Company or any Restricted Subsidiary or (ii) compensation expense realized with respect to periods prior to the Issue Date in respect of payments under the Company's 1994 Amended and Restated Equity Participation Plan or compensation expense, to the extent accrued in 1998, related to contingent payments to existing managers of the Company pursuant to the Merger Agreement in an aggregate amount not in excess of $2.4 million. Notwithstanding the foregoing, for the purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.

     "Credit Facility" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the New Credit Facility) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, in each case together with any amendments, supplements, modifications (including by any extension of the maturity thereof), refinancings or replacements thereof by a lender or syndicate of lenders in one or more successive transactions (including any such transaction that changes the amount available thereunder, replaces such agreement or document, or provides for other agents or lenders).

     "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     "Debt" means, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of
(i) debt of such Person for money borrowed and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback

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


Transactions entered into by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day (as defined) following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Debt issued with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in accordance with GAAP.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Debt" means any Senior Debt which has, at the time of determination, an aggregate principal amount outstanding of at least $10.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Debt and is designated in a notice delivered by the Company to the holders or a Representative of the holders of such Senior Debt and in an Officers' Certificate delivered to the Trustee as "Designated Senior Debt" of the Company for purposes of the Indenture; provided that the New Credit Facility shall be deemed to be Designated Senior Debt under the Indenture.

     "Disqualified Dividends" means, for any dividend with respect to Disqualified Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock.

     "Disqualified Stock" means, with respect to any Person, Redeemable Stock (as defined herein) such Person as to which (i) the maturity, (ii) mandatory redemption or (iii) redemption, repurchase, conversion or exchange at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Exchange Notes; provided, however, that Redeemable Stock of such Person that would not otherwise be characterized as Disqualified Stock under this definition shall not constitute Disqualified Stock (a) if such Redeemable Stock is convertible or exchangeable into Debt or Disqualified Stock solely at the option of the issuer thereof or (b) solely as a result of provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Redeemable Stock upon the occurrence of a "change of control" occurring prior to the first anniversary of the Stated Maturity of the Exchange Notes, if (x) such repurchase obligation may not be triggered in respect of such Redeemable Stock unless a corresponding obligation also arises with respect to the Exchange Notes and (y) no such repurchase or redemption is permitted to be consummated unless and until such Person shall have satisfied all repurchase or redemption obligations with respect to any required purchase offer made with respect to the Exchange Notes.

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary other than
(a) a Foreign Restricted Subsidiary (as defined herein) or (b) a Subsidiary of a Foreign Restricted Subsidiary.

     "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation, (iv) amortization expense and (v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

     "Employee Notes" means promissory notes of employees of the Company, Holding or any of their Subsidiaries payable to the Company or Holding and received in connection with the substantially concurrent purchase of common stock of the Company or Holding by such employees.

     "Event of Default" has the meaning set forth under "-Events of Default".

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Fair Market Value" means, with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $2.5 million, by any Officer of the Company or (b) if such Property has a Fair Market Value in excess of $2.5 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

     "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession and (d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

     "Holding" means River Holding Corp., the corporate parent of the Company, and any successor thereto.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that solely for purposes of determining compliance with "--Certain Covenants--Limitation on Company and Subsidiary Guarantor Debt" and "--Limitation on Non-Guarantor Subsidiary Debt", amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

     "Industrias Hudson" means Industrias Hudson S.A. de C.V.

     "Independent Appraiser" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

     "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

     "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments", "--Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment", "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less
(b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

     "Issue Date" means the date on which the Exchange Notes are initially issued.

     "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

     "Merger Agreement" means the Amended and Restated Merger Agreement between Holding, River Acquisition Corp., the Company and shareholders of the Company dated as of March 15, 1998, as in effect on the Issue Date.

     "Mirror Preferred Stock" means the 11 1/2% Senior PIK Preferred Stock due 2010 of the Company.

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other noncash form), in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (b) all payments made on any Debt which is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

     "New Credit Facility" means the credit facilities made available pursuant to the Credit Agreement dated as of April 7, 1998 among the Company, Holding, the lenders party thereto, Salomon Smith Barney Inc, as Arranger, Advisor and Syndication Agent and Bankers Trust Company, as Administrative Agent.

     "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Company.

     "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Holders" means Helen Hudson Lovaas, any member of the senior management of the Company or Holding on the Issue Date and Freeman Spogli & Co. Incorporated or any successor entity thereof controlled by the principals of Freeman Spogli & Co. Incorporated or any entity controlled by, or under common control with, Freeman Spogli & Co. Incorporated.

     "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in (a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of such Restricted Subsidiary is a Related Business; (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary; provided that such Person's primary business is a Related Business; (c) Temporary Cash Investments (as defined herein); (d) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances; (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (f) (i) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $1.0 million at any one time outstanding and (ii) loans and advances to, or the receipt of Employee Notes from, employees of Holding, the Company or any of their Subsidiaries made or received in connection with the substantially concurrent purchase of common stock of Holding or the Company by such employees; provided that the aggregate principal amount of such loans, advances and notes payable shall not exceed $1.0 million at any one time outstanding; (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;
(h) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "--Certain Covenants--Limitation on Asset Sales"; and (i) Investments in Persons engaged in a Related Business not to exceed $10.0 million at any one time outstanding (it being agreed that an Investment shall cease to be outstanding to the extent of dividends, repayments of loans or advances or other transfers of Property received by the Company or any Restricted Subsidiary from such Persons, provided that such amounts do not increase the amount of Restricted Payments which the Company and the Restricted Subsidiaries may make pursuant to clause (c)(iv)(A) of the covenant described under "--Certain Covenants--Limitation on Restricted Payments").

     "Permitted Liens" means:

          (a) Liens securing Senior Debt of the Company or any Subsidiary Guarantor;

          (b) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

          (c) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations which are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

          (d) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety or indemnity bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

          (e) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

          (f) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary which is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

          (g) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (h) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

          (i) judgment and attachment Liens in connection with (A) judgments that do not constitute an Event of Default so long as the judgment creditor is not seeking enforcement thereof and reserves have been established to the extent required by GAAP as in effect at such time and (B) litigation and legal proceedings that are being contested in good faith by appropriate proceedings (or as to which the Company or Restricted Subsidiary, as the case may be, is preparing to promptly initiate appropriate proceedings) so long as reserves have been established to the extent required by GAAP as in effect at such time and so long as such Liens do not encumber assets by an aggregate amount (together with the amount of any unstayed judgments against the Company or any Restricted Subsidiary) in excess of $7.5 million;

          (j) Liens existing on the Issue Date not otherwise described in clauses (a) through (i) above; and

          (k) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a), (e), (f) or (j) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a), (e), (f) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, Incurred by the Company or such Restricted Subsidiary in connection with such Refinancing.

     "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced, (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced and (d) such Debt is subordinated in right of payment to Senior Debt and the Exchange Notes to at least the same extent, if any, as the Debt being Refinanced; provided, however, that Permitted Refinancing Debt shall not include
(x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

     "Person" means any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

     "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Purchase Money Debt" means Debt (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the asset being financed, and (b) Incurred to finance the acquisition or construction by the Company or a Restricted Subsidiary of such asset, including remodelling thereof and additions and improvements thereto; provided, however, that such Debt is Incurred within 180 days after such acquisition of such asset by the Company or a Restricted Subsidiary or completion of such construction, remodelling, addition or improvement, as the case may be.

     "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable, in either case at the option of the holder thereof, for Debt or Disqualified Stock.

     "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Related Business" means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

     "Representative" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Debt.

     "Restricted Payment" means (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution which is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company; (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Affiliate of the Company (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock); (c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or (d) any Investment (other than Permitted Investments) in any Person.

     "Restricted Subsidiary" means (a) any Subsidiary of the Company unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "--Certain Covenants-- Designation of Restricted and Unrestricted Subsidiaries" and (b) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to the covenant described under "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries".

     "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

     "Sale and Leaseback Transaction" means any arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

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

     "Securities Act" means the Securities Act of 1933.

     "Senior Debt" of the Company means (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (i) Debt of the Company for borrowed money and (ii) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable; (b) all Capital Lease Obligations of the Company; (c) all obligations of the Company (i) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (ii) under Hedging Obligations or (iii) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and (d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor; provided, however, that Senior Debt shall not include
(A) Debt of the Company that is by its terms subordinate or pari passu in right of payment to the Exchange Notes, including any Senior Subordinated Debt or any Subordinated Obligations; (B) any Debt Incurred in violation of the provisions of the Indenture; (C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities); (D) any liability for Federal, state, local or other taxes owed or owing by the Company;
(E) any obligation of the Company to any Subsidiary; or (F) any obligations with respect to any Capital Stock. "Senior Debt" of any Subsidiary Guarantor has a correlative meaning.

     "Senior Subordinated Debt" of the Company means the Exchange Notes and any other subordinated Debt of the Company that specifically provides that such Debt is to rank pari passu with the Exchange Notes and is not subordinated by its terms to any other subordinated Debt or other obligation of the Company which is not Senior Debt. "Senior Subordinated Debt" of any Subsidiary Guarantor has a correlative meaning.

     "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated Obligation" means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Exchange Notes or the applicable Subsidiary Guarantee pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, company, association, partnership, joint venture or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means each Domestic Restricted Subsidiary that becomes a Subsidiary Guarantor pursuant to the covenant described under "-- Certain Covenants--Limitation on Non-Guarantor Subsidiary Debt".

     "Subsidiary Guaranty" means a Guarantee on the terms set forth in the Indenture by a Subsidiary Guarantor of the Company's obligations with respect to the Exchange Notes.

     "Temporary Cash Investments" means any of the following: (a) Investments in U.S. Government Obligations; (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rate "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above; (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act); (e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that (i) the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and (ii) such obligations mature within 180 days of the date of acquisition thereof; and (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

     "Unrestricted Subsidiary" means (a) any Subsidiary of the Company in existence on the Issue Date that is not a Restricted Subsidiary; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.


BOOK-ENTRY SYSTEM

     The Exchange Notes may be issued in the form of one or more global securities (collectively, a "Global Security"). A Global Security will be deposited with, or on behalf of, the DTC and registered in the name of the DTC or its nominee. Except as set forth below, a Global Security may be transferred, in whole and not in part, only to the DTC or another nominee of the DTC. Investors may hold their beneficial interests in a Global Security directly through the DTC if they have an account with the DTC or indirectly through organizations which have accounts with the DTC.

     Depository Procedures

     Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Exchange Notes represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the Initial Purchasers. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     Payment of principal of and interest on Exchange Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Exchange Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Exchange Notes only if (a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) the Company in its discretion at any time determines not to have all the Exchange Notes represented by such Global Security or (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Exchange Notes pursuant to the preceding sentence will be exchanged for certificated Exchange Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Exchange Notes, (a) certificated Exchange Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated Exchange Notes will be payable, and the transfer of the certificated Exchange Notes will be registerable, at the office or agency of the Company maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated Exchange Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Security for all purposes under the Indenture and the Exchange Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Exchange Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered to be the owners or holders of any Exchange Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Initial Purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.



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

                        DESCRIPTION OF OTHER SECURITIES

EXCHANGE PREFERRED STOCK

     In connection with the Recapitalization, Holding issued 300,000 shares of its 11 1/2% Senior Exchangeable PIK Preferred Stock due 2010, $100 liquidation preference per share (the "Holding Preferred Stock"). Concurrently with the Exchange Offer, Holding is offering to exchange the Holding Preferred Stock for its 11 1/2% Senior Exchangeable PIK Preferred Stock due 2010 (the "Exchange Preferred Stock"), which Exchange Preferred Stock in being registered pursuant to the terms of the Exchange Offer Registration Agreement.

     Subject to certain conditions, the Holding Preferred Stock is, and the Exchange Preferred Stock will be, exchangeable for the Company's 11 1/2% Subordinated Exchange Debentures due 2010 or the Company's 11 1/2% Senior Exchangeable PIK Preferred Stock due 2010, $100 liquidation preference per share, at the option of Holding at any time. When issued, the Exchange Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Exchange Preferred Stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants, or other securities of Holding of any class.

     Ranking. The Exchange Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock and to each other class of capital stock or series of preferred stock of Holding, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Exchange Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of Holding ("Junior Stock"); and (ii) on a parity with each other class of capital stock or series of preferred stock of Holding, the terms of which expressly provide that such class or series will rank on a parity with the Exchange Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution ("Parity Stock"). While any shares of Exchange Preferred Stock are outstanding, Holding may not authorize, create or increase the authorized amount of any class or series of capital stock or preferred stock, the terms of which expressly provide that such class or series will rank senior to the Exchange Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of Holding (collectively referred to as "Senior Stock"), or Parity Stock, without the consent of the holders of at least 66 2/3% of the outstanding shares of Exchange Preferred Stock. Creditors of Holding will have priority over the Exchange Preferred Stock with respect to claims on the assets of Holding. In addition, creditors and stockholders of Holding's subsidiaries, including the Company and Industrias Hudson, will have priority over the Exchange Preferred Stock with respect to claims on the assets of such subsidiaries, including claims of Holding with respect to the Mirror Preferred Stock.

     Holding will rely upon distributions or advances from the Company and its subsidiaries to provide the funds necessary to pay cash dividends on the Exchange Preferred Stock. The Company and its subsidiaries are subject to contractual and statutory limitations on their ability to make distributions and advances to Holding. In particular, the New Credit Facility prohibits and the Indenture governing the Notes and the Exchange Notes restricts the payment of distributions and advances by the Company and its subsidiaries to Holding and future agreements may contain similar restrictions.

     Dividends. The holders of shares of Exchange Preferred Stock will be entitled to receive, when, as and if dividends are declared by the board of directors of Holding out of funds of Holding legally available therefor, cumulative preferential dividends from the date of issuance of the Exchange Preferred Stock accruing at the rate per share of 11 1/2% per annum, payable semi-annually on April 15 and October 15. Dividends will be payable in cash, except that on each dividend payment date occurring on or prior to April 15, 2003, dividends may be paid, at Holding's option, by the issuance of additional shares of Exchange Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends.

     Optional Redemption. The Exchange Preferred Stock will not be redeemable at the option of Holding prior to April 15, 2003. Thereafter, the Exchange Preferred Stock will be redeemable, at Holding's option, in whole or in part, at any time or from time to time, upon not less than 30 no more than 60 days' prior notice at the redemption prices set forth in the Certificate of Designation governing the Exchange Preferred Stock (the "Certificate of Designation") plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend). In addition, at any time prior to April 15, 2001, Holding may redeem, at its option, (i) up to 50% or (ii) all but not less than all of the outstanding shares of Exchange Preferred Stock with the proceeds of any public equity offering of common stock of the Company at a redemption price (expressed as a percentage of the liquidation preference thereof) of 111 1/2% plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period). Any such redemption shall be made upon consummation of such public equity offering upon not less than 30 nor more than 60 days' notice.


     Exchange for Company Exchange Debentures or Company Preferred Stock. Holding may, at its option, subject to certain conditions, exchange the Exchange Preferred Stock at any time, in whole but not in part, for either Hudson RCI's 11-1/2% Subordinated Exchange Debentures due 2010 (the "Company Exchange Debentures") or Hudson RCI's 11-1/2% Senior PIK Preferred Stock due 2010 (the "Company Preferred Stock"); provided, however, that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Exchange Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) the exchange is permitted under applicable laws; (iii) immediately after giving effect to such exchange, no Default (as defined in the Company Exchange Indenture) or Voting Rights Triggering Event (as defined in the Company Certificate of Designation), as applicable, shall have occurred and be continuing; and (iv) the Company shall have delivered to the Trustee under the Company Exchange Indenture or the transfer agent for the Company Preferred Stock, as applicable, an opinion of counsel with respect to the due authorization and issuance of the Company Exchange Debentures or Company Preferred Stock, as applicable. The exchange of the Exchange Preferred Stock for Company Exchange Debentures or Company Preferred Stock is prohibited by the terms of the New Credit Facility and the exchange of Exchange Preferred Stock for Company Exchange Debentures is limited by the terms of the Indenture governing the Notes and the Exchange Notes. See "Description of the Exchange Notes" and "Description of New Credit Facility."

     Upon any exchange of Exchange Preferred Stock for Company Exchange Debentures, holders of outstanding shares of Exchange Preferred Stock will be entitled to receive $1.00 principal amount of Company Exchange Debentures for each $1.00 liquidation preference of Exchange Preferred Stock held by them and an amount in cash equal to a prorated dividend for any partial dividend period; provided, however, that Holding may pay cash in lieu of issuing a Company Exchange Debenture in a principal amount less than $1,000. Upon any exchange of Exchange Preferred Stock for Company Preferred Stock holders of outstanding shares of Exchange Preferred Stock will be entitled to receive shares of Company Preferred Stock with an aggregate liquidation preference equal to the aggregate liquidation preference of the shares of Exchange Preferred Stock so exchanged and an amount in cash equal to a prorated dividend for any partial dividend period. Holding may pay cash in lieu of issuing a fractional share of Company Preferred Stock.

     Mandatory Redemption. On April 15, 2010, Holding will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Exchange Preferred Stock at a price in cash equal to the liquidation preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the date of redemption. Holding will not be required to make sinking fund payments with respect to the Exchange Preferred Stock.

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of Holding, each holder of Exchange Preferred Stock will be entitled to be paid, out of the assets of Holding available for distribution to stockholders, an amount equal to the liquidation preference per share of Exchange Preferred Stock held by such holder, plus accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up.

     Voting Rights. The holders of Exchange Preferred Stock, except as otherwise required under Delaware law or as provided in the Certificate of Designation, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Holding. The Certificate of Designation will provide that if (i) dividends on the Exchange Preferred Stock are in arrears and unpaid (and, in the case of dividends payable after April 15, 2003, are not paid in cash) for six or more dividend periods (whether or not consecutive), (ii) Holding fails to redeem the Exchange Preferred Stock on April 15, 2010, or fails to otherwise discharge any redemption obligation with respect to the Exchange Preferred Stock, (iii) Holding fails to make an offer to purchase all of the outstanding shares of Exchange Preferred Stock following a change of control (whether or not Holding is permitted to do so by the terms of the Indenture, the New Credit Facility or any other obligation of Holding), (iv) a breach or violation of any covenant contained in the Certificate of Designation occurs and, subject to certain exceptions, continues for a period of 30 days or more after Holding receives notice thereof specifying the default from the holders of at least 25% of the shares of Exchange Preferred Stock then outstanding, (v) a breach or violation of any of the provisions of the Mirror Preferred Stock occurs, or (vi) Holding fails to pay at final maturity (giving effect to any applicable grace period) the principal amount of any indebtedness of Holding or any subsidiary of Holding or the stated maturity of any such indebtedness of Holding or any subsidiary of Holding is accelerated because of a default and the total amount of such indebtedness exceeds $7.5 million (individually, a "Voting Rights Triggering Event"), then the holders of the outstanding shares of Exchange Preferred Stock, voting together as a class with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect two additional members to the board of directors of Holding to serve on such board of directors, and the number of members of such board of directors will be immediately and automatically increased by two.

     Repurchase at the Option of Holders Upon a Change of Control. Upon the occurrence of certain events constituting a change of control of Holding, each holder of Exchange Preferred Stock shall have the right to require Holding to repurchase all or any part of such holder's Exchange Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends thereon, if any, to the purchase date. Since the New Credit Facility prohibits the Company from paying or making, and the Indenture limits the ability of the Company to pay or make dividends or loans to Holding, Holding's ability to pay cash to holders of Exchange Preferred Stock upon a repurchase will be limited. See "Description of New Credit Facility" and "Description of the Exchange Notes."

     Certain Covenants. The Certificate of Designation contains covenants restricting the ability of Holding, the Company and the Company's restricted subsidiaries to, among others, (i) incur additional debt, (ii) make certain restricted payments and investments, (iii) issue or sell capital stock of certain restricted subsidiaries, (iv) restrict distributions from certain restricted subsidiaries, (v) enter into transactions with affiliates and (vi) engage in certain consolidations, mergers or transfers of assets. In addition, the Certificate of Designation restricts the ability of Holding to engage in any business or activity other than those relating to the ownership of capital stock of the Company. All of these restrictions will be subject to a number of important qualifications.

     The preceding discussion of certain provisions of the Exchange Preferred Stock is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the Certificate of Designation governing the Exchange Preferred Stock, copies of which are available upon request from Holding.


MIRROR PREFERRED STOCK

     In connection with the Recapitalization, Holding acquired 300,000 shares of the Company's 11 1/2% Senior PIK Preferred Stock due 2010 (the "Mirror Preferred Stock"). Dividends on the Mirror Preferred Stock accrue from the date of issuance and are payable semiannually in arrears on April 15 and October 15 of each year (each a "Dividend Payment Date"), commencing October 15, 1998, at a rate per annum of 11 1/2% of the liquidation preference per share. The liquidation preference of each share of Mirror Preferred Stock is $100 (the "Liquidation Preference"). Dividends are payable in cash, except that on each Dividend Payment Date occurring on or prior to April 15, 2003, dividends may be paid, at the Company's option, by the issuance of additional shares of Mirror Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. The Company is required to redeem the Mirror Preferred Stock on April 15, 2010, at a redemption price equal to 100% of the liquidation preference thereof plus accumulated and unpaid dividends, if any, to the date of redemption.

     The Mirror Preferred Stock ranks (i) senior to all existing and future Junior Stock of the Company and (ii) on a parity with all existing and future Parity Stock of the Company. In addition, the Mirror Preferred Stock will rank junior in right of payment to all obligations of the Company and its subsidiaries, including Industrias Hudson. The Mirror Preferred will be entitled to one half a vote per share on all matters submitted to the Company's common shareholders and will vote as a class with the Common Stock. Upon consummation of the Recapitalization, the Company amended the Mirror Preferred Stock to contain additional provisions substantially similar to the Exchange Preferred Stock, except that the Mirror Preferred Stock will not be exchangeable.

COMPANY PREFERRED STOCK

     If Holding elects to exchange any Exchange Preferred Stock for Company Preferred Stock, holders of outstanding shares of Exchange Preferred Stock will be entitled to receive shares of Company Preferred Stock with an aggregate liquidation preference equal to the aggregate liquidation preference of the shares of Exchange Preferred Stock so exchanged and an amount in cash equal to a prorated dividend for any partial dividend period. Holding may pay cash in lieu of a fractional share of Company Preferred Stock. If issued in exchange for the Exchange Preferred Stock, the Company Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Company Preferred Stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants, or other securities of the Company of any class. The Company Preferred Stock is expected to be eligible for trading in the Portal Market.

     Ranking. The Company Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all existing and future Parity Stock of the Company and (ii) on a parity with all existing and future Parity Stock of the Company. While any shares of Company Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of Senior Stock or Parity Stock without the consent of the holders of a least 66 2/3% of the outstanding shares of Company Preferred Stock. Creditors of the Company, including the lenders under the New Credit Facility and holders of the Notes, will have priority over the Company Preferred Stock with respect to claims on the assets of the Company. In addition, creditors and stockholders of the Company's subsidiaries, including Industrias Hudson, will have priority over the Company Preferred Stock with respect to claims on the assets of such subsidiaries.

     Dividends. The holders of shares of the Company Preferred Stock will be entitled to receive, when, as and if dividends are declared by the board of directors of the Company out of funds of the Company legally available therefor, cumulative preferential dividends from the date of issuance of the Company Preferred Stock accruing at the rate per share of 11 1/2% per annum, payable semiannually. Dividends will be payable in cash, except that on each dividend payment date occurring on or prior to April 15, 2003, dividends may be paid, at the Company's option, by the issuance of additional shares of the Company Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends.

     Optional Redemption. The Company Preferred Stock will not be redeemable at the option of the Company prior to April 15, 2003. Thereafter, the Company Preferred Stock will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 no more than 60 days' prior notice at the redemption prices set forth in the Certificate of Designation governing the Company Preferred Stock (the "Company Exchange Certificate of Designation") plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend). In addition, at any time prior to April 15, 2001, the Company may redeem, at its option, (i) up to 50% or (ii) all but not less than all of the outstanding shares of Company Preferred Stock with the proceeds of any public equity offering of common stock of the Company at a redemption price (expressed as a percentage of the liquidation preference thereof) of 111 1/2% plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period). Any such redemption shall be made upon consummation of such public equity offering upon not less than 30 nor more than 60 days' notice.

     Exchange for Company Exchange Debentures. The Company may, at its option, subject to certain conditions, exchange the Company Preferred Stock, in whole but not in part, for Company Exchange Debentures at any time; provided, however, that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Company Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) the exchange is permitted under applicable laws; (iii) immediately after giving effect to such exchange, no Default (as defined in the Company Exchange Indenture) shall have occurred and be continuing; and (iv) the Company shall have delivered to the Trustee under the Company Exchange Indenture an opinion of counsel with respect to the due authorization and issuance of the Company Exchange Debentures. The exchange of the Company Preferred Stock for Company Exchange Debentures is limited by the terms of the New Credit Facility and the Indenture governing the Notes and the Exchange Notes. See "Description of New Credit Facility" and "Description of the Exchange Notes." Upon any exchange of Company Preferred Stock for Company Exchange Debentures, holders of outstanding shares of Company Preferred Stock will be entitled to receive $1.00 principal amount of Company Exchange Debentures for each $1.00 liquidation preference of Company Preferred Stock held by them and an amount in cash equal to a prorated dividend for any partial dividend period; provided, however, that the Company may pay cash in lieu of issuing a Company Exchange Debenture in a principal amount less than $1,000.

     Mandatory Redemption. On April 15, 2010, the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Company Preferred Stock at a price in cash equal to the liquidation preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Company Preferred Stock.

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of Company Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, an amount equal to the liquidation preference per share of Company Preferred Stock held by such holder, plus accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up.

     Voting Rights. The holders of Company Preferred Stock, except as otherwise required under California law or as provided in the Company Exchange Certificate of Designation, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company. The Company Exchange Certificate of Designation will provide that if (i) dividends on the Company Preferred Stock are in arrears and unpaid (and, in the case of dividends payable after April 15, 2003, are not paid in cash) for six or more dividend periods (whether or not consecutive), (ii) the Company fails to redeem the Company Preferred Stock on April 15, 2010, or fails to otherwise discharge any redemption obligation with respect to the Company Preferred Stock, (iii) the Company fails to make an offer to purchase all of the outstanding shares of Company Preferred Stock following a change of control (whether or not the Company is permitted to do so by the terms of the Indenture, the New Credit Facility or any other obligation of the Company), (iv) a breach or violation of any covenant contained in the Certificate of Designation occurs and, subject to certain exceptions, continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Company Preferred Stock then outstanding, (v) a breach or violation of any of the provisions of the Mirror Preferred Stock occurs, or (vi) the Company fails to pay at final maturity (giving effect to any applicable grace period) the principal amount of any indebtedness of the Company or any subsidiary of the Company or the stated maturity of any such indebtedness of the Company or any subsidiary of the Company is accelerated because of a default and the total amount of such indebtedness exceeds $7.5 million, then the holders of the outstanding shares of Company Preferred Stock, voting together as a class with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect two additional members to the board of directors of the Company to serve on such board of directors, and the number of members of such board of directors will be immediately and automatically increased by two.

     Repurchase at the Option of Holders Upon a Change of Control. Upon the occurrence of certain events constituting a change of control of the Company, each holder of Company Preferred Stock shall have the right to require the Company to repurchase all or any part of such holder's Company Preferred Stock at a purchase price equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends thereon, if any, to the purchase date. The indenture governing the Notes limits the ability of the Company to repurchase the Company Preferred Stock.

     Certain Covenants. The Company Exchange Certificate of Designation contains covenants restricting the ability of the Company and the Company's subsidiaries to, among others, (i) incur additional debt, (ii) make certain restricted payments and investments, (iii) issue or sell capital stock of certain restricted subsidiaries, (iv) restrict distributions from certain restricted subsidiaries, (v) enter into transactions with affiliates and (vi) engage in certain consolidations, mergers or transfers of assets. All of these restrictions will be subject to a number of important qualifications.

     The preceding discussion of certain provisions of the Company Preferred Stock is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the Company Exchange Certificate of Designation governing the Company Preferred Stock, copies of which are available upon request from the Company.

COMPANY EXCHANGE DEBENTURES

     The Company Exchange Debentures, if issued, will be issued under the Exchange Indenture dated as of April 7, 1998 (the "Company Exchange Indenture"). The Company Exchange Debentures are expected to be eligible for trading in the Portal Market.

     The Company Exchange Debentures will mature on April 15, 2010 and will be limited in aggregate principal amount to the liquidation preference of the Exchange Preferred Stock or Company Preferred Stock, as the case may be, plus without duplication, accumulated and unpaid dividends on the exchange date of the Exchange Preferred Stock into Company Exchange Debentures (plus any additional Company Exchange Debentures issued in lieu of cash interest as described herein).

     Interest. The Company Exchange Debentures will bear interest at the rate of 11 1/2% per annum from the most recent date on which interest has been paid or, if no interest has been paid from the Exchange Date, payable semiannually in cash (or, on or prior to April 15, 2003, in additional Company Exchange Debentures, at the option of Company) in arrears. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Optional Redemption. The Company Exchange Debentures will not be redeemable at the option of Company prior to April 15, 2003. Thereafter, the Company Exchange Debentures will be redeemable, at the Company's option, in whole or in part at any time or from time to time, upon not less than 30 no more than 60 days' prior notice at the redemption prices set forth in the Company Exchange Indenture plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). In addition, at any time prior to April 15, 2001, the Company may redeem, at its option, (i) up to 50% or (ii) all but not less than all of the outstanding Company Exchange Debentures with the proceeds of any public equity offering of common stock of the Company at a redemption price (expressed as a percentage of principal amount) of 111 1/2% plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any such redemption shall be made upon consummation of such public equity offering upon not less than 30 nor more than 60 days' notice.

     Subordination. The Company Exchange Debentures will be subordinated, unsecured obligations of the Company. The payment of the principal of, and premium, if any, and interest on, the Company Exchange Debentures will be subordinated in right of payment to the payment when due of all Senior Debt (including senior subordinated indebtedness) of the Company. The Company Exchange Debentures will rank pari passu in right of payment with any future subordinated obligations of the Company. The Company Exchange Debentures will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of subsidiaries of the Company. Since a portion of the operations of the Company are conducted through subsidiaries, the Company's ability to service its debt, including the Company Exchange Debentures, is partially dependent upon the earnings of any such Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by such Subsidiaries are subject to statutory restrictions.

     The Company may not pay principal of, or premium, if any, or interest on, or defease, the Company Exchange Debentures and may not repurchase, redeem or otherwise retire any Company Exchange Debentures (collectively, "pay the Company Exchange Debentures"), if (a) any principal, premium or interest in respect of any Senior Debt (as defined), including the New Credit Facility and the Notes and Exchange Notes, is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, (i) the default has been cured or waived and any such acceleration has been rescinded or (ii) such Senior Debt has been paid in full in cash; provided, however, that the Company may pay the Company Exchange Debentures without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Debt (as defined). During the continuance of any default (other than a default described in clause
(a) or (b) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice or the expiration of any applicable grace period, the Company may not pay the Company Exchange Debentures for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Exchange Trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Debt, including the New Credit Facility and the Notes or Exchange Notes, will be entitled to receive payment in full in cash before the holders of the Company Exchange Debentures are entitled to receive any payment of principal of or interest on the Company Exchange Debentures, except that holders of Company Exchange Debentures may receive and retain shares of stock and any debt securities that are subordinated to Senior Debt to at least the same extent as the Company Exchange Debentures.

     Repurchase at the Option of the Holders Upon a Change of Control. Upon the occurrence of certain events constituting a change of control of the Company, each holder of Company Exchange Debentures shall have the right to require the Company to repurchase all or any part of such holder's Company Exchange Debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The New Credit Facility prohibits, and the indenture governing the Notes and Exchange Notes limits, the ability of the Company to repurchase the Company Exchange Debentures.

     Certain Covenants. The Company Exchange Indenture contains covenants restricting the ability of the Company and certain of the Company's subsidiaries to, among others, (i) incur additional debt, (ii) make certain restricted payments and investments, (iii) create certain liens, (iv) issue or sell capital stock of restricted subsidiaries, (v) make certain asset sales, (vi) restrict distributions from restricted subsidiaries, (vii) enter into transactions with affiliates, and (viii) engage in certain consolidations, mergers and transfers of assets. All of these restrictions will be subject to a number of important qualifications.

     Events of Default. Events of Default in respect of the Company Exchange Debentures as set forth in the Company Exchange Indenture include: (i) failure to make the payment of any interest on the Company Exchange Debentures when the same becomes due and payable, and such failure continues for a period of 30 days, (ii) failure to make the payment of any principal of, or premium, if any, on, any of the Company Exchange Debentures when the same becomes due and payable at its stated maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise, (iii) failure to comply with any other covenant or agreement in the Company Exchange Debentures or in the Company Exchange Indenture, subject in certain cases, to applicable grace periods, (iv) cross-acceleration to any debt of the Company or any Restricted Subsidiary (as defined) in an aggregate amount greater than $7.5 million, (v) entering of any judgment or judgments for the payment of money in an aggregate amount in excess of $7.5 million against the Company or any Restricted Subsidiary, and (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (as defined).

          The preceding discussion of certain provisions of the Company Exchange Debentures is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the Company Exchange Indenture, copies of which are available upon request from the Company.

                 CERTAIN  U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes certain of the material U.S. federal income tax aspects of the exchange of Exchange Notes for Notes in the Exchange Offer and the ownership and disposition of the Exchange Notes received in exchange therefor. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of the Exchange Notes by a holder in light of such holder's individual circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of the Notes and, the Exchange Notes received in exchange therefor, not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, insurance companies, persons that hold the Exchange Notes as part of a "straddle," a "hedge" or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate taxes (except to the limited extent set forth below under "Non-U.S. Holders") or under the tax laws of any state, local or foreign jurisdiction.

     This discussion is based upon the Code, existing regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     Persons considering the exchange of Notes for Exchange Notes should consult their own tax advisors concerning the application of federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to their particular situations.

                                 U.S. Holders

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of an Exchange Note that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States,
(ii) a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source, (iv) a trust, with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all its substantial decisions or (v) a person whose worldwide income or gain is subject to U.S. federal income tax on a net income basis (a "U.S. Holder"). Certain U.S.
federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

Exchange Offer

     The exchange of a Note for an Exchange Note pursuant to the Exchange Offer should not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by a holder on the exchange. Immediately after the exchange, the holding period of the Exchange Notes should include the holding period of the Notes exchanged therefor, and the adjusted tax basis of the Exchange Notes should be the same as the adjusted tax basis of the Notes exchanged therefor immediately before the exchange.

     Upon failure to comply with certain of its obligations under the Registration Rights Agreement, the Company would be required to pay special interest on the Notes. Although the matter is not free from doubt, if special interest becomes payable on the Notes, such special interest should be treated in the same manner as stated interest on the Notes.

Stated Interest

     Interest on an Exchange Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such Holder's method of accounting for U.S. federal income tax purposes.

Market Discount

     U.S. Holders who exchange Notes for Exchange Notes pursuant to the Exchange Offer will be taxable on "market discount," if any, in accordance with such holder's treatment of "market discount" in connection with the Notes exchanged therefor. For this purpose, "market discount" is the excess, if any, of the stated redemption price at maturity over the purchase price of the Notes, subject to a statutory de minimis exception.

Bond Premium

     U.S. Holders who exchange Notes for Exchange Notes pursuant to the Exchange Offer will amortize "bond premium," if any, in accordance with such holder's treatment of "bond premium" in connection with the Notes exchanged therefor. For this purpose, "bond premium" is the excess of the adjusted tax basis of the Note immediately after the purchase over the sum of all amounts payable on the instrument after the purchase date (other than qualified stated interest).

Sale, Exchange or Redemption of the Exchange Notes

     Upon the disposition of an Exchange Note by sale, exchange or redemption, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not yet taken into income) and (ii) the U.S. Holder's adjusted tax basis in the Exchange Note. A U.S. Holder's adjusted tax basis in an Exchange Note generally will equal the cost of the Exchange Note to the U.S. Holder increased by amounts includable in income as market discount (if the U.S. Holder elects to include market discount on a current basis) and reduced by the amount of any payments, other than qualified stated interest payments, received and any bond premium amortized by any U.S. Holder.

Backup Withholding and Information Reporting

     Under the Code, a U.S. Holder of an Exchange Note may be subject, under certain circumstances, to information reporting and or backup withholding at a 31% rate with respect to cash payments in respect of interest on, or the gross proceeds from disposition of, an Exchange Note thereof. This withholding applies, only if a U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest properly, or (iv) fails, under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit and (and may entitle such holder to a refund) against such Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. Holders of Exchange Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

                               Non-U.S. Holders

     The following discussion is limited to certain material U.S. federal income and estate tax consequences relevant to a holder of an Exchange Note that is not a U.S. Holder (a "Non-U.S. Holder"). This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to the purchase, ownership or disposition of the Exchange Notes by any particular Non-U.S. Holder in light of such Holder's personal circumstances.

     For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the Exchange Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a United States permanent establishment (or to a fixed base) in the United States.

Stated Interest

     Generally, any interest paid to a Non-U.S. Holder of an Exchange Note that is not U.S. trade or business income will not be subject to U.S. federal income or withholding tax if the interest qualifies as "portfolio interest." Interest on the Exchange Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, and (ii) the Non-U.S. Holder, under penalties of perjury, certifies that the Non-U.S. Holder is not a U.S. person and such certificate provides the Non-U.S. Holder's name and address.

     The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular U.S. federal income tax rates rather than the 30% or lower treaty rate, and, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by law or applicable income tax treaty) of its U.S. effectively connected earnings and profits that are actually or deemed to have been repatriated. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the IRS designates), as applicable, prior to payment of interest. These forms must be periodically updated. On October 6, 1997, the Treasury Department issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations generally will be effective with respect to payments made after December 31, 1999. Under the Final Regulations, Form 1001 is replaced by Form W-8. Also under the Final Regulations, a Non-U.S. Holder who is claiming the benefits of a tax treaty or exemption from withholding from U.S. trade or business income may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the Final Regulations for payments through qualified intermediaries.

Sale, Exchange or Redemption of Exchange Notes

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of an Exchange Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Exchange Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the United States federal income tax laws applicable to certain United States expatriates.

Federal Estate Tax

     Exchange Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual did not actually or constructively own 10% or more of the total voting power of all voting stock of the Company, and income on the Exchange Notes was not U.S. trade or business income.

Information Reporting and Backup Withholding

     The Company must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to federal withholding tax, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The regulations provide that backup withholding and information reporting generally will not apply to payments of principal or interest on the Exchange Notes by the Company to a Non-U.S. Holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither the Company nor its paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of the proceeds from the disposition of Exchange Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption from such information reporting and backup withholding, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of proceeds from the disposition of Exchange Notes to or through a non-U.S. office of a broker that is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. federal income tax purposes, (iii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business) or (iv) after December 31, 1999, a foreign partnership if either
(A) more than 50% of the income or capital interest is owned by U.S. Holders or
(B) such partnership has certain connections to the United States, will be subject to information reporting, unless the broker has documentary evidence in its files that the Non-U.S. Holder is a non-U.S. person and the broker has no actual knowledge to the contrary. Before January 1, 2000, the payment of the proceeds from the disposition of Exchange Notes to or through a non-U.S. office of a broker generally will not be subject to backup withholding. After December 31, 1999, such payment will be subject to backup withholding if information reporting is required.

     After December 31, 1999, payments through a non-U.S. intermediary satisfying certain requirements will not be subject to either backup withholding or information reporting. Holders should consult with their own tax advisors regarding these rules.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION


     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company and Holding have agreed that for a period of 180 days after the Expiration Date they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ___________________________, 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     For a period of 180 days after the Expiration Date, the Company or Holding will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company and Holding have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, in connection with the Exchange Offer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                    EXPERTS

     The audited financial statements and schedules included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm in giving said reports.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Exchange Notes offered hereby will be passed upon for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. Certain principals and employees of Riordan & McKinzie are limited partners in a partnership which is a limited partner of an FS&Co. investment fund that owns a majority of Holding's (and indirectly the Company's) equity interests.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
FINANCIAL STATEMENTS--HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheets as of December 27, 1996 and December 26,
 1997....................................................................  F-3
Consolidated Statements of Operations for the Years Ended December 29,
 1995, December 27, 1996 and December 26, 1997...........................  F-4
Consolidated Statements of Stockholders' Equity for Years Ended December
 29, 1995 and December 27, 1996 and December 26, 1997....................  F-5
Consolidated Statements of Cash Flows for Years Ended December 29, 1995,
 December 27, 1996 and December 26, 1997.................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
Consolidated Balance Sheet as of March 27, 1998 (unaudited).............. F-15
Consolidated Statements of Operations for the Quarters Ended March 28,
 1997 and March 27, 1998 (unaudited)..................................... F-16
Consolidated Statements of Cash Flows for the Quarters Ended March 28,
 1997 and March 27, 1998 (unaudited)..................................... F-17
Notes to Consolidated Financial Statements............................... F-18
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
Pro Forma Consolidated Balance Sheet as of March 27, 1998................  P-1
Pro Forma Consolidated Statement of Operations for the Year Ended
 December 26, 1997 and the Quarter Ended March 27, 1998..................  P-2
Notes to the Pro Forma Consolidated Financial Statements.................  P-4

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Hudson Respiratory Care Inc.:

  We have audited the accompanying consolidated balance sheets of HUDSON RESPIRATORY CARE INC. (a California corporation) and subsidiaries as of December 26, 1997 and December 27, 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 26, 1997, December 27, 1996 , and December 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hudson Respiratory Care Inc. and subsidiaries as of December 26, 1997 and December 27, 1996, and the results of their operations and their cash flows for the years ended December 26, 1997, December 27, 1996 and December 29, 1995 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Orange County, California
February 27, 1998 (except with respect to the matter discussed in Note 11, as to which the date is April 7, 1998)

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 27, 1996 AND DECEMBER 26, 1997
                             (AMOUNTS IN THOUSANDS)

                            ASSETS                              1996     1997
                            ------                             -------  -------
CURRENT ASSETS:
  Cash and short-term investments............................  $ 1,420  $   470
  Accounts receivable, less allowance for doubtful accounts
   of $111 and $258 at December 27, 1996 and December 26,
   1997, respectively........................................   20,732   21,282
  Inventories................................................   14,017   16,613
  Other assets...............................................    1,247    1,151
                                                               -------  -------
   Total current assets......................................   37,416   39,516
                                                               -------  -------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land.......................................................    2,172    2,044
  Buildings..................................................   13,284   13,369
  Leasehold improvements.....................................    1,315    1,322
  Machinery and equipment....................................   54,751   61,316
  Furniture and fixtures.....................................    1,941    2,128
  Construction in progress...................................    5,457    1,592
                                                               -------  -------
                                                                78,920   81,771
  Less--Accumulated depreciation and amortization............   45,453   48,728
                                                               -------  -------
                                                                33,467   33,043
                                                               -------  -------
OTHER ASSETS:
  Intangible assets, net.....................................    5,640    4,436
  Other assets...............................................      387      559
                                                               -------  -------
                                                                 6,027    4,995
                                                               -------  -------
                                                               $76,910  $77,554
                                                               =======  =======
             LIABILITIES AND STOCKHOLDER'S EQUITY
             ------------------------------------
CURRENT LIABILITIES:
  Notes payable to bank......................................  $ 4,000  $ 4,000
  Accounts payable...........................................    3,854    3,842
  Accrued liabilities........................................    5,374    5,244
  Management bonus...........................................      --    20,000
                                                               -------  -------
   Total current liabilities.................................   13,228   33,086
                                                               -------  -------
NOTES PAYABLE TO BANK, net of current portion................   24,146   16,250
                                                               -------  -------
ACCRUED EQUITY PARTICIPATION PLAN............................   19,664    5,703
                                                               -------  -------
COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDER'S EQUITY:
  Common stock, no par value:
  Authorized--15,000,000 shares
  Issued and outstanding--14,468,720 shares
   at December 27, 1996 and December 26, 1997................    3,789    3,789
  Cumulative translation adjustment..........................     (197)    (345)
  Retained earnings..........................................   16,280   19,071
                                                               -------  -------
                                                                19,872   22,515
                                                               -------  -------
                                                               $76,910  $77,554
                                                               =======  =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

 FOR THE YEARS ENDED DECEMBER 29, 1995, DECEMBER 27, 1996 AND DECEMBER 26, 1997
                             (AMOUNTS IN THOUSANDS)

                                                       1995     1996     1997
                                                      -------  -------  -------
NET SALES...........................................  $86,825  $93,842  $99,509
COST OF SALES.......................................   47,582   49,405   51,732
                                                      -------  -------  -------
Gross profit........................................   39,243   44,437   47,777
                                                      -------  -------  -------
OPERATING EXPENSES:
  Selling...........................................    8,283    8,961    9,643
  Distribution......................................    4,595    4,829    5,240
  General and administrative........................    9,769   11,277   11,456
  Research and development..........................    2,064    2,253    1,845
                                                      -------  -------  -------
                                                       24,711   27,320   28,184
                                                      -------  -------  -------
PROVISION FOR EQUITY PARTICIPATION PLAN AND BONUSES.   11,415    8,249    6,954
                                                      -------  -------  -------
Income from operations..............................    3,117    8,868   12,639
                                                      -------  -------  -------
OTHER INCOME AND (EXPENSES):
  Interest expense..................................   (2,424)  (2,177)  (1,834)
  Other, net........................................     (811)     463      638
                                                      -------  -------  -------
                                                      (3,235)   (1,714)  (1,196)
                                                      -------  -------  -------
Income (loss) before provision for income taxes.....     (118)   7,154   11,443
PROVISION FOR STATE INCOME TAXES....................      280       73      150
                                                      -------  -------  -------
Net income (loss)...................................  $  (398) $ 7,081  $11,293
                                                      =======  =======  =======
Pro forma net income (loss) assuming conversion to C
 corporation for income tax purposes (Note 5).......  $  (111) $ 4,292  $ 6,866
                                                      =======  =======  =======


 The accompanying notes are an integral part of these consolidated statements.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

 FOR THE YEARS ENDED DECEMBER 29, 1995, DECEMBER 27, 1996 AND DECEMBER 26, 1997
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                  COMMON STOCK
                                ----------------- CUMULATIVE
                                  NUMBER          TRANSLATION RETAINED
                                OF SHARES  AMOUNT ADJUSTMENT  EARNINGS   TOTAL
                                ---------- ------ ----------- --------  -------
BALANCE, December 30, 1994..... 14,468,720 $3,789    $(204)   $21,684   $25,269
  Stockholder distributions....        --     --       --      (5,637)   (5,637)
  Foreign currency translation
   loss (Note 1)...............        --     --      (122)       --       (122)
  Net loss.....................        --     --       --        (398)     (398)
                                ---------- ------    -----    -------   -------
BALANCE, December 29, 1995..... 14,468,720  3,789     (326)    15,649    19,112
  Stockholder distributions....        --     --       --      (6,450)   (6,450)
  Foreign currency translation
   gain (Note 1)...............        --     --       129        --        129
  Net income...................        --     --       --       7,081     7,081
                                ---------- ------    -----    -------   -------
BALANCE, December 27, 1996..... 14,468,720  3,789     (197)    16,280    19,872
  Stockholder distributions....        --     --       --      (8,502)   (8,502)
  Foreign currency translation
   loss (Note 1)...............        --     --      (148)       --       (148)
  Net income...................        --     --       --      11,293    11,293
                                ---------- ------    -----    -------   -------
BALANCE, December 26, 1997..... 14,468,720 $3,789    $(345)   $19,071   $22,515
                                ========== ======    =====    =======   =======



 The accompanying notes are an integral part of these consolidated statements.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 FOR THE YEARS ENDED DECEMBER 29, 1995, DECEMBER 27, 1996 AND DECEMBER 26, 1997
                             (AMOUNTS IN THOUSANDS)

                                                     1995      1996      1997
                                                   --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................  $   (398) $  7,081  $ 11,293
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities--
    Depreciation and amortization................     6,820     6,133     5,847
    Gain on disposal of equipment................       (20)     (872)     (618)
    Increase in accounts receivable..............    (2,430)   (3,503)     (550)
    (Increase) decrease in inventories...........     1,777    (1,223)   (2,596)
    (Increase) decrease in other current assets..         1      (311)       96
    Increase in other assets.....................       (23)     (152)     (100)
    Increase (decrease) in accounts payable......      (283)      564       (12)
    Increase (decrease) in accrued liabilities...      (920)      167      (130)
    Increase (decrease) in accrued equity
     participation plan..........................    11,415     8,249   (13,961)
    Increase in management bonus accrual.........       --        --     20,000
                                                   --------  --------  --------
      Net cash provided by operating activities..    15,939    16,133    19,269
                                                   --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.....    (5,850)   (6,395)   (4,659)
  Proceeds from sale of property, plant and
   equipment.....................................        33     1,058     1,068
  Increase in notes receivable...................       (18)       (2)      (67)
  Increase in cash surrender value of life
   insurance.....................................        (5)       (5)       (5)
  Additions of intangible assets.................      (248)      (10)      (10)
  Purchase of Artema (Note 9)....................       --     (6,000)      --
                                                   --------  --------  --------
      Net cash used in investing activities......    (6,088)  (11,354)   (3,673)
                                                   --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of notes payable to bank.............    (6,743)   (4,000)  (14,396)
  Borrowings on notes payable to bank............       500     6,782     6,500
  Stockholder distributions......................    (5,637)   (6,450)   (8,502)
                                                   --------  --------  --------
      Net cash used in financing activities......   (11,880)   (3,668)  (16,398)
                                                   --------  --------  --------
Effect of exchange rate changes on cash..........      (122)      129      (148)
                                                   --------  --------  --------
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM
 INVESTMENTS.....................................    (2,151)    1,240      (950)
CASH AND SHORT-TERM INVESTMENTS, beginning of
 year............................................     2,331       180     1,420
                                                   --------  --------  --------
CASH AND SHORT-TERM INVESTMENTS, end of year.....  $    180  $  1,420  $    470
                                                   ========  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for--
    Interest.....................................  $  2,441  $  1,688  $  1,969
                                                   ========  ========  ========
    Income taxes.................................  $    155  $     94  $    243
                                                   ========  ========  ========

 The accompanying notes are an integral part of these consolidated statements.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 26, 1997

1. COMPANY BACKGROUND

  Hudson Respiratory Care Inc. (Hudson or the Company), founded in 1945, is a manufacturer and marketer of disposable medical products utilized in the respiratory care and anesthesia segments of the domestic and international health care markets. The Company's respiratory care and anesthesia product lines include such products as oxygen masks, humidification systems, nebulizers, cannulae and tubing. In the United States, the Company markets its products to a variety of health care providers, including hospitals and alternate site service providers such as outpatient surgery centers, long-term care facilities, physician offices and home health care agencies. Internationally, the Company sells its products to distributors that market to hospitals and other health care providers. The Company's products are sold to distributors and alternate site service providers throughout the United States and internationally. The Company's operations are conducted from its primary facility in Temecula, California, facilities in Arlington Heights and Elk Grove, Illinois, and a facility in Ensenada, Mexico.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. Principles of Consolidation

  The consolidated financial statements include the accounts of Hudson and subsidiaries, Industrias Hudson and Oxy Air LLC (Oxy). Hudson owns 79 percent and 99 percent of Industrias Hudson and Oxy, respectively. Hudson's sole stockholder owns the remaining 21 percent and 1 percent of Industrias Hudson and Oxy, respectively. Accordingly, the accompanying financial statements have been prepared on a consolidated basis assuming 100 percent ownership, since all of the issued and outstanding common shares are owned either directly or indirectly by the same stockholder. The minority interests in Industrias Hudson and Oxy not owned by Hudson are not material to the consolidated financial position or results of operations of the Company.

  All significant intercompany accounts and transactions have been eliminated. Hudson and subsidiaries are collectively referred to herein as the Company.

 b. Use of Estimates in the Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 c. Revenue Recognition

  Revenue is recognized upon shipment of product and satisfaction of any other performance requirements. The Company provides in the period that the related revenue is recognized, allowances for returns and rebates based upon historical experience and analysis of other factors.

 d. Cash and Short-Term Investments

  The Company's policy is to invest cash in excess of operating requirements in income-producing short-term instruments. Short-term investments are stated at cost plus accrued interest, which approximates market value. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

 e. Inventories

  Inventories are stated at the lower of cost or market. Effective January 1, 1996, the Company changed its method of pricing inventory from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. In

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES accordance with APB Opinion No. 20, the Company has restated all prior periods to reflect the conversion to the FIFO method. The effect of the change was not material to the balance sheet or statement of operations. The change in method was made to improve comparability of the Company's financial statements and report inventory balances that more closely reflect the inventory's current cost.

  At December 27, 1996 and December 26, 1997, inventories consisted of the following (amounts in thousands):

                                                                  1996    1997
                                                                 ------- -------
     Raw materials.............................................. $ 3,962 $ 4,802
     Work-in-process............................................   4,531   4,681
     Finished goods.............................................   5,524   7,130
                                                                 ------- -------
                                                                 $14,017 $16,613
                                                                 ======= =======

  Work-in-process and finished goods include raw materials, labor and overhead. Certain finished goods are purchased for resale and are not manufactured.

 f. Depreciation and Amortization Methods

  Depreciation of property, plant and equipment is provided using both the straight-line and declining-balance methods over the following estimated useful lives:

     Buildings.....................................................  31.5 years
     Leasehold improvements........................................  31.5 years
     Machinery and equipment....................................... 5 to 7 years
     Furniture and fixtures........................................   7 years
     Heaters.......................................................   5 years

  Upon retirement or disposal of depreciable assets, the cost and related accumulated depreciation are removed and the resulting gain or loss is reflected in income from operations. Major renewals and betterments are capitalized while maintenance costs and repairs are expensed in the year incurred.

 g. Intangible Assets

  Amortization of intangible assets is provided using the straight-line method over the applicable amortization period. The following is a summary of the components of intangible assets as of fiscal 1996 and 1997 (amounts in thousands):

                                                 AMORTIZATION
                                                    PERIOD      1996     1997
                                                -------------- -------  -------
     Covenant not-to-compete...................  5 to 7 years  $ 6,525  $ 3,500
     Patents...................................    10 years      3,183    3,183
     Loan acquisition costs....................   Loan term        258      268
     Goodwill.................................. 15 to 20 years   1,920    1,920
     Other..................................... 5 to 20 years      233      133
                                                -------------- -------  -------
                                                                12,119    9,004
     Less--Accumulated amortization............                 (6,479)  (4,568)
                                                               -------  -------
                                                               $ 5,640  $ 4,436
                                                               =======  =======

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

 h. Foreign Currency Translation

  The Company follows the principles of Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation", using the local currency as the functional currency of its operating subsidiaries. Accordingly, all assets and liabilities outside the United States are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rate prevailing during the period. Since January 1, 1997, Mexico's currency has been considered highly inflationary, and Industrias Hudson continues to use the Mexican peso, not the U.S. dollar, as its functional currency. This approach has an immaterial impact on the Company's financial statements versus using the U.S. dollar as the functional currency of Industrias Hudson.

 i. Fiscal Year-End

  The Company reports its operations on a 52-53 week fiscal year ending on the Friday closest to December 31. The fiscal years ended December 29, 1995, December 27, 1996, and December 26, 1997, were all comprised of 52 week years.

 j. Post-employment and Post-retirement Benefits

  The Company does not provide post-employment or post-retirement benefits to employees. Accordingly, SFAS No. 112, "Employers' Accounting for Post-employment Benefits", and SFAS No. 106, "Employers' Accounting for Post-retirement Benefits", have no impact on the Company's financial statements.

 k. Long-Lived Assets

  The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", on January 1, 1996. This standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this standard did not have a material effect on the consolidated financial statements.

 l. New Accounting Pronouncements

  In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income". This Statement requires that all items that meet the definition of components of comprehensive income be reported in a financial statement for the period in which they are recognized. Components of comprehensive income include revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes that adoption of this Statement will not have a material effect on the Company's consolidated financial statements.

  In June 1997, FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Financial information is required to be reported on the same basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes that the adoption of this Statement will not have a material effect on the Company's consolidated financial statements.

 m. Reclassifications

  Certain reclassifications have been made in the 1995 and 1996 statements to conform with the 1997 presentation.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

3. NOTES PAYABLE TO BANK

  The Company has a credit agreement with a bank which provides for borrowings of up to approximately $37,250,000. Total borrowings as of fiscal 1995, 1996 and 1997 were approximately $25,364,000, $28,146,000 and, $20,250,000 respectively. This agreement consists of two separate facilities which are summarized as follows:

    Revolving line of credit--maximum borrowings of $15,000,000 limited to 85 percent of qualified accounts receivable and 50 percent of qualified inventories, maturing on March 31, 2000. The agreement provides for the issuance of letters of credit, not to exceed the maximum borrowings nor to expire later than the maturity date, to beneficiaries designated by the Company, limited to $2,000,000 and a one year term. Interest on outstanding borrowings is at the Company's option of the bank's base rate plus one-quarter of one percent (8.75 percent at December 26, 1997) or a eurodollar rate plus one and three-quarters percent (7.47 percent at December 26, 1997). The agreement, as amended, also provides for a one-half of one percent per year facility fee on the difference of the maximum borrowings and the sum of the daily averages of the outstanding revolving credit loan and the issued and outstanding letters of credit during the period.

    Term loan--maximum borrowings of $22,250,000, maturing on March 31, 2000. The agreement, as amended, calls for quarterly principal payments of $1,000,000 with a final payment of $5,500,000 or the aggregate outstanding balance on March 31, 2000. Interest on the borrowings is at the bank's base rate plus one-half of one percent or a eurodollar rate plus two percent (7.72 percent at December 26, 1997).

  The agreement gives the bank a first security interest in all assets of the Company. The agreement also requires the Company to maintain certain financial ratios and financial covenants, as defined in the amendment, the most restrictive of which prohibit additional indebtedness and limits payments to the Company's stockholder, other than for income tax payments. As of December 26, 1997 the Company was in compliance with all covenants.

  As of December 26, 1997, future minimum principal payments on the aforementioned debt, in accordance with the amended agreement, are as follows (amounts in thousands):

     FISCAL YEAR
       ENDING
     -----------
       1998............................................................  $ 4,000
       1999............................................................    5,000
       2000............................................................   11,250
                                                                         -------
                                                                         $20,250
                                                                         =======

4. COMMITMENTS AND CONTINGENCIES

  The Company leases certain facilities, automobiles and office equipment under noncancellable leases, with the majority of the automobile leases having a term of one year with annual renewal provisions. All of these leases have been classified as operating leases. As of December 26, 1997, the Company had future obligations under operating leases as follows (amounts in thousands):

     FISCAL YEAR
       ENDING
     -----------
        1998............................................................ $  941
        1999............................................................    921
        2000............................................................    335
                                                                         ------
                                                                         $2,197
                                                                         ======

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

  Rental expense for all leases classified as operating leases was approximately $1,065,000, $1,106,000 and $1,132,000 in fiscal 1995, 1996 and
1997, respectively.

  The Company self-insures the majority of its medical benefit programs. Reserves for losses are established currently based upon estimated obligations. The Company maintains excess coverage on an aggregate claim basis.

  The Company is party to lawsuits and other proceedings, including suits relating to product liability and patent infringement. While the results of such lawsuits and other proceedings cannot be predicted with certainty, management does not expect that the ultimate liabilities, if any, will have a material adverse effect on the financial position or results of operations of the Company.

5. INCOME TAXES

  Effective November 1, 1987, the stockholder of Hudson elected S corporation status under the Internal Revenue Code, such that income of the Company is taxed directly to the stockholder for both federal and state income tax purposes. Hudson and Industrias Hudson will file separate federal income tax returns for 1997.

  Under the S corporation election, the stockholder of Hudson includes her share of Hudson's taxable income on her individual federal and state income tax returns. Hudson's provision for income taxes and income taxes payable is limited to the California S corporation tax of 2.5 percent for 1995, and 1.5 percent for both 1996 and 1997.

  The provision for state income taxes consists of the following (amounts in thousands):

                                                                1995 1996   1997
                                                                ---- -----  ----
     Current................................................... $280 $ 200  $ 74
     Deferred..................................................  --   (127)   76
                                                                ---- -----  ----
                                                                $280 $  73  $150
                                                                ==== =====  ====

  As of December 26, 1997, the Company has recorded a net deferred tax asset of $76,000 primarily related to its Equity Participation Plan (see Note 7), which in management's opinion is more likely than not to be realized.

  The Company will become a C corporation upon consummation of the transaction discussed in Note 10. Accordingly, the Company has presented pro forma net income (loss) amounts to reflect a provision for income taxes at a combined effective rate of approximately 40%, after consideration of permanent differences between financial reporting and income tax amounts. The pro forma amounts presented do not include the one-time effect of conversion to C corporation status which will be reflected in the 1998 financial statements.

6. RELATED-PARTY TRANSACTIONS

  Amounts included in the consolidated financial statements with respect to transactions with companies controlled by officers, the stockholder or members of their immediate families are as follows (amounts in thousands):

                                                               1995  1996  1997
                                                              ------ ---- ------
     Purchases............................................... $1,524 $557 $1,465
                                                              ====== ==== ======
     Notes receivable........................................ $   88 $ 91 $  157
                                                              ====== ==== ======

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

7. DEFERRED COMPENSATION AND BENEFIT PLANS

 a. Pension Plan

  The Company has a defined-contribution pension plan covering substantially all its employees. Amounts charged to expense relating to this plan totaled approximately $810,000, $767,000 and $836,000 for the fiscal years ended 1995, 1996 and 1997, respectively.

 b. Deferred Compensation

  Effective December 1, 1994, the Company established a deferred compensation plan for certain key employees. As of December 27, 1996 and December 26, 1997 no material amount of compensation has been deferred.

 c. Equity Participation Plan

  Effective January 1, 1994, the Company's Board of Directors adopted the Equity Participation Plan, as amended (the Plan). This Plan provides certain key employees and independent contractors deferred compensation based upon the Company's value, as defined in the agreement. Benefits earned by participants are based upon a formula with a specified minimum benefit accruing each year for each participant. Benefits are accrued and charged to compensation in the year earned. Payments are subject to an installment period of five years with an annual maximum limit of $1,000,000. As of fiscal year ended 1995, 1996 and 1997 the Company has recorded $11,415,000, $19,664,000 and $5,703,000, respectively, related to accrued amounts earned by the Plan participants.

  In fiscal 1997, the Company declared bonuses totaling $20 million which will result in a corresponding decrease in amounts payable under the Plan. The effect of the bonuses is to accelerate the timing of payments to the participants. This management bonus accrual is included in current liabilities on the accompanying balance sheet.

8. MAJOR CUSTOMERS AND SALES BY GEOGRAPHIC REGION

  The Company sells respiratory care products to distributors and medical facilities throughout the United States and internationally. During 1995, 1996 and 1997, the Company had foreign sales of approximately $12,843,000, $16,077,000 and $19,008,000, respectively, which constituted approximately 15 percent, 17 percent and 19 percent of total sales, respectively. The Company's percentage of sales by geographic region for the fiscal years ended 1995, 1996 and 1997 were as follows:

                                                           1995   1996   1997
                                                           -----  -----  -----
     Domestic.............................................  85.2%  82.8%  80.9%
     Europe...............................................   5.6    6.6    7.5
     Pacific Rim (Japan, Southeast Asia, Australia/New
      Zealand)............................................   4.6    5.7    5.7
     Canada...............................................   2.3    1.9    1.8
     Other international..................................   2.3    3.0    4.1
                                                           -----  -----  -----
       Total.............................................. 100.0% 100.0% 100.0%
                                                           =====  =====  =====

  For the fiscal years ended 1995, 1996 and 1997, the Company had sales of 31 percent, 32 percent and 30 percent, respectively, to one distributor.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

9. ACQUISITION

  During 1996, the Company acquired substantially all the assets of the Artema Medical AB corporation ("Artema") for a purchase price of $6,000,000. Artema engaged primarily in the business of manufacturing, marketing, and selling hygroscopic condenser humidifiers. The acquisition was accounted for as a purchase and the purchase price was allocated as follows (amounts in thousands):

     Covenant not-to-compete............................................ $3,500
     Goodwill...........................................................  1,743
     Machinery and equipment............................................    757
                                                                         ------
                                                                         $6,000
                                                                         ======

10. SUBSEQUENT EVENTS (UNAUDITED)

  In February 1998, the Company announced the intent to sell a majority of the Company pursuant to an agreement and plan of merger (the Recapitalization).

  Key components of the Recapitalization include:
  (1) common and preferred equity investments in consideration for an 80.8% ownership in the Company's common stock and preferred stock with an initial liquidation preference of $30.0 million
  (2) issuance of senior subordinated notes
  (3) execution of a new term loan facility and revolving loan facility
  (4) repayment of existing indebtedness
  (5) payment of amounts due under the Equity Participation Plan
  (6) payment for common shares acquired from the existing shareholder; this shareholder will retain a 19.2% interest in the common shares outstanding.
  (7) Potential contingent payments based on 1998 performance, payable to the Continuing Shareholder and former participants in the Equity Participation Plan.

  The Company will also terminate the Equity Participation Plan and adopt a stock option plan and a stock purchase plan. Additionally, Hudson's sole shareholder, who owns the remaining 21 percent of Industrias Hudson, will transfer this interest to the Company in consideration of one dollar.

11. SUBSEQUENT EVENT--STOCK SPLIT

  The Company effected a 245:1 stock split concurrent with the Recapitalization. The stock split has been reflected in the stock amounts shown herein.

                          HUDSON RESPIRATORY CARE INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 27, 1998
                            TOGETHER WITH REPORT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                 MARCH 27, 1998
                             (AMOUNTS IN THOUSANDS)

                                                                 PRO FORMA
                                                 MARCH 27,  SHAREHOLDER'S EQUITY
                                                   1998        MARCH 27, 1998
                                                ----------- --------------------
                                                (UNAUDITED)     (UNAUDITED)
                    ASSETS
                    ------
CURRENT ASSETS:
  Cash and short-term investments.............    $   734
  Accounts receivable, less allowance for
   doubtful accounts of $303..................     18,741
  Inventories.................................     15,938
  Other assets................................        920
                                                  -------
   Total current assets.......................     36,333
                                                  -------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land........................................      2,044
  Buildings...................................     13,369
  Leasehold improvements......................      1,322
  Machinery and equipment.....................     61,909
  Furniture and fixtures......................      2,208
  Construction in progress....................      1,620
                                                  -------
                                                   82,472
  Less--Accumulated depreciation and
   amortization...............................     49,915
                                                  -------
                                                   32,557
OTHER ASSETS:
  Intangible assets, net......................      4,197
  Other assets................................        515
                                                  -------
                                                    4,712
                                                  -------
                                                  $73,602
                                                  =======
     LIABILITIES AND STOCKHOLDER'S EQUITY
     ------------------------------------
CURRENT LIABILITIES:
  Notes payable to bank.......................    $ 4,000
  Accounts payable............................      2,470
  Accrued liabilities.........................      5,006
                                                  -------
   Total current liabilities..................     11,476
                                                  -------
NOTES PAYABLE TO BANK, net of current portion.     31,000
                                                  -------
ACCRUED EQUITY PARTICIPATION PLAN.............      7,302
                                                  -------
STOCKHOLDER'S EQUITY:
  Common stock, no par value:
   Authorized--15,000,000 shares
   Issued and outstanding--14,468,720 shares
    at March 27, 1998.........................      3,789         $24,288
  Cumulative translation adjustment...........       (464)           (464)
  Retained earnings...........................     20,499             --
                                                  -------         -------
                                                   23,824         $23,824
                                                  -------         =======
                                                  $73,602
                                                  =======

The accompanying notes are an integral part of this consolidated balance sheet.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                            THREE MONTHS ENDED
                                                            -------------------
                                                            MARCH 28, MARCH 27,
                                                              1997      1998
                                                            --------- ---------
                                                                (UNAUDITED)
NET SALES..................................................  $23,987   $24,265
COST OF SALES..............................................   11,970    13,026
                                                             -------   -------
Gross profit...............................................   12,017    11,239
                                                             -------   -------
OPERATING EXPENSES:
  Selling..................................................    2,331     2,317
  Distribution.............................................    1,261     1,449
  General and administrative...............................    2,946     3,077
  Research and development.................................      418       474
                                                             -------   -------
                                                               6,956     7,317
                                                             -------   -------
Income from operations before equity participation plan,
 bonuses and other.........................................    5,061     3,922
PROVISION FOR EQUITY PARTICIPATION PLAN AND BONUSES........    1,966     1,974
                                                             -------   -------
Income from operations.....................................    3,095     1,948
                                                             -------   -------
OTHER INCOME AND (EXPENSES):
  Interest expense.........................................     (505)     (419)
  Other, net...............................................      650        (8)
                                                             -------   -------
                                                                 145      (427)
                                                             -------   -------
Income before provision for income taxes...................    3,240     1,521
PROVISION FOR STATE INCOME TAXES...........................       45        23
                                                             -------   -------
Net income (loss)..........................................  $ 3,195   $ 1,498
                                                             =======   =======
Pro forma net income (loss) assuming conversion to C
 corporation for income tax purposes (Note 3)..............  $ 1,941   $   911
                                                             =======   =======


 The accompanying notes are an integral part of these consolidated statements.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                            MARCH 28, MARCH 27,
                                                              1997      1998
                                                            --------- ---------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $ 3,195  $  1,498
  Adjustments to reconcile net income to net cash provided
   by (used in) operating activities--
    Depreciation and amortization..........................    1,444     1,497
    Gain on disposal of equipment..........................     (638)      --
    Decrease in accounts receivable........................    3,947     2,541
    (Increase) decrease in inventories.....................   (1,131)      675
    (Increase) decrease in other current assets............     (134)      231
    (Increase) decrease in other assets....................     (162)       43
    Decrease in accounts payable...........................     (691)   (1,221)
    Decrease in accrued liabilities........................     (374)     (449)
    Increase in accrued equity participation plan..........    1,966     1,974
    Payment of management bonuses..........................      --    (20,375)
                                                             -------  --------
      Net cash provided by (used in) operating activities..    7,422   (13,586)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment...............     (112)     (701)
  Proceeds from sale of property, plant and equipment......    1,068       --
  Increase in cash surrender value of life insurance.......       (5)      --
  Additions of intangible assets...........................      --        (70)
                                                             -------  --------
      Net cash provided by (used in) investing activities..      951      (771)
                                                             -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of notes payable to bank.......................   (4,556)   (6,250)
  Borrowings on notes payable to bank......................      --     21,000
  Stockholder distributions................................   (2,059)      (10)
                                                             -------  --------
      Net cash provided by (used in) financing activities..   (6,615)   14,740
                                                             -------  --------
Effect of exchange rate changes on cash....................       28      (119)
                                                             -------  --------
NET INCREASE IN CASH AND SHORT-TERM INVESTMENTS............    1,786       264
CASH AND SHORT-TERM INVESTMENTS, beginning of quarter......    1,420       470
                                                             -------  --------
CASH AND SHORT-TERM INVESTMENTS, end of quarter............  $ 3,206  $    734
                                                             =======  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the quarter for:
    Interest...............................................  $   563  $    690
                                                             =======  ========
    Income taxes...........................................  $   --   $     12
                                                             =======  ========

 The accompanying notes are an integral part of these consolidated statements.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 27, 1998
                                  (UNAUDITED)

1. FINANCIAL STATEMENTS

  The condensed consolidated financial statements included herein have been prepared by the Company, without audit, and include all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position at March 27, 1998, and the results of operations and the cash flows for the three-month periods ended March 28, 1997 and March 27, 1998 pursuant to the rules and regulations of the Securities and Exchange Commission. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Although the Company believes that the disclosures in such financial statements are adequate to make the information presented not misleading, these consolidated financial statements should be read in conjunction with the Company's 1997 audited financial statements and the notes thereto included. The results of operations for the three-month periods ended March 28, 1997 and March 27, 1998 are not necessarily indicative of the results for a full year.

2. COMPREHENSIVE INCOME

  In June 1997, FASB issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". This Statement requires that all items that meet the definition of components of comprehensive income be reported in a financial statement for the period in which they are recognized. This Statement is effective for fiscal years beginning after December 15, 1997 and was adopted by the Company in the quarter ended March 27, 1998.

  The Company had comprehensive income for the three-month periods ended March 27, 1998 and March 28, 1997 as follows (amounts in thousands):

                                                                    1997   1998
                                                                   ------ ------
     Net income................................................... $3,195 $1,498
     Other comprehensive income:
       Foreign currency translation gain (loss)...................     28   (119)
                                                                   ------ ------
     Comprehensive income......................................... $3,223 $1,379
                                                                   ====== ======

3. INCOME TAXES

  The Company became a C corporation upon consummation of the transaction discussed in Note 5. Accordingly, the Company has presented pro forma net income (loss) amounts to reflect a provision for income taxes at a combined effective rate of approximately 40%, after consideration of permanent differences between financial reporting and income tax amounts. The pro forma amounts presented do not include the one-time effect of the conversion to C corporation status which will be reflected in the June 1998 financial statements.

4. EQUITY PARTICIPATION PLAN PAYOUT

  In March 1998, the Company paid previously-accrued bonuses totaling $20 million, plus related payroll taxes. These payments were funded by additional borrowings under the existing credit facility.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

5. SUBSEQUENT EVENTS

  In April 1998, the Company consummated a plan pursuant to which a majority of the Company was sold in accordance with an agreement and plan of merger (the Recapitalization).

  Key components of the Recapitalization include:
  (1) common and preferred equity investments in consideration for an 80.8% ownership in the Company's common stock and preferred stock with an initial liquidation preference of $30.0 million
  (2) issuance of 9 1/8% senior subordinated notes with a par value of $115.0 million, maturing in 2008
  (3) execution of a new term loan facility and revolving loan facility
  (4) repayment of existing indebtedness
  (5) payment of amounts due under the Equity Participation Plan
  (6) payment for common shares acquired from the existing shareholder; this shareholder will retain a 19.2% interest in the common shares outstanding.
  (7) potential contingent payments based on 1998 performance, payable to the continuing shareholder and former participants in the Equity Participation Plan.

  The Company has terminated the Equity Participation Plan and will adopt a stock option plan and has adopted a stock purchase plan. Additionally, Hudson's sole shareholder, who owned the remaining 21 percent of Industrias Hudson, will transfer this interest to the Company in consideration of one dollar.

  The Company effected a 245:1 stock split concurrent with the Recapitalization. The stock split has been reflected in the stock amounts shown herein.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 27, 1998
                                 (in thousands)

                                                                                   ADJUSTMENTS (NOTE 2)
                                                                        ------------------------------------------
                                                            ACTUAL        RECAPITALIZATION              OTHER           PRO FORMA
                                                          -----------   --------------------          ---------       -------------
ASSETS:
Current assets
  Cash and short-term investments.........................    $   734        $      --                  $ (38)(g)      $    696
  Accounts Receivable, net................................     18,741               --                    195 (g)        18,936
  Inventories.............................................     15,938               --                                   15,938
  Other assets............................................        920               --                    (37)(g)           883
                                                              -------        ---------                  -----          --------
    Total current assets..................................     36,333               --                    120            36,453
                                                              -------        ---------                  -----          --------
Property, Plant & Equipment, net..........................     32,557               --                   (556)(g)        32,001
Intangibles and other assets..............................      4,374               --                     --             4,374
Deferred income taxes.....................................         --           80,350(a)                  --            80,350
Deferred debt costs.......................................        338           11,662(b)                  --            12,000
Purchase price in excess of book value of net
  assets.........................................                  --               --                     --                --
                                                              -------        ---------                  -----          --------
    Total assets..........................................    $73,602        $  92,012                  $(436)         $165,178
                                                              =======        =========                  =====          ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
  Current portion of long-term debt.......................    $ 4,000        $  (4,000)(c)                 --             $  --
  Accounts payable........................................      2,470               --                     (5)(g)         2,465
  Accrued liabilities.....................................      5,006            3,000 (d)                (77)(g)         7,929
  Management bonus........................................         --               -- (e)                 --                --
                                                              -------        ---------                  -----          --------
    Total current liabilities.............................     11,476           (1,000)                   (82)           10,394
                                                              -------        ---------                  -----          --------
Existing long-term debt...................................     31,000          (31,000)(c)                 --                --
Bank facility.............................................         --           40,000 (c)                 --            40,000
Senior subordinated notes.................................         --          115,000 (c)                 --           115,000
Accrued Equity Participation Plan.........................      7,302           (7,302)(e)                 --                --
                                                              -------        ---------                  -----          --------
    Total liabilities.....................................     49,778          115,698                    (82)          165,394
                                                               ------         --------                  -----          --------
Mandatorily redeemable preferred stock....................         --           30,000(c)                  --            30,000
                                                              -------        ---------                  -----          --------
Shareholders' equity
  Common stock............................................      3,789           33,187(f)                 354(g)        (29,752)
  Cumulative translation adjustment.......................       (464)              --                     --              (464)

  Retained earnings (deficit).............................     20,499          (20,499)(f)                 --                --
                                                              -------        ---------                  -----          --------
    Total shareholders' equity (deficit)..................     23,824          (53,686)                  (354)          (30,216)
                                                              -------        ---------                  -----          --------
    Total liabilities and shareholders' equity............    $73,602        $  92,012                  $(436)         $165,178
                                                              =======        =========                  =====          ========


    The accompanying notes are an integral part of this financial statement.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 26, 1997
                                (IN THOUSANDS)



                                                                                 ADJUSTMENTS (NOTE 3)
                                                                        --------------------------------------
                                                                                                                    PRO
                                                             ACTUAL        RECAPITALIZATION         OTHER          FORMA
                                                           ----------   ---------------------     ---------     -----------

Net sales..............................................   $   99,509         $   --                 $    --      $   99,509
Cost of sales..........................................       51,732             --                      --          51,732
                                                          ----------        ----------              --------     ----------
      Gross profit.....................................       47,777             --                      --          47,777
Operating expenses:
  Selling expenses.....................................        9,643             --                      --           9,643
  Distribution expenses................................        5,240             --                      --           5,240
  General and administrative expenses..................       11,456             --                    (839)(c)      10,617
  Research and development expenses....................        1,845             --                      --           1,845
                                                          ----------        ----------              --------     ----------
      Total operating expenses before equity
               participation plan......................       28,184             --                    (839)         27,345
                                                          ----------        ----------              --------     ----------
      Operating income before equity
               participation plan......................       19,593             --                      839         20,432
Provision for equity participation plan................        6,954           (6,954)(a)               --             --
                                                          ----------        ----------            ----------     ----------
      Operating income...................................     12,639            6,954                    839         20,432
                                                          ----------        ----------            ----------     ----------
Other (income) and expenses:
  Interest expense.....................................        1,834           13,265 (b)               --           15,099
  Other (income)/expense...............................         (638)            --                     --             (638)
                                                          ----------        ----------            ----------     ----------
      Total other (income) and expenses..................      1,196           13,265                   --           14,461
                                                          ----------        ----------            ----------     ----------
      Income before provision for income taxes...........     11,443           (6,311)                  839           5,971
Provision for state income taxes.......................          150            1,903 (d)               336 (d)       2,389
                                                          ----------        ----------            ----------     ----------
  Net income (loss)....................................       11,293           (8,212)                  503           3,582
                                                          ----------        ----------            ----------     ----------
Preferred Stock Dividends..............................         --              3,549 (e)               --            3,549
                                                          ----------        ----------            ----------     ----------
  Net income available to common stock.................      $11,293         $(11,763)              $   503      $       33
                                                          ==========        ==========            ==========     ==========


    The accompanying notes are an integral part of this financial statement.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          QUARTER ENDED MARCH 27, 1998
                                 (IN THOUSANDS)


                                                                                 ADJUSTMENTS (NOTE 3)
                                                                             ---------------------------                PRO
                                                              ACTUAL       RECAPITALIZATION         OTHER              FORMA
                                                           -----------   --------------------     --------            -------

Net sales.................................................    $24,265        $    --                 $  --              $24,265
Cost of sales.............................................     13,026             --                    --               13,026
                                                              -------        -------                 -----              -------
    Gross profit..........................................     11,239             --                    --               11,239
Operating expenses:
  Selling expenses........................................      2,317             --                    --                2,317
  Distribution expenses...................................      1,449             --                    --                1,449
  General and administrative expenses.....................      3,077             --                  (172)(c)            2,905
  Research and development expenses.......................        474             --                    --                  474
  Amortization of purchase price in excess of
    net book value........................................        --              --                    --                   --
    Total operating expenses before equity                    -------        -------                 -----              -------
        participation plan................................      7,317             --                  (172)               7,145

    Operating income before equity                            -------        -------                 -----              -------
        participation plan................................      3,922             --                   172                4,094
Provision for equity participation plan...................      1,974         (1,974)(a)                --                   --
                                                              -------        -------                 -----              -------
    Operating income......................................      1,948          1,974                   172                4,094
                                                              -------        -------                 -----              -------
Other (income) and expenses:
  Interest expense........................................        419          3,355(b)                 --                3,774
  Other (income)/expense..................................          8             --                    --                    8
                                                              -------        -------                 -----              -------
     Total other (income) and expenses....................        427          3,355                    --                3,782
                                                              -------        -------                 -----              -------
     Income before provision for income taxes.............      1,521         (1,381)                  172                  312
Provision for state income taxes..........................         23             33(e)                 69(e)               125
                                                              -------        -------                 -----              -------
  Net income (loss).......................................      1,498         (1,414)                  103                  187
                                                              -------        -------                 -----              -------
Preferred Stock Dividends.................................         --            863(f)                 --                  863
                                                              -------        -------                 -----              -------
  Net income available to common stock....................    $ 1,498        $(2,277)                $ 103              $  (676)
                                                              =======        =======                 =====              =======

    The accompanying notes are an integral part of this financial statement.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 27, 1998


1.  TRANSACTION

  In connection with the completion of an offering to sell $115.0 million 9% Senior Subordinated Notes due 2008 (the "Offering"), Hudson Respiratory Care Inc. (the "Company") consummated a recapitalization pursuant to an Agreement and Plan of Merger (the "Recapitalization"). Under the terms of the Recapitalization, River Acquisition Corp., a wholly-owned subsidiary of River Holding Corp. ("Holding"), merged with and into the Company, with the Company surviving as a majority-owned subsidiary of Holding.

  Pursuant to the Recapitalization, Holding contributed approximately $93.0 million in equity capital into the Company (the "Holding Equity Investment") and the current shareholder of the Company (the "Continuing Shareholder") retained common stock of the Company. The Holding Equity Investment is comprised of $63.0 million of common equity and $30.0 million of preferred equity and, following the Holding Equity Investment, Holding owns 80.8% of the outstanding Common Stock of the Company and the Continuing Shareholder owns 19.2% of the outstanding Common Stock. The common equity investment in Holding is comprised of a $55.0 million investment by affiliates of Freeman Spogli & Co. Incorporated ("FS&Co.") and $8.0 million by management of the Company. Upon consummation of the Recapitalization, FS&Co. beneficially owns approximately 87.3% of the outstanding common stock of Holding and management of the Company owns the remaining 12.7%. Preferred stock of the Company provides for dividends payable in cash commencing on the fifth anniversary of issuance and will be redeemable at the option of the holders thereof upon the occurrence of certain events constituting change in control of the Company. In addition, in connection with the Recapitalization the Company has made payments to certain employees of $88.3 million under the Equity Participation Plan.

  The Company also entered into an agreement (the "New Credit Facility") that provides a $40.0 million secured term loan facility (the "Term Loan Facility"), which was funded in connection with the consummation of the Recapitalization, and a $60.0 million revolving loan facility (the "Revolving Loan Facility") which is available for the Company's future capital requirements and to finance acquisitions.

  The Pro Forma Consolidated Financial Statements give effect to the Offering and the Recapitalization as if these transactions occurred as of March 27, 1998 for purposes of the consolidated balance sheet, and as of the beginning of the period for purposes of the consolidated statements of operations. The Pro Forma Consolidated Financial Statements do not give effect to any transactions other than the Offering, the Recapitalization and those discussed in the accompanying notes. The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transaction occurred at an earlier date. However, the Pro Forma Consolidated Financial Statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transaction actually occurred earlier.

  The Recapitalization also provides for additional payments of up to an aggregate of $5.7 million payable to the Continuing Shareholder and participants in the Equity Participation Plan upon achievement by the Company of certain operating performance targets for fiscal 1998. This amount will be recorded when and if earned. No recognition of the contingent payments is provided in these pro forma financial statements.

  The historical Consolidated Financial Statements and accompanying notes, included elsewhere in this Prospectus, should be read in conjunction with these financial statements and the accompanying notes thereto.

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                                MARCH 27, 1998


2.  PRO FORMA CONSOLIDATED BALANCE SHEET ASSUMPTIONS

    The pro forma adjustments reflecting the transaction described in Note 1, and the application of those adjustments to the historical amounts, were made under the following assumptions:


(a) Reflects the deferred tax asset for the difference between assigned values and tax bases of certain assets and liabilities. No valuation allowance is warranted under the provisions of SFAS 109.
(b) Reflects the portion of transaction and other related expenses which will be attributable to the Recapitalization, net of the elimination of the historical unamortized debt financing costs. The Company will record an extraordinary loss on the extinguishment of the existing debt related to the write-off of unamortized deferred finance fees of $338,000. This extraordinary item is excluded from the pro forma statement of operations due to its non-recurring nature.
(c) The pro forma adjustments which reflect the financing and repayment of existing long-term debt of the Company are as follows (amounts in thousands):

             Repayment of existing debt--current portion........................................      $     (4,000)
                                                                                                      ------------
             Long-term debt
               Repayment of existing debt--long-term portion....................................      $    (31,000)
               New Credit Facility..............................................................            40,000
               Senior subordinated notes........................................................           115,000
                                                                                                      ------------
             Total debt.........................................................................      $    124,000
                                                                                                      ============
             Issuance of mandatorily redeemable preferred stock.................................      $     30,000
                                                                                                      ============

(d) Reflects the transaction tax liability related to Section 338(h)(10) of the Internal Revenue Code.
(e) Reflects the payment of accrued liabilities related to the Equity Participation Plan. See Note 7 to the historical financial statements.
(f) The pro forma adjustments which reflect the consideration paid for a portion of the Continuing Shareholder's common stock and the Common Stock Investment are as follows (amounts in thousands):


             Common Stock:
               Common Stock Investment.........................................................       $     63,000
               Par value of a portion of Continuing Shareholder's common stock.................             (3,379)
                                                                                                      ------------
                                                                                                            59,621
               Reclassification of S corporation accumulated deficit...........................            (92,808)
                                                                                                      ------------
             Total.............................................................................       $    (33,187)
                                                                                                      ============
               Retained earnings (deficit):
               Consideration paid for a portion of Continuing Shareholder's common stock.........     $   (131,685)
               Consideration paid for par value of a portion of Continuing Shareholder's
               common stock......................................................................            3,379
               Deferred tax asset................................................................           80,350
               Provision for Equity Participation Plan in 1998...................................          (61,013)
               Other.............................................................................           (4,338)
                                                                                                      ------------
                                                                                                          (113,307)
               Reclassification of S corporation accumulated deficit...........................             92,808
                                                                                                      ------------
             Total.............................................................................       $     20,499
                                                                                                      ============

                 HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                                MARCH 27, 1998


3.   PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ASSUMPTIONS

     The pro forma adjustments reflecting the transaction described in Note 1, and the application of those adjustments to the historical amounts, were made under the following assumptions:


(a) An additional compensation charge of approximately $60.6 million will be recorded in fiscal 1998 pursuant to the Equity Participation Plan and concurrent with the Recapitalization. The net adjustment reflects the elimination of the Equity Participation Plan since the Plan terminated upon the Recapitalization.
(b) The pro forma adjustments to interest expense and amortization of deferred financing fees reflect the following (amounts in thousands):

                                                                                              DECEMBER 26,        MARCH 27,
                                                                                                 1997               1998
                                                                                              -------------       ---------
          Elimination of interest expense on existing debt...............................      $(1,834)            $ (419)
          Interest expense on bank facility at an assumed composite interest rate of
               8.00%.....................................................................        3,200                800
          Interest expense on Senior Subordinated Notes at an assumed interest rate
               of 9.125%.................................................................       10,494              2,623
          Amortization of deferred finance fees..........................................        1,405                351
                                                                                               -------             ------
          Total..........................................................................      $13,265             $3,355
                                                                                               =======             ======

(c) The pro forma adjustments to general and administrative expense reflect the following (amounts in thousands):

                                                                                              DECEMBER 26,        MARCH 27,
                                                                                                  1997               1998
                                                                                              -------------       ----------

          Elimination of Continuing Shareholder salary, bonus and fringe
             benefits (1)................................................................      $(455)              $ (87)
          Elimination of expenses related to OxyAir (2)..................................       (384)                (85)
                                                                                               -----               -----
          Total..........................................................................      $(839)              $(172)
                                                                                               =====               =====

______________________
   (1) The Company will not continue to pay Continuing Shareholder salary, bonus and related fringe benefits. The adjustment is to eliminate such expenses.
   (2) Reflects the elimination of expense related to OxyAir since OxyAir will be transferred to the Continuing Shareholder.


(d) Reflects the income tax effect of the net changes described above, using an effective rate of 40%. Concurrent with the Recapitalization, the Company will become a C corporation for income tax purposes.

(e) Reflects pay-in-kind preferred stock dividends at 11.50% due semi-annually.

4.   USE OF ESTIMATES IN THE PRO FORMA FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

================================================================================


     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE EXCHANGE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. UNTIL ____________, 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               -----------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Summary................................     1
Risk Factors...........................    11
Use of Proceeds........................    19
Capitalization.........................    20
The Exchange Offer.....................    21
Selected Historical and Pro Forma
 Consolidated Financial Information....    28
Management's Discussion and Analysis
  of Financial Condition and
 Results of Operations.................    31
Business...............................    39
Management.............................    48
Security Ownership of Certain
 Beneficial Owners.....................    52
Certain Transactions...................    52
Description of New Credit Facility.....    54
Description of the Exchange Notes......    56
Description of Other Securities........    87
Certain U.S. Federal Income Tax
 Consequences..........................    94
Plan of Distribution...................    99
Experts................................    99
Legal Matters..........................   100
Index to Consolidated Financial
 Statements............................   F-1
Pro Forma Consolidated Financial
 Statements............................   P-1


================================================================================

================================================================================

                                  $115,000,000


                               Hudson Respiratory
                                   Care Inc.

                            9 1/8% Senior Subordinated
                                 Notes due 2008


                             Dated _________, 1998

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Section 317 of the General Corporation Law of California (the "California Corporation Law"), Article V of the Amended and Restated Certificate of Incorporation of the Registrant, as amended, a copy of which is filed as
Exhibit 3.1 to this Registration Statement (the "Certificate of Incorporation"), and Article IV, Section 4.01 of the Bylaws of the Registrant, a copy of which is filed as Exhibit 3.2 to this Registration Statement (the "Bylaws"), provide that the Registrant shall indemnify and hold harmless to the fullest extent authorized by the California Corporation Law any person made a party or threatened to be made a party to or involved in any proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred or suffered by such person in connection therewith if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the Registrant, and that the Registrant may advance to any such person expenses incurred in defending any such proceeding prior to final disposition thereof.

     Article IV of the Bylaws permits the Registrant to maintain insurance to protect itself and any director, officer, employee or agent or another corporation, partnership, joint venture, trust, or other enterprise against any such foregoing expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the California Corporation Law.

     Reference is made to the Registration Agreement (attached as Exhibit 4.3 to this Registration Statement) which provides for indemnification by the Participants (as defined therein) of the Registrant, its directors and officers and each person controlling the Registrant, but only with reference to information relating to such Participant furnished to the Registrant in writing by such Participant expressly for use in any registration statement or prospectus.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted with respect to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The foregoing discussion of the Certificate of Incorporation and the California Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation and the relevant provisions of the California Corporation Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS



Exhibit
Number                                Description
------                                -----------
 1.1*    Purchase Agreement dated April 2, 1998 among Hudson Respiratory Care Inc. ("Hudson RCI"),
         River Holding Corp. ("Holding"), Salomon Brothers Inc and BT Alex. Brown Incorporated.
 2.1*    Amended and Restated Merger Agreement dated March 15, 1998 among Holding, River
         Acquisition Corp., Hudson RCI and the shareholders of Hudson RCI.
 3.1*    Amended and Restated Articles of Incorporation of Hudson RCI, as amended to date.
 3.2*    Bylaws of Hudson RCI.
 4.1*    Indenture dated as of April 7, 1998 among Hudson RCI, Holding and United States Trust
         Company of New York, as Trustee, with respect to the 9 1/8% Senior Subordinated Notes due 2008
         (including form of 9 1/8% Senior Note due 2008).
 4.2*    Exchange Indenture dated as of April 7, 1998 among Hudson RCI, Holding and United States
         Trust Company of New York, as Trustee, with respect to the 11 1/2% Subordinated Exchange
         Debentures due 2010 (including form of 11 1/2% Senior Subordinated Exchange Debenture due
         2010).
 4.3*    Registration Agreement dated April 7, 1998 among Hudson RCI, Holding, Salomon Brothers Inc and BT Alex. Brown Incorporated.
 5.1     Opinion of Riordan & McKinzie as to the legality of securities registered hereunder.
 8.1     Opinion re tax matters.
10.1*    Credit Agreement dated as of April 7, 1998 among Hudson RCI, Holding, and lenders party thereto, Salomon Brothers Inc. as arranger, advisor and syndication agent, and Bankers Trust
         Company ("Bankers Trust") as administrative agent and collateral agent.
10.2*    Security Agreement dated as of April 7, 1998 between Hudson RCI and Bankers Trust.
10.3*    Pledge Agreement dated as of April 7, 1998 between Holding and Bankers Trust.
10.4*    Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents dated
         April 7, 1998 between Hudson RCI and Chicago Title Insurance Company fbo Bankers Trust.
10.5*    Holding Guarantee Agreement dated as of April 7, 1998 between Holding and Bankers Trust.
10.6*    Indemnity, Subrogation and Contribution Agreement dated as of April 7, 1998 among Hudson
         RCI, Holding and Bankers Trust.
10.7*    Shareholders Agreement dated April 7, 1998 among Holding, The Helen Hudson Lovaas Separate
         Property Trust U/D/T dated July 17, 1997, FS Equity Partners III, L.P. ("FSEP III"), FS Equity
         Partners International, L.P. ("FSEP International"), FS Equity Partners IV, L.P. ("FSEP IV"),
         and Hudson RCI.
10.8*    Stock Subscription Agreement dated April 7, 1998 between Holding and River Acquisition Corp.
10.9*    Employment Agreement dated April 7, 1998 between Hudson RCI and Richard W. Johansen.
10.10*   Employment Agreement dated April 7, 1998 between Hudson RCI and Jay R. Ogram.
10.11*   Employment Agreement dated April 7, 1998 between Hudson RCI and Lougene Williams.
10.12*   Employment Agreement dated April 7, 1998 between Hudson RCI and Brian W. Morgan.
10.13    Form of Amendment No. 1 to Credit Agreement dated as of July 30, 1998 among Hudson RCI, Holding, the lenders party thereto, Salomon Brothers Inc. and Bankers Trust.
12.1*    Statement re Computation of Earnings to Fixed Charges Ratio.
21.1     Subsidiaries of Hudson RCI.
23.1     Consent of Riordan & McKinzie (contained in Exhibit 5.1 and Exhibit 8.1).
23.2     Consent and Report on Schedule of Arthur Andersen LLP.
24.1*    Power of Attorney (included on the signature pages hereof).
25.1*    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
         United States Trust Company of New York.
27.1*    Financial Data Schedule.
99.1*    Form of Letter of Transmittal with respect to the Exchange Offer.


Exhibit
Number                                Description
------                                -----------
   99.2*    Form of Notice of Guaranteed Delivery with respect to the Exchange Offer.



----------------
*  Previously filed

     (b)  FINANCIAL STATEMENT SCHEDULE

     Schedule I - Valuation and Qualifying Accounts and Reserves.

     No other schedules have been included because the information required to be set forth therein is not applicable.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     6. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     7. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Temecula, California, on August 3, 1998.


                                    HUDSON RESPIRATORY CARE INC.

                                    By:  /s/ Jay R. Ogram
                                         -------------------------------------
                                         Jay R. Ogram
                                         Chief Financial Officer and Secretary




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following person in the capacities and on the dates indicated.


      SIGNATURE                                   TITLE                                      DATE

         *                      Chief Executive Officer                              August 3, 1998
-----------------------         and Director (Principal Executive Officer)
 Richard W. Johansen

/s/ Jay R. Ogram                Chief Financial Officer and Secretary                August 3, 1998
-----------------------         (Principal Financial Officer)
    Jay R. Ogram

          *                     Director                                             August 3, 1998
-----------------------
 Helen Hudson Lovaas

          *                     Director                                             August 3, 1998
-----------------------
   Ronald P. Spogli

          *                     Director                                             August 3, 1998
-----------------------
  Charles P. Rullman

          *                     Director                                             August 3, 1998
-----------------------
    Jon D. Ralph

*By: /s/ Jay R. Ogram
    -------------------
     Jay R. Ogram
     Attorney-in-fact


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------



To the Board of Directors of
  Hudson Respiratory Care Inc.:

We have audited in accordance with generally accepted accounting standards, the financial statements of HUDSON RESPIRATORY CARE INC. (a California corporation) and subsidiaries included in this registration statement and have issued our report thereon dated February 27, 1998. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index above is the responsibility of the company's management and is presented for purposes of complying with Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                                             ARTHUR ANDERSEN LLP
Orange County, California
February 27, 1998

                          HUDSON RESPIRATORY CARE INC.
                SCHEDULE I - VALUATION AND QUALIFYING ACCOUNTS

                             (Amounts in thousands)

                            Balance at
                            Beginning of    Charges to               Balance at End
                             Period          Expenses    Write-offs    of Period
                            ------------    ----------   ----------  --------------
Description
-----------

For the Year Ending
December 31, 1997:
-----------------

Allowance for doubtful
  accounts receivable        $    (111)     $   (182)       $   35       $    (258)
                             ==========     =========       ======       ==========

For the Year Ending
December 31, 1996
-----------------

Allowance for doubtful
  accounts receivable        $    (106)     $    (40)       $   35       $    (111)
                             ==========     =========       ======       ==========

For the Year Ending
December 31, 1995:
-----------------

Allowance for doubtful
  accounts receivable        $     (90)     $    (99)       $   83       $    (106)
                             ==========     =========       ======       ==========

                                       S-2